Exhibit 2.1

EXECUTION VERSION

AGREEMENT AND PLAN OF MERGER

by and among

ASSERTIO THERAPEUTICS, INC.,

ALLIGATOR ZEBRA HOLDINGS, INC.,

ZEBRA MERGER SUB, INC.,

ALLIGATOR MERGER SUB, INC.

and

ZYLA LIFE SCIENCES

Dated as of March 16, 2020

i

(Continued)

(Continued)

(Continued)

Exhibits

Exhibit A	Form of Certificate of Incorporation
Exhibit B	Form of Bylaws
Exhibit C	Form of First Supplemental Indenture
Exhibit D	Term Sheet regarding Intercompany Arrangements

INDEX OF DEFINED TERMS

Definition	Location

409A Authorities	4.13(e)
Acceptable Confidentiality Agreement	6.2(a)
Acquisition Proposal	9.3(a)
Action	4.10
Affiliate	9.3(b)
Agreement	Preamble
AJCA	4.13(e)
Alternative Acquisition Agreement	6.2(b)(ii)
Assertio	Preamble
Assertio Adverse Approval Change	9.3(c)
Assertio Common Stock	Recitals
Assertio Designees	Section 1.1(e)
Assertio Disclosure Letter	Article V
Assertio IT Systems	5.19(d)
Assertio Material Adverse Effect	5.1(a)

INDEX OF DEFINED TERMS
(Continued)

Definition	Location

Assertio Options	5.2(a)
Assertio Owned IP	9.3(d)
Assertio Preferred Stock	5.2(a)
Assertio Product	9.3(e)
Assertio Registered IP	5.19(a)
Assertio Reorganization	Recitals
Assertio SEC Documents	5.6(a)
Assertio Stockholder Approval	5.4(a)
Assertio Stockholders Meeting	6.3(a)
Book-Entry Shares	3.3(b)
Business Day	9.3(f)
Certificate of Merger	2.4
Certificates	3.3(b)
Closing	2.3
Closing Date	2.3
COBRA	4.13(c)(vii)
Code	Recitals
Company	Preamble
Company Adverse Recommendation Change	9.3(g)
Company Board Recommendation	4.4(b)
Company Bylaws	4.1(b)
Company Charter	4.1(b)
Company Common Stock	Recitals
Company Credit Agreement	9.3(h)
Company Debt Documents	9.3(i)
Company Designees	Section 1.1(e)
Company Disclosure Letter	Article IV
Company Equity Plan	3.2(a)
Company Expenses	8.3(c)
Company Option	3.2(a)
Company Owned IP	9.3(i)
Company Performance Stock Unit	3.2(c)
Company Preferred Stock	4.2(a)
Company Product	9.3(j)
Company Registered IP	4.20(a)
Company Restricted Stock Unit	3.2(b)
Company SEC Documents	4.6(a)
Company Stock Awards	4.2(b)
Company Stockholder Approval	4.4(a)
Company Stockholders Meeting	6.3(a)
Company Warrant	3.2(d)
Confidentiality Agreement	6.4

v

INDEX OF DEFINED TERMS
(Continued)

Definition	Location

Continuation Period	78
Continuing Employee	78
Contract	4.5(a)
control	9.3(k)
Delaware Secretary of State	2.4
DGCL	Recitals
Dissenting Shares	3.5
Effective Time	2.4
Environmental Law	4.15(b)
ERISA	4.13(a)
Exchange Act	4.5(b)
Exchange Agent	3.3(a)
Exchange Fund	3.3(a)
Exchange Ratio	3.1(a)
Excluded Shares	3.1(c)
FDA	4.12(c)
FDCA	9.3(l)
Form S-4	4.5(b), 4.5(b)
GAAP	4.6(b)
Governmental Entity	4.5(b)
Hazardous Substance	4.15(c)
Health Care Laws	4.12(a)
Indebtedness	9.3(m)
Independent Director	Section 1.1(e)
Intellectual Property	9.3(o)
Intercompany Agreement	80
Intercompany Entity	80
Intervening Event	6.2(i)(iii)
IRS	4.13(a)
IT Systems	4.20(d)
Joint Proxy Statement	4.5(b)
knowledge	9.3(o)
Law	4.5(a)
Liens	3.2(a)
Material Adverse Effect	4.1(a)
Material Contracts	4.17(a)
Measurement Date	4.2(a)
Merger	Recitals
Merger Consideration	3.1(a)
Merger Sub	Preamble
Nasdaq	Section 1.1(e)
Nonqualified Deferred Compensation Plan	4.13(e)

INDEX OF DEFINED TERMS
(Continued)

Definition	Location

Order	9.3(r)
Outside Date	8.1(b)(i)
Parent	Preamble
Parent Common Stock	Recitals
Parent Expenses	8.3(c)
Parent Option	3.2(a)
Parent Plan	79
PBGC	4.13(c)(iv)
Pension Plan	4.13(b)
Permits	4.11
Permitted Liens	9.3(s)
Person	9.3(t)
Personal Information	4.20(e)
Privacy Laws	4.20(e)
Products	4.12(c)
Replacement Warrant	3.2(d)
Representatives	6.2(a)
S-4	6.3(b)
Safety Notices	4.12(g)
Sarbanes-Oxley Act	4.6(a)
SEC	Section 1.1(e)
Securities Act	4.5(b)
Subsidiary	9.3(u)
Superior Proposal	6.2(i)(ii)
Surviving Corporation	2.2
Takeover Laws	4.21
Tax Action	4.16(c)
Tax Return	9.3(v)
Taxes	9.3(u)
Transaction Expenses	9.3(x)
WARN Act	4.14(d)
Willful and Material Breach	9.3(w)

AGREEMENT AND PLAN OF MERGER

AGREEMENT AND PLAN OF MERGER (this “Agreement”), dated as of March 16, 2020, by and among ALLIGATOR ZEBRA HOLDINGS, INC., a Delaware corporation (“Parent”), ASSERTIO THERAPEUTICS, INC., a Delaware corporation (“Assertio”), ZEBRA MERGER SUB, INC., a Delaware corporation (“Merger Sub”), ALLIGATOR MERGER SUB, INC., a Delaware corporation (“Assertio Merger Sub”), and ZYLA LIFE SCIENCES, a Delaware corporation (the “Company”).

RECITALS

WHEREAS, as a condition to the consummation of the Merger (as defined below), (i) Assertio formed Parent, as a wholly-owned subsidiary of Assertio, (ii) Parent formed Assertio Merger Sub as a wholly-owned subsidiary of Parent and (iii) pursuant to Section 251(g) of the General Corporation Law of the State of Delaware (the “DGCL”), Assertio will effectuate a “holding company reorganization” whereby (x) Assertio Merger Sub will merge with and into Assertio, (y) each share of common stock, par value $0.0001 per share, of Assertio (the “Assertio Common Stock”) will be converted into the right to receive one share of common stock, par value $0.0001 per share, of Parent Common Stock, (the “Parent Common Stock”) and (z) Assertio will become a wholly-owned subsidiary of Parent (collectively, the “Assertio Reorganization”);

WHEREAS, the Board of Directors of the Company (the “Company Board”) has: (a) approved this Agreement and the merger of Merger Sub with and into the Company (the “Merger”), with the Company continuing as the Surviving Corporation (as defined below), pursuant to which each share of common stock, par value $0.001 per share, of the Company (the “Company Common Stock”) shall be converted into the right to receive 2.5 shares of Parent Common Stock, upon the terms and subject to the conditions set forth in this Agreement, (b) has deemed it advisable and in the best interests of the Company and its stockholders that the Company engage in the Merger, and (c) resolved, subject to the terms and conditions of this Agreement to recommend adoption of this Agreement by the holders of shares of the Company Common Stock, in each case, in accordance with the DGCL;

WHEREAS, the respective Boards of Directors of Assertio (the “Assertio Board”), Parent (the “Parent Board”) and Merger Sub (the “Merger Sub Board”) have each: (a) deemed it advisable and in the best interests of Assertio, Parent and Merger Sub, as applicable, and their respective stockholders, to enter into this Agreement, (b) approved the Merger, and, in the case of the Assertio Board and the Parent Board, the Parent Stock Issuance (as defined below), and (c) in the case of the Merger Sub Board, resolved, subject to the terms and conditions of this Agreement, to recommend adoption of this Agreement by Parent, in its capacity as the sole stockholder of Merger Sub, in each case, in accordance with the DGCL;

WHEREAS, the Assertio Board has resolved to recommend that the holders of shares of Assertio Common Stock approve the issuance, on the terms and subject to the conditions set forth in this Agreement, of the shares of Parent Common Stock to be issued in the Merger, and such other shares of Parent Common Stock to be reserved for issuance in connection with the Merger (collectively, the “Parent Stock Issuance”);

WHEREAS, concurrently with the execution and delivery of this Agreement, and as a condition to the willingness of Parent and Assertio to enter into this Agreement, certain stockholders of the Company are delivering voting and support agreements to Parent and Assertio pursuant to which such stockholders have agreed to vote the shares of Company Common Stock owned by such stockholders in favor of, and to support, the Merger;

WHEREAS, it is proposed that, following the consummation of the Assertio Reorganization and Merger, Assertio may be merged with and into a Delaware limited liability company and a direct wholly-owned Subsidiary of Parent (the “Assertio LLC”), with the Assertio LLC surviving such merger (the “Assertio LLC Merger”) and the Company may be merged with and into a Delaware limited liability company and a direct wholly-owned Subsidiary of Parent (the “Company LLC”), with the Company LLC surviving such merger (the “Company LLC Merger”);

WHEREAS, for United States federal income tax purposes, it is intended that either (i) each of the Assertio Reorganization (together with Assertio Merger LLC, if any) and the Merger (together with the Company LLC Merger, if any) will qualify as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”) or (ii) such transactions taken together will qualify as a transaction governed Section 351 of the Code; and that this Agreement is intended to be, and is hereby adopted as, a “plan of reorganization” for purposes of Sections 354, 361 and 368 of the Code and within the meaning of Treasury Regulations Section 1.368-2(g); and

WHEREAS, Parent, Assertio, Merger Sub and the Company each desire to make certain representations, warranties, covenants and agreements in connection with the Merger and also to prescribe certain conditions to the Merger as specified herein.

AGREEMENT

NOW, THEREFORE, in consideration of the premises, and of the representations, warranties, covenants and agreements contained herein, and intending to be legally bound hereby, Parent, Assertio, Merger Sub and the Company hereby agree as follows:

Article I
CERTAIN GOVERNANCE MATTERS

Section 1.1     Parent Matters.

(a)            Name and Trading Symbol. Assertio shall (i) effect the Assertio Reorganization prior to the Closing in accordance with Section 251(g) of the DGCL and (ii) cause the ticker symbol of Parent on Nasdaq to be the ticker symbol of “ASRT” prior to the Closing.

(b)            Headquarters. Following the Effective Time, the headquarters of Parent shall be the headquarters of Assertio as of immediately prior to the Effective Time in Lake Forest, Illinois (which shall also be the location of the principal executive offices of the Surviving Corporation).

(c)            Parent Certification of Incorporation. Pursuant to the Assertio Reorganization and prior to the Effective Time, the Certificate of Incorporation of Parent shall be amended so that it reads in its entirety as set forth in Exhibit A hereto, and, as so amended, shall be the Certificate of Incorporation of Parent until thereafter amended in accordance with its terms and as provided by applicable Law.

(d)            Parent Bylaws. Pursuant to the Assertio Reorganization and prior to the Effective Time, the Bylaws of Parent shall be amended so that they read in their entirety as set forth in Exhibit B hereto, and, as so amended, shall be the Bylaws of Parent until thereafter amended in accordance with their terms and as provided by applicable Law (the “Amended Parent Bylaws”).

(e)            Parent Board of Directors. The parties shall take all action necessary (including, to the extent necessary, procuring the resignation or removal of any directors on the Parent Board immediately prior to the Effective Time) so that, as of the Effective Time, the number of directors that comprise the full Parent Board shall be nine (9), and the Parent Board shall upon the Effective Time initially consist of:

(i)            the President and Chief Executive Officer of Assertio as of immediately prior to the Effective Time (who the parties shall propose to be the non-executive Chairman of the Board of Directors of Parent as of immediately after the Effective Time, subject to such individual’s election as Chairman pursuant to Section 1.1(g));

(ii)            five (5) directors, designated by the Board of Directors of Assertio (the “Assertio Designees”); provided, that (A) each such designee shall be a member of the incumbent Assertio Board as of the date of this Agreement or such other designee as may be mutually agreed by Assertio and the Company and (B) not less than four (4) out of five (5) such designees must qualify as an “independent director” under the listing standards of the Nasdaq Stock Market, LLC (“Nasdaq”) and the applicable rules of the Securities and Exchange Commission (the “SEC”) (“Independent Director”), it being understood that such five (5) individuals are in addition to the President and Chief Executive Officer of Assertio designated under clause (i);

(iii)            the President and Chief Executive Officer of the Company as of immediately prior to the Effective Time; and

(iv)            two (2) directors, designated by the Company Board (the “Company Designees”); provided, that (A) each such designee shall be reasonably acceptable to Assertio, and (B) such designee must qualify as an Independent Director (one of whom the parties shall propose to be designated as the “lead independent director” of the Board of Directors of Parent (the “Lead Independent Director”) as of immediately after the Effective Time, subject to such individual’s election as Lead Independent Director pursuant to Section 1.1(g)).

(f)            Replacement of Designees. In the event that prior to the Effective Time: (i) any Assertio Designee is unable or unwilling to serve on the Board of Directors of Parent, Assertio shall select a replacement for such individual to serve in such person’s place; or (ii) any Company Designee is unable or unwilling to serve on the Board of Directors of Parent, the Company shall select a replacement for such individual to serve in such person’s place; provided, that (A) each such designee shall be reasonably acceptable to Assertio and, other than with respect to a replacement Assertio Designee that is a member of the incumbent Assertio Board as of the date of this Agreement, the Company, and (B) such designee must qualify as an “independent director” under the Nasdaq listing standards and the applicable rules of the SEC. The parties shall take all action necessary to ensure that any such replacement designee is duly qualified and appointed as a director of the Board of Directors of Parent as of the Effective Time. Any such replacement designee shall also be deemed to be an Assertio Designee or a Company Designee, as applicable.

(g)            Chairman and Lead Independent Director. Immediately following the Effective Time and in accordance with Section 1.1(e)(i) above, the non-executive Chairman of the Board of Directors and the Lead Independent Director of Parent shall be elected by those members of the Board of Directors of Parent who qualify as “independent directors” under the listing standards of Nasdaq and the applicable rules of the SEC from such group of directors. Following the Effective Time, the Parent Board shall memorialize the duties and responsibilities of the Lead Independent Director, which shall include as of the Effective Time, serving as liaison between the Chairman and the Independent Directors; reviewing information sent to the Parent Board; reviewing meeting agendas for the Parent Board; ensuring that meeting schedules provide sufficient time for discussion of all agenda items; and having the authority to call meetings of the Board of Directors, including executive sessions of the Independent Directors.

(h)            Parent Officers. The President and Chief Executive Officer of the Company as of immediately prior to the Effective Time shall be the President and Chief Executive Officer of Parent as of immediately after the Effective Time, with the role and responsibilities set forth in the Amended Parent Bylaws, as such bylaws may thereafter be amended in accordance with applicable Law. The Senior Vice President and Chief Financial Officer of Assertio as of immediately prior to the Effective Time shall be the Senior Vice President and Chief Financial Officer of Parent as of immediately after the Effective Time.

Section 1.2     Surviving Corporation Matters.

(a)            Surviving Corporation Certificate of Incorporation. At the Effective Time, the Certificate of Incorporation of the Surviving Corporation shall be amended to read in its entirety as the Certificate of Incorporation of Merger Sub (except that references to the name of Merger Sub shall be replaced by references to the name of the Surviving Corporation), until thereafter amended in accordance with applicable Law.

(b)            Surviving Corporation Bylaws. At the Effective Time, the Bylaws of the Surviving Corporation shall be amended to read in their entirety as the Bylaws of Merger Sub (except that references to the name of Merger Sub shall be replaced by references to the name of the Surviving Corporation), until thereafter amended in accordance with applicable Law.

(c)            Surviving Corporation Directors. The directors of Merger Sub immediately prior to the Effective Time shall be the directors of the Surviving Corporation until the earlier of their resignation or removal or until their respective successors are duly elected and qualified.

(d)            Surviving Corporation Officers. The officers of Merger Sub immediately prior to the Effective Time shall be the officers of the Surviving Corporation until the earlier of their resignation or removal or until their respective successors are duly elected and qualified.

Article II
THE MERGER

Section 2.1     Formation of Parent and Merger Sub. Assertio has caused each of Parent and Merger Sub to be organized under the laws of the State of Delaware.

Section 2.2     The Merger. Upon the terms and subject to the conditions set forth in this Agreement and in accordance with the DGCL, at the Effective Time, Merger Sub shall be merged with and into the Company. Following the Merger, the separate corporate existence of Merger Sub shall cease, and the Company shall continue as the surviving corporation in the Merger (the “Surviving Corporation”) and a wholly-owned subsidiary of Parent.

Section 2.3     Closing. The closing of the Merger (the “Closing”) shall take place at 10:00 a.m., Central time, on the second Business Day following the satisfaction or, to the extent permitted by applicable Law, waiver of the conditions set forth in Article VI (other than those conditions that by their terms are to be satisfied at the Closing, but subject to the satisfaction or, to the extent permitted by applicable Law, waiver of those conditions), at the offices of Gibson, Dunn & Crutcher LLP, 555 Mission Street, San Francisco, CA, 94105-0921 (or remotely by electronic exchange of documents), unless another date, time or place is agreed to in writing by Parent and the Company. The date on which the Closing occurs is referred to in this Agreement as the “Closing Date.”

Section 2.4     Effective Time. Upon the terms and subject to the provisions of this Agreement, as soon as practicable on the Closing Date, the parties shall file a certificate of merger (the “Certificate of Merger”) with the Secretary of State of the State of Delaware (the “Delaware Secretary of State”), executed in accordance with the relevant provisions of the DGCL. The Merger shall become effective at such time as the Certificate of Merger is duly filed with the Delaware Secretary of State or at such other time as Parent and the Company shall agree in writing and shall specify in the Certificate of Merger (the time the Merger becomes effective being the “Effective Time”).

Section 2.5     Effects of the Merger. The Merger shall have the effects set forth in this Agreement and in the relevant provisions of the DGCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the property, rights, privileges, powers and franchises of the Company and Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities and duties of the Company and Merger Sub shall become the debts, liabilities and duties of the Surviving Corporation.

Article III
EFFECT ON THE CAPITAL STOCK OF THE CONSTITUENT CORPORATIONS; EXCHANGE OF CERTIFICATES

Section 3.1     Conversion of Capital Stock. At the Effective Time, by virtue of the Merger and without any action on the part of Parent, Assertio, Merger Sub, the Company or the holders of any shares of capital stock of the Parent, Assertio, Merger Sub or the Company:

(a)            Subject to Section 3.3(f), each share of Company Common Stock issued and outstanding immediately prior to the Effective Time (other than any Excluded Shares or Dissenting Shares) shall thereupon be converted into and become exchangeable for 2.5 shares (the “Exchange Ratio”) of Parent Common Stock (the “Merger Consideration”). As of the Effective Time, all such shares of Company Common Stock shall no longer be outstanding and shall automatically be cancelled and shall cease to exist, and shall thereafter only represent the right to receive the Merger Consideration, any dividends or other distributions payable pursuant to Section 3.3(d) and any cash in lieu of fractional shares of Parent Common Stock payable pursuant to Section 3.3(f), in each case to be issued or paid in accordance with Section 3.3, without interest.

(b)            At the Effective Time, each share of Parent Common Stock issued and outstanding immediately prior to the Effective Time shall remain outstanding. Immediately following the Effective Time, shares of Parent Common Stock, if any, owned by the Surviving Corporation shall be surrendered to Parent without payment therefor.

(c)            Each share of Company Common Stock held in the treasury of the Company or owned, directly or indirectly, by Parent or Merger Sub immediately prior to the Effective Time (collectively, “Excluded Shares”) shall automatically be cancelled and shall cease to exist, and no consideration shall be delivered in exchange therefor.

(d)            Each share of common stock, par value $0.0001 per share, of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into and become one validly issued, fully paid and non-assessable share of common stock, par value $0.0001 per share, of the Surviving Corporation.

(e)            The Exchange Ratio shall be adjusted to reflect fully the appropriate effect of any stock split, split-up, reverse stock split, stock dividend or distribution of securities convertible into Assertio Common Stock, Company Common Stock or Parent Common Stock, reorganization, recapitalization, reclassification or other like change with respect to the Assertio Common Stock, Company Common Stock or Parent Common Stock having a record date occurring on or after the date of this Agreement and prior to the Effective Time; provided, that nothing in this Section 3.1(e) shall be construed to permit the Company to take any action with respect to its securities that is prohibited by the terms of this Agreement.

Section 3.2     Treatment of Options and Other Equity-Based Awards and Warrants.

(a)            At the Effective Time, each outstanding option (each, a “Company Option”) to purchase shares of Company Common Stock granted under the Amended and Restated 2019 Stock-Based Incentive Compensation Plan (amended and restated effective as March 4, 2020) (the “Company Equity Plans”), whether vested or unvested, that is outstanding immediately prior to the Effective Time shall, at the Effective Time, cease to represent a right to acquire shares of Company Common Stock and shall be converted, at the Effective Time, into an option to purchase shares of Parent Common Stock (a “Parent Option”), on the same terms and conditions (including any vesting or forfeiture provisions or repurchase rights, but taking into account any acceleration thereof provided for in the relevant Company Equity Plan or in the related award document by reason of the transactions contemplated hereby) as were applicable to such Company Option as of immediately prior to the Effective Time. The number of shares of Parent Common Stock subject to each such Parent Option shall be equal to (i) the number of shares of Company Common Stock subject to the corresponding Company Option immediately prior to the Effective Time multiplied by (ii) the Exchange Ratio, rounded, if necessary, to the nearest whole share of Parent Common Stock, and such Parent Option shall have an exercise price per share (rounded to the nearest whole cent) equal to (A) the exercise price per share of Company Common Stock otherwise purchasable pursuant to the corresponding Company Option divided by (B) the Exchange Ratio; provided, that in the case of any Company Option to which Section 421 of the Code applies as of the Effective Time (taking into account the effect of any accelerated vesting thereof, if applicable) by reason of its qualification under Section 422 of the Code, the exercise price, the number of shares of Parent Common Stock subject to such option and the terms and conditions of exercise of such option shall be determined in a manner consistent with the requirements of Section 424(a) of the Code; provided further, that in the case of any Company Option to which Section 409A of the Code applies as of the Effective Time, the exercise price, the number of shares of Parent Common Stock subject to such option and the terms and conditions of exercise of such option shall be determined in a manner consistent with the requirements of Section 409A of the Code in order to avoid the imposition of any additional taxes thereunder.

(b)            At the Effective Time, each outstanding time-based restricted stock unit (each a “Company Restricted Stock Unit”) granted under the Company Equity Plan, whether or not then vested, shall be cancelled and, in exchange therefor, Parent shall deliver to each former holder of any such cancelled Company Restricted Stock Unit a number of shares of fully vested Parent Common Stock (rounded to the nearest whole number) equal to the product of (i) the Exchange Ratio, and (ii) the number of shares of Company Common Stock covered by such Company Restricted Stock Unit, subject to reduction for any Taxes withheld pursuant to Section 3.4.

(c)            At the Effective Time, each outstanding performance-based restricted stock unit (each a “Company Performance Stock Unit”) granted under the Company Equity Plan shall be cancelled and, in exchange therefor, Parent shall deliver to each former holder of each award of Company Performance Stock Units a number of shares of fully vested Parent Common Stock (rounded to the nearest whole number) equal to the product of (i) the Exchange Ratio and (ii) the number of shares of Company Common Stock covered by such Company Performance Stock Unit, subject to reduction for any Taxes withheld pursuant to Section 3.4.

(d)            At the Effective Time, and in accordance with the terms of each warrant to purchase shares of Company Common Stock described in Section 4.2(a)(v) of this Agreement (each a “Company Warrant”) that is issued and outstanding immediately prior to the Effective Time, unless otherwise elected by the holder of any such Company Warrant, Parent shall issue a replacement warrant (a “Replacement Warrant”) that complies with and satisfies the applicable terms and conditions of the applicable warrant agreement between the Company and the holder of the Company Warrant (including as to limitations of beneficial ownership under the warrant agreement) providing that such Replacement Warrant shall be exercisable for a number of shares of Parent Common Stock equal to the product (rounded to the nearest whole number) of (i) the number of shares of Company Common Stock that would have been issuable upon exercise of the Company Warrant and (ii) the Exchange Ratio, at an exercise price of $0.0004 per share of Parent Common Stock.

(e)            Prior to the Effective Time, the Company shall take all action necessary for the adjustment of the Company Options and acceleration and vesting of the Company Restricted Stock Units and Company Performance Stock Units under this Section 3.2. The Company shall ensure that, as of the Effective Time, no holder of a Company Option, Company Restricted Stock Unit or Company Performance Stock Unit (or former holder of any such equity awards) or a participant in the Company Equity Plan shall have any rights thereunder to acquire, or other rights in respect of, the capital stock of the Company, the Surviving Corporation or any of their Subsidiaries, or any other equity interest therein (including “phantom” stock or stock appreciation rights).

(f)            Parent shall reserve for issuance a number of shares of Parent Common Stock at least equal to the number of shares of Parent Common Stock that will be subject to Parent Options and will be issued to former holders of Company Restricted Stock Units and Company Performance Stock Units as a result of the actions contemplated by this Section 3.2. As soon as practicable following the Effective Time, Parent shall file a registration statement on Form S-8 (or any successor form, or if Form S-8 is not available, other appropriate forms) with respect to the shares of Parent Common Stock subject to the Parent Options and shall use its reasonable best efforts to maintain the effectiveness of such registration statement or registration statements (and maintain the current status of the prospectus or prospectuses contained therein) for so long as the Parent Options remain outstanding and are required to be registered.

Section 3.3     Exchange and Payment.

(a)            Promptly after the Effective Time, Parent shall deposit (or cause to be deposited) with a bank or trust company designated by Parent (the “Exchange Agent”), in trust for the benefit of holders of shares of Company Common Stock immediately prior to the Effective Time (other than holders to the extent they hold Excluded Shares or Dissenting Shares), book-entry shares (or certificates if requested) representing the shares of Parent Common Stock issuable pursuant to Section 3.1(a). In addition, Parent shall make available by depositing with the Exchange Agent, as necessary from time to time after the Effective Time, any dividends or distributions payable pursuant to Section 3.3(d) and any cash in lieu of fractional shares of Parent Common Stock payable pursuant to Section 3.3(f). All certificates representing shares of Parent Common Stock, dividends, distributions and cash deposited with the Exchange Agent are hereinafter referred to as the “Exchange Fund.”

(b)            As soon as reasonably practicable after the Effective Time, the Surviving Corporation shall cause the Exchange Agent to mail to each holder of record of a certificate (“Certificates”) that immediately prior to the Effective Time represented outstanding shares of Company Common Stock that were converted into the right to receive the Merger Consideration, any dividends or distributions payable pursuant to Section 3.3(d) and any cash in lieu of fractional shares of Parent Common Stock payable pursuant to Section 3.3(f), (i) a form of letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates held by such Person shall pass, only upon proper delivery of the Certificates to the Exchange Agent, and which letter shall be in customary form and contain such other provisions as Parent or the Exchange Agent may reasonably specify) and (ii) instructions for use in effecting the surrender of such Certificates in exchange for the Merger Consideration, any dividends or other distributions payable pursuant to Section 3.3(d) and any cash in lieu of fractional shares of Parent Common Stock payable pursuant to Section 3.3(f). Upon surrender of a Certificate to the Exchange Agent, together with such letter of transmittal, duly completed and validly executed in accordance with the instructions thereto, and such other documents as the Exchange Agent may reasonably require, the holder of such Certificate shall be entitled to receive in exchange for the shares of Company Common Stock formerly represented by such Certificate (other than Excluded Shares or Dissenting Shares) (A) that number of whole shares of Parent Common Stock (after taking into account all shares of Company Common Stock then held by such holder under all Certificates so surrendered) to which such holder of Company Common Stock shall have become entitled pursuant to Section 3.1(a) (which shall be in uncertificated book-entry form unless a physical certificate is requested), (B) any dividends or other distributions payable pursuant to Section 3.3(d) and (C) any cash in lieu of fractional shares of Parent Common Stock payable pursuant to Section 3.3(f), and the Certificate so surrendered shall forthwith be cancelled. Promptly after the Effective Time and in any event not later than the third Business Day thereafter, the Surviving Corporation shall cause the Exchange Agent to issue and send to each holder of uncertificated shares of Company Common Stock represented by book entry (“Book-Entry Shares”), other than with respect to Excluded Shares or Dissenting Shares, (1) that number of whole shares of Parent Common Stock to which such holder of Book-Entry Shares shall have become entitled pursuant to the provisions of Section 3.1(a) (which shall be in book-entry form unless a physical certificate is requested), (2) any dividends or other distributions payable pursuant to Section 3.3(d) and (3) any cash in lieu of fractional shares of Parent Common Stock payable pursuant to Section 3.3(f), without such holder being required to deliver a Certificate or an executed letter of transmittal to the Exchange Agent, and such Book-Entry Shares shall then be cancelled. No interest will be paid or accrued on any unpaid dividends and distributions or cash in lieu of fractional shares, if any, payable to holders of Certificates or Book-Entry Shares. Until surrendered as contemplated by this Section 3.3, each Certificate or Book-Entry Share shall be deemed after the Effective Time to represent only the right to receive the Merger Consideration payable in respect thereof, any dividends or other distributions payable pursuant to Section 3.3(d) and any cash in lieu of fractional shares of Parent Common Stock payable pursuant to Section 3.3(f).

(c)            If payment of the Merger Consideration is to be made to a Person other than the Person in whose name the surrendered Certificate or Book-Entry Share is registered, it shall be a condition of payment that such Certificate so surrendered shall be properly endorsed or shall be otherwise in proper form for transfer or such Book-Entry Share shall be properly transferred and that the Person requesting such payment shall have paid any transfer and other Taxes required by reason of the payment of the Merger Consideration to a Person other than the registered holder of such Certificate or Book-Entry Share or shall have established to the satisfaction of Parent that such tax is not applicable.

(d)            (i)            No dividends or other distributions with respect to Parent Common Stock with a record date after the Effective Time shall be paid to the holder of any unsurrendered Certificate with respect to the shares of Parent Common Stock that the holder thereof has the right to receive upon the surrender thereof, and no cash payment in lieu of fractional shares of Parent Common Stock shall be paid to any such holder pursuant to Section 3.3(f), in each case until the holder thereof shall surrender such Certificate in accordance with this Article III. Following the surrender of a Certificate in accordance with this Article III, there shall be paid to the record holder thereof, without interest, (A) promptly after such surrender, the amount of any dividends or other distributions with a record date after the Effective Time theretofore paid with respect to such whole shares of Parent Common Stock and the amount of any cash payable in lieu of a fractional share of Parent Common Stock to which such holder is entitled pursuant to Section 3.3(f) and (B) at the appropriate payment date, the amount of dividends or other distributions with a record date after the Effective Time but prior to such surrender and a payment date subsequent to such surrender payable with respect to such whole shares of Parent Common Stock.

(ii)            Notwithstanding anything in the foregoing to the contrary, holders of Book-Entry Shares who are entitled to receive shares of Parent Common Stock under this Article III shall be paid (A) at the time of payment of such Parent Common Stock by the Exchange Agent under Section 3.3(b), the amount of dividends or other distributions with a record date after the Effective Time theretofore paid with respect to such whole shares of Parent Common Stock, and the amount of any cash payable in lieu of a fractional share of Parent Common Stock to which such holder is entitled pursuant to Section 3.3(f) and (B) at the appropriate payment date, the amount of dividends or other distributions with a record date after the Effective Time but prior to the time of such payment by the Exchange Agent under Section 3.3(b) and a payment date subsequent to the time of such payment by the Exchange Agent under Section 3.3(b) payable with respect to such whole shares of Parent Common Stock.

(e)            The Merger Consideration, any dividends or other distributions payable pursuant to Section 3.3(d) and any cash in lieu of fractional shares of Parent Common Stock payable pursuant to Section 3.3(f) issued and paid upon the surrender for exchange of Certificates or Book-Entry Shares in accordance with the terms of this Article III shall be deemed to have been issued and paid in full satisfaction of all rights pertaining to the shares of Company Common Stock formerly represented by such Certificates or Book-Entry Shares. At the Effective Time, the stock transfer books of the Company shall be closed and there shall be no further registration of transfers of the shares of Company Common Stock that were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates are presented to the Surviving Corporation or the Exchange Agent for transfer or transfer is sought for Book-Entry Shares, such Certificates or Book-Entry Shares shall be cancelled and exchanged as provided in this Article III.

(f)            Notwithstanding anything to the contrary contained herein, no certificates or scrip representing fractional shares of Parent Common Stock shall be issued upon the surrender for exchange of Certificates or Book-Entry Shares, no dividends or other distributions with respect to the Parent Common Stock shall be payable on or with respect to any fractional share, and such fractional share interests shall not entitle the owner thereof to vote or to any other rights of a stockholder of Parent. In lieu of the issuance of any such fractional share, Parent shall pay to each former stockholder of the Company who otherwise would be entitled to receive a fractional share of Parent Common Stock an amount in cash (without interest) determined by multiplying (i) the fraction of a share of Parent Common Stock which such holder would otherwise be entitled to receive (taking into account all shares of Company Common Stock held at the Effective Time by such holder and rounded to the nearest thousandth when expressed in decimal form) pursuant to Section 3.1(a) by (ii) the volume weighted average price as of the close of trading of each share of Assertio Common Stock traded on Nasdaq for the ten (10) consecutive trading days ending at the close of business ending on the third (3rd) trading day prior to the Closing Date.

(g)            Any portion of the Exchange Fund that remains undistributed to the holders of Certificates or Book-Entry Shares six (6) months after the Effective Time shall be delivered to the Surviving Corporation, upon demand, and any remaining holders of Certificates or Book-Entry Shares (except to the extent representing Excluded Shares or Dissenting Shares) shall thereafter look only to the Surviving Corporation, as general creditors thereof, for payment of the Merger Consideration, any unpaid dividends or other distributions payable pursuant to Section 3.3(d) and any cash in lieu of fractional shares of Parent Common Stock payable pursuant to Section 3.3(f) (subject to abandoned property, escheat or other similar laws), without interest.

(h)            None of Parent, the Surviving Corporation, the Exchange Agent or any other Person shall be liable to any Person in respect of shares of Parent Common Stock, dividends or other distributions with respect thereto or cash in lieu of fractional shares of Parent Common Stock properly delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law. If any Certificates or Book-Entry Shares shall not have been exchanged prior to two years after the Effective Time (or immediately prior to such earlier date on which the related Merger Consideration (and all dividends or other distributions with respect to shares of Parent Common Stock and any cash in lieu of fractional shares of Parent Common Stock pursuant to this Article III) would otherwise escheat to or become the property of any Governmental Entity), any such Merger Consideration (and such dividends, distributions and cash) in respect thereof shall, to the extent permitted by applicable Law, become the property of the Surviving Corporation, free and clear of all claims or interest of any Person previously entitled thereto.

(i)              The Exchange Agent shall invest any cash included in the Exchange Fund as directed by Parent on a daily basis. Any interest and other income resulting from such investments shall be paid to Parent.

(j)            If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit, in form and substance reasonably acceptable to Parent, of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by Parent or the Exchange Agent, the posting by such Person of a bond in such amount as Parent or the Exchange Agent may determine is reasonably necessary as indemnity against any claim that may be made against it or the Surviving Corporation with respect to such Certificate, the Exchange Agent will deliver in exchange for such lost, stolen or destroyed Certificate the Merger Consideration payable in respect thereof, any dividends or other distributions payable pursuant to Section 3.3(d) and any cash in lieu of fractional shares of Parent Common Stock payable pursuant to Section 3.3(f).

Section 3.4     Withholding Rights. Parent, Merger Sub, the Surviving Corporation and the Exchange Agent shall each be entitled to deduct and withhold, or cause to be deducted and withheld, from the consideration otherwise payable to any holder of shares of Company Common Stock or otherwise pursuant to this Agreement such amounts as Parent, Merger Sub, the Surviving Corporation or the Exchange Agent determines it is required to deduct and withhold under the Code, or any provision of state, local or foreign tax Law. To the extent that amounts are so deducted and withheld and paid over to the appropriate Governmental Entity, such amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of whom such deduction and withholding was made. For the avoidance of doubt, Parent shall reduce the number of shares of Parent Common Stock issuable to each recipient under Section 3.2 by the number of shares of Parent common Stock having a fair market value on the Closing Date equal to the amount of taxes required to be withheld with respect to the issuance of such shares to the recipient (as determined by Parent, Merger Sub, the Surviving Corporation, or Exchange Agent). For this purpose “fair market value” shall mean the closing price of the Parent Common Stock on the Nasdaq on the date immediately prior to the Closing Date.

Section 3.5     Dissenters Rights. Notwithstanding anything in this Agreement to the contrary, each share of the Company Common Stock (other than Excluded Shares) outstanding immediately prior to the Effective Time and held by a holder who is entitled to demand and has properly demanded appraisal for such shares of the Company Common Stock in accordance with Section 262 of the DGCL (“Dissenting Shares”), shall not be converted into or be exchangeable for the right to receive a portion of the Merger Consideration unless and until such holder fails to perfect or withdraws or otherwise loses such holder’s right to appraisal and payment under the DGCL. If, after the Effective Time, any such holder fails to perfect or withdraws or loses such holder’s right to appraisal, such Dissenting Shares shall thereupon be treated as if they had been converted as of the Effective Time into the right to receive the portion of the Merger Consideration, if any, to which such holder is entitled pursuant to Section 3.1(a), without interest. The Company shall give Assertio (a) prompt notice of any demands received by the Company for appraisal of any shares of the Company Common Stock issued and outstanding immediately prior to the Effective Time, attempted written withdrawals of such demands, and any other instruments served pursuant to the DGCL and received by the Company relating to stockholders’ rights to appraisal with respect to the Merger and (b) the opportunity to direct all negotiations and proceedings with respect to any exercise of such appraisal rights under the DGCL. The Company shall not, except with the prior written consent of Assertio, voluntarily make any payment with respect to any demands for payment of fair value for capital stock of the Company, offer to settle or settle any such demands or approve any withdrawal of any such demands.

Article IV
REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except (a) as disclosed in the Company SEC Documents at least three (3) Business Days prior to the date of this Agreement and that is reasonably apparent on the face of such disclosure to be applicable to the representation and warranty set forth herein (other than any disclosures contained or referenced therein under the captions “Risk Factors,” “Forward-Looking Statements,” “Quantitative and Qualitative Disclosures About Market Risk,” and any other disclosures contained or referenced therein of information, factors, or risks that are predictive, cautionary, or forward-looking in nature); or (b) as set forth in the corresponding section or subsection of the disclosure letter delivered by the Company to Assertio immediately prior to the execution of this Agreement (the “Company Disclosure Letter”) (it being agreed that the disclosure of any information in a particular section or subsection of the Company Disclosure Letter shall be deemed disclosure of such information with respect to any other section or subsection of this Agreement to which the relevance of such information is readily apparent on its face), the Company represents and warrants to Parent, Assertio and Merger Sub as follows:

Section 4.1     Organization, Standing and Power.

(a)             The Company (i) is an entity duly organized, validly existing and in good standing under the Laws of the jurisdiction of its organization, (ii) has all requisite corporate or similar power and authority to own, lease and operate its properties and to carry on its business as now being conducted and (iii) is duly qualified or licensed to do business and is in good standing (to the extent that the concept of “good standing” is applicable in the case of any jurisdiction outside the United States) in each jurisdiction in which the nature of its business or the ownership, leasing or operation of its properties makes such qualification or licensing necessary, except in the case of clause (iii), where the failure to be so qualified or licensed or in good standing, individually or in the aggregate, has not had and would not reasonably be expected to have a Company Material Adverse Effect. For purposes of this Agreement, “Company Material Adverse Effect” means (x) any event, change, circumstance, occurrence, effect or state of facts that (A) is or would reasonably be expected to be, individually or in the aggregate, materially adverse to the business, assets, condition (financial or otherwise), or results of operations of the Company and its Subsidiaries, taken as a whole or (B) materially impairs the ability of the Company to consummate the Merger or any of the other transactions contemplated by this Agreement; provided, however, that in the case of clause (A) only, Company Material Adverse Effect shall not include any event, change, circumstance, occurrence, effect or state of facts to the extent resulting from (1) changes or conditions generally affecting the industries in which the Company and its Subsidiaries operate, or the economy or the financial, debt, banking, capital, credit or securities markets, in the United States, including effects on such industries, economy or markets resulting from any regulatory and political conditions or developments in general, (2) the outbreak or escalation of war or acts of terrorism or any natural disasters, acts of God or comparable events, epidemic, pandemic or disease outbreak (including the COVID-19 virus), (3) changes in applicable Law or GAAP, or the interpretation or enforcement thereof after the date of this Agreement, (4) the public announcement of this Agreement or the pendency of this Agreement, (5) any failure, in and of itself, by the Company to meet any internal or published projections, forecasts, estimates, or predictions in respect of revenues, earnings, or other financial or operating metrics for any period (it being understood that the facts or occurrences giving rise to or contributing to such failure may be deemed to constitute, or be taken into account in determining whether there has been or would reasonably be expected to become, a Company Material Adverse Effect, to the extent permitted by this definition and not otherwise excepted by a clause of this proviso); (6) any change, in and of itself, in the market price or trading volume of the Company’s securities or in its credit ratings (it being understood that the facts or occurrences giving rise to or contributing to such change may be deemed to constitute, or be taken into account in determining whether there has been or would reasonably be expected to become, a Company Material Adverse Effect, to the extent permitted by this definition and not otherwise excepted by a clause of this proviso); or (7) any specific action taken (or omitted to be taken) by the Company or any of its Subsidiaries at or with the express written direction or written consent of Parent or Assertio; provided, that, with respect to clauses (1), (2) and (3), the impact of such event, change, circumstance, occurrence, effect or state of facts is not disproportionately adverse to the Company and its Subsidiaries, taken as a whole, as compared to other participants in the industries in which the Company and its Subsidiaries operate.

(b)            The Company has previously made available to Assertio true and complete copies of the Company’s Certificate of Incorporation (the “Company Charter”) and Bylaws (the “Company Bylaws”) and the Certificate of Incorporation and Bylaws (or comparable organizational documents) of each of its Subsidiaries, in each case as amended to the date of this Agreement, and each as so delivered is in full force and effect. The Company is not in violation of any provision of the Company Charter or Company Bylaws. Except with respect to the extent relating to the transactions contemplated by this Agreement or in draft form and except as may be redacted to preserve an privilege (including attorney-client privilege), the Company has made available to Assertio true and complete copies of the minutes of all meetings of the Company’s stockholders, the Company Board and each committee of the Company Board held since January 1, 2018 through the date of this Agreement.

Section 4.2     Capital Stock.

(a)            The authorized capital stock of the Company consists of 100,000,000 shares of Company Common Stock and 5,000,000 shares of preferred stock, par value $0.001 per share (the “Company Preferred Stock”). As of the close of business on March 13, 2020 (the “Measurement Date”), (i) 9,522,096 shares of Company Common Stock (excluding treasury shares) were issued and outstanding, (ii) zero shares of Company Common Stock were held by the Company in its treasury, (iii) zero shares of Company Preferred Stock were issued and outstanding and no shares of Company Preferred Stock were held by the Company in its treasury, (iv) 3,450,000 shares of Company Common Stock were reserved for issuance pursuant to the Company Equity Plans (of which (A) 2,108,950 shares were subject to outstanding Company Options, (B) 902,800 shares were subject to outstanding Company Restricted Stock Units; and (C) 64,350 shares were subject to outstanding Company Performance Stock Units (assuming maximum achievement of the 2019 Corporate Goals)) and (v) 4,972,365 shares of Company Common Stock were reserved for issuance upon exercise of the Company Warrants. All outstanding shares of capital stock of the Company are, and all shares reserved for issuance will be, when issued, duly authorized, validly issued, fully paid and nonassessable and not subject to any preemptive rights. No shares of capital stock of the Company are owned by any Subsidiary of the Company. All outstanding shares of capital stock and other voting securities or equity interests of each Subsidiary of the Company have been duly authorized and validly issued, are fully paid, nonassessable and not subject to any preemptive rights. Neither the Company nor any of its Subsidiaries has outstanding any bonds, debentures, notes or other obligations having the right to vote (or convertible into, or exchangeable or exercisable for, securities having the right to vote) with the stockholders of the Company or such Subsidiary on any matter. Except as set forth above in this Section 4.2(a) and except for changes since the close of business on the Measurement Date resulting from the exercise of Company Options described in Section 4.2(b) or settlement of Company Restricted Stock Units or Company Performance Stock Units, there are no outstanding (A) shares of capital stock or other voting securities or equity interests of the Company, (B) securities of the Company or any of its Subsidiaries convertible into or exchangeable or exercisable for shares of capital stock of the Company or other voting securities or equity interests of the Company or any of its Subsidiaries, (C) stock appreciation rights, “phantom” stock rights, performance units, interests in or rights to the ownership or earnings of the Company or any of its Subsidiaries or other equity equivalent or equity-based awards or rights, (D) subscriptions, options, warrants, calls, commitments, Contracts or other rights to acquire from the Company or any of its Subsidiaries, or obligations of the Company or any of its Subsidiaries to issue, any shares of capital stock of the Company or any of its Subsidiaries, voting securities, equity interests or securities convertible into or exchangeable or exercisable for capital stock or other voting securities or equity interests of the Company or any of its Subsidiaries or rights or interests described in the preceding clause (C) or (E) obligations of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any such securities or to issue, grant, deliver or sell, or cause to be issued, granted, delivered or sold, any such securities. Except for the Company Equity Plan, there are no stockholder agreements, voting trusts or other agreements or understandings to which the Company or any of its Subsidiaries is a party or of which the Company has knowledge with respect to the holding, voting, registration, redemption, repurchase or disposition of, or that restricts the transfer of, any capital stock or other voting securities or equity interests of the Company or any of its Subsidiaries.

(b)            Section 4.2(b) of the Company Disclosure Letter sets forth a true and complete list of all holders, as of the close of business on the Measurement Date, of outstanding Company Options, Company Restricted Stock Units, Company Performance Stock Units and other similar rights to purchase or receive shares of Company Common Stock or similar rights granted under the Company Equity Plans or otherwise (collectively, “Company Stock Awards”), indicating as applicable, with respect to each Company Stock Award then outstanding, the type of award granted, the number of shares of Company Common Stock subject to such Company Stock Award, the name of the plan under which such Company Stock Award was granted, the date of grant, exercise or purchase price, vesting schedule, and expiration thereof, and whether (and to what extent) the vesting of such Company Stock Award will be accelerated by the consummation of the Merger and the other transactions contemplated by this Agreement or by the termination of employment or engagement or change in position of any holder thereof following or in connection with the Merger. The Company does not sponsor, maintain or administer any employee or director stock option, stock purchase or equity compensation plan or arrangement other than the Company Equity Plan. The Company is under no obligation to issue shares of Company Common Stock pursuant to any employee or director stock option, stock purchase or equity compensation plan or arrangement other than the Company Equity Plan. The Company does not sponsor, maintain or administer any employee or director stock option, stock purchase or equity compensation plan or arrangement other than the Company Equity Plan. The Company is under no obligation to issue shares of Company Common Stock pursuant to any employee or director stock option, stock purchase or equity compensation plan or arrangement other than the Company Equity Plan.

Section 4.3      Subsidiaries. Section 4.2(b) of the Company Disclosure Letter sets forth a true and complete list of each Subsidiary of the Company, including its jurisdiction of incorporation or formation. Each of the Company’s Subsidiaries (i) is an entity duly organized, validly existing and in good standing under the Laws of the jurisdiction of its organization, (ii) has all requisite corporate or similar power and authority to own, lease and operate its properties and to carry on its business as now being conducted and (iii) is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the nature of its business or the ownership, leasing or operation of its properties makes such qualification or licensing necessary, except in the case of clause (iii), where the failure to be so qualified or licensed or in good standing, individually or in the aggregate, has not had and would not reasonably be expected to have a Company Material Adverse Effect. All outstanding shares of capital stock and other voting securities or equity interests of each such Subsidiary are owned, directly or indirectly, by the Company, free and clear of all pledges, claims, liens, charges, options, rights of first refusal, encumbrances and security interests of any kind or nature whatsoever (including any limitation on voting, sale, transfer or other disposition or exercise of any other attribute of ownership) (collectively, “Liens”) other than Permitted Liens of the Company and its Subsidiaries. Except for the capital stock of, or other equity or voting interests in, its Subsidiaries, the Company does not own, directly or indirectly, any equity, membership interest, partnership interest, joint venture interest, or other equity or voting interest in, or any interest convertible into, exercisable or exchangeable for any of the foregoing, nor is it under any current or prospective obligation to form or participate in, provide funds to, make any loan, capital contribution, guarantee, credit enhancement or other investment in, or assume any liability or obligation of, any Person.

Section 4.4     Authority.

(a)            The Company has all necessary corporate power and authority to execute, deliver and perform its obligations under this Agreement and to consummate the transactions contemplated hereby. The execution, delivery and performance of this Agreement by the Company and the consummation by the Company of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of the Company and no other corporate proceedings on the part of the Company are necessary to approve this Agreement or to consummate the Merger and the other transactions contemplated hereby, subject, in the case of the consummation of the Merger, to the adoption of this Agreement by the holders of at least a majority of the outstanding shares of Company Common Stock (the “Company Stockholder Approval”). This Agreement has been duly executed and delivered by the Company and, assuming the due authorization, execution and delivery by Parent, Assertio and Merger Sub, constitutes a valid and binding obligation of the Company, enforceable against the Company in accordance with its terms (except to the extent that enforceability may be limited by applicable bankruptcy, insolvency, moratorium, reorganization or similar Laws affecting the enforcement of creditors’ rights generally or by general principles of equity).

(b)            The Company Board, at a meeting duly called and held at which all directors of the Company were present, duly adopted resolutions (i) determining that the terms of this Agreement, the Merger and the other transactions contemplated hereby are fair to and in the best interests of the Company’s stockholders, (ii) approving and declaring advisable this Agreement and the transactions contemplated hereby, including the Merger, (iii) directing that this Agreement be submitted to the stockholders of the Company for adoption and (iv) resolving to recommend that the Company’s stockholders vote in favor of the adoption of this Agreement and the transactions contemplated hereby, including the Merger (the “Company Board Recommendation”)., which resolutions have not been subsequently rescinded, modified or withdrawn in any way, except as may be permitted by Section 6.2.

(c)            The Company Stockholder Approval is the only vote of the holders of any class or series of the Company’s capital stock or other securities required in connection with the consummation of the Merger and the other transactions contemplated hereby, including the Parent Stock Issuance.

Section 4.5     No Conflict; Consents and Approvals.

(a)            The execution, delivery and performance of this Agreement by the Company does not, and the consummation of the Merger and the other transactions contemplated hereby and compliance by the Company with the provisions hereof will not, conflict with, or result in any violation or breach of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of, or result in, termination, cancellation, modification or acceleration of any obligation or to the loss of a benefit under, or result in the creation of any Lien in or upon any of the properties, assets or rights of the Company or any of its Subsidiaries under, or give rise to any increased, additional, accelerated or guaranteed rights or entitlements under, or require any consent, waiver or approval of any Person pursuant to, any provision of (i) the Company Charter or Company Bylaws, or the certificate of incorporation or bylaws (or similar organizational documents) of any Subsidiary of the Company, (ii) any material bond, debenture, note, mortgage, indenture, guarantee, license, lease, purchase or sale order or other contract, commitment, agreement, instrument, obligation, arrangement, understanding, undertaking, permit, concession or franchise, whether oral or written (each, including all amendments thereto, a “Contract”) to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries or any of their respective properties or assets may be bound or (iii) subject to the governmental filings and other matters referred to in Section 4.5(b), any federal, state, local or foreign law (including common law), statute, ordinance, rule, code, regulation, Order or other legally enforceable requirement enacted, issued, adopted, promulgated, enforced, ordered, or applied by any Governmental Entity having applicable jurisdiction (“Law”) or any rule or regulation of the OTC Markets applicable to the Company or any of its Subsidiaries or by which the Company or any of its Subsidiaries or any of their respective properties or assets may be bound, except as, in the case of clauses (ii) and (iii), as individually or in the aggregate, has not had and would not reasonably be expected to have a Company Material Adverse Effect.

(b)            No consent, approval, order or authorization of, or registration, declaration, filing with or notice to, any supranational, national, federal, state, provincial, county, municipal, local, foreign or other government, any instrumentality, subdivision, court, administrative agency or commission, or other governmental authority, or any quasi-governmental or private body exercising any regulatory or other governmental or quasi-governmental authority (each, a “Governmental Entity”) is required by or with respect to the Company or any of its Subsidiaries in connection with the execution, delivery and performance of this Agreement by the Company or the consummation by the Company of the Merger and the other transactions contemplated hereby or compliance with the provisions hereof, except for (i) the filing with the SEC of (x) a proxy statement relating to the Company Stockholders Meeting (as defined below) (such proxy statement, together with the proxy statement relating to the Assertio Stockholders Meeting (as defined below), in each case as amended or supplemented from time to time, the “Joint Proxy Statement”), (y) the registration statement on Form S-4 to be filed with the SEC by Parent in connection with the Parent Stock Issuance (the “Form S-4”) and (z) such reports under Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), as may be required in connection with this Agreement and the transactions contemplated hereby, (ii) such other filings and reports as may be required pursuant to the applicable requirements of the Securities Act of 1933, as amended (the “Securities Act”), the Exchange Act and any other applicable state or federal securities, takeover and “blue sky” laws, (iii) the filing of the Certificate of Merger with the Delaware Secretary of State as required by the DGCL and (iv) such other consents, approvals, orders, authorizations, registrations, declarations, filings or notices the failure of which to be obtained or made, individually or in the aggregate, have not had and would not reasonably be expected to have a Company Material Adverse Effect.

Section 4.6     SEC Reports; Financial Statements.

(a)            The Company has filed with or furnished to the SEC on a timely basis true and complete copies of all forms, reports, schedules, statements and other documents required to be filed with or furnished to the SEC by the Company since January 1, 2018 (all such documents, together with all exhibits and schedules to the foregoing materials and all information incorporated therein by reference, the “Company SEC Documents”). As of their respective filing dates (or, if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing), the Company SEC Documents complied in all material respects with the applicable requirements of the Securities Act, the Exchange Act and the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”), as the case may be, including, in each case, the rules and regulations promulgated thereunder, and none of the Company SEC Documents at the time they were filed (or, if amended or superseded by a subsequent filing prior to the date of this Agreement, as of the date of the last such amendment or superseding filing) contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

(b)            The financial statements (including the related notes and schedules thereto) included (or incorporated by reference) in the Company SEC Documents (i) have been prepared in a manner consistent with the books and records of the Company and its Subsidiaries, (ii) have been prepared in accordance with generally accepted accounting principles in the United States (“GAAP”) (except, in the case of unaudited statements, as permitted by Form 10-Q of the SEC) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto), (iii) comply as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto and (iv) fairly present in all material respects the consolidated financial position of the Company and its Subsidiaries as of the dates thereof and their respective consolidated results of operations and cash flows for the periods then ended (subject, in the case of unaudited statements, to normal and recurring year-end audit adjustments that were not, or are not expected to be, material in amount), all in accordance with GAAP and the applicable rules and regulations promulgated by the SEC. Since January 1, 2018, the Company has not made any change in the accounting practices or policies applied in the preparation of its financial statements, except as required by GAAP, SEC rule or policy or applicable Law. The books and records of the Company and its Subsidiaries have been, and are being, maintained in all material respects in accordance with GAAP (to the extent applicable) and any other applicable legal and accounting requirements and reflect only actual transactions.

(c)            The Company has established and maintains disclosure controls and procedures (as defined in Rules 13a-15(e) and 15d-15(e) under the Exchange Act). Such disclosure controls and procedures are designed to ensure that information relating to the Company, including its consolidated Subsidiaries, required to be disclosed in the Company’s periodic and current reports under the Exchange Act, is made known to the Company’s chief executive officer and its chief financial officer by others within those entities to allow timely decisions regarding required disclosures as required under the Exchange Act. The chief executive officer and chief financial officer of the company have evaluated the effectiveness of the Company’s disclosure controls and procedures and, to the extent required by applicable Law, presented in any applicable Company SEC Document that is a report on Form 10-K or Form 10-Q, or any amendment thereto, its conclusions about the effectiveness of the disclosure controls and procedures as of the end of the period covered by such report or amendment based on such evaluation.

(d)            The Company and its Subsidiaries have established and maintain a system of internal control over financial reporting (as defined in Rules 13a-15(f) and 15d-15(f) under the Exchange Act) which is sufficient to provide reasonable assurance regarding the reliability of the Company’s financial reporting and the preparation of the Company’s financial statements for external purposes in accordance with GAAP. The Company has disclosed, based on its most recent evaluation of the Company’s internal control over financial reporting prior to the date hereof, to the Company’s auditors and audit committee (i) any significant deficiencies and material weaknesses in the design or operation of the Company’s internal control over financial reporting which are reasonably likely to adversely affect the Company’s ability to record, process, summarize and report financial information and (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal control over financial reporting. A true, correct and complete summary of any such disclosures made by management to the Company’s auditors and audit committee is set forth as Section 4.6(d) of the Company Disclosure Letter.

(e)            Since January 1, 2018, (i) neither the Company nor any of its Subsidiaries nor, to the knowledge of the Company, any director, officer, employee, auditor, accountant or representative of the Company or any of its Subsidiaries has received or otherwise had or obtained knowledge of any material complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods of the Company or any of its Subsidiaries or their respective internal accounting controls, including any material complaint, allegation, assertion or claim that the Company or any of its Subsidiaries has engaged in questionable accounting or auditing practices and (ii) no attorney representing the Company or any of its Subsidiaries, whether or not employed by the Company or any of its Subsidiaries, has reported evidence of a material violation of securities Laws, breach of fiduciary duty or similar violation by the Company or any of its Subsidiaries or any of their respective officers, directors, employees or agents to the Company Board or any committee thereof or to any director or officer of the Company or any of its Subsidiaries.

(f)            As of the date of this Agreement, there are no outstanding or unresolved comments in the comment letters received from the SEC staff with respect to the Company SEC Documents. To the knowledge of the Company, none of the Company SEC Documents is subject to ongoing review or outstanding SEC comment or investigation. The Company has furnished or made available to Assertio true, correct and complete copies of all written correspondence between the SEC, on the one hand, and the Company and any of its Subsidiaries, on the other hand, occurring since January 1, 2018 through the date of this Agreement.

(g)            Neither the Company nor any of its Subsidiaries is a party to, or has any commitment to become a party to, any joint venture, off balance sheet partnership or any similar Contract (including any Contract or arrangement relating to any transaction or relationship between or among the Company and any of its Subsidiaries, on the one hand, and any unconsolidated Affiliate, including any structured finance, special purpose or limited purpose entity or Person, on the other hand, or any “off balance sheet arrangements” (as defined in Item 303(a) of Regulation S-K under the Exchange Act)), where the result, purpose or intended effect of such Contract is to avoid disclosure of any material transaction involving, or material liabilities of, the Company or any of its Subsidiaries in the Company’s or such Subsidiary’s published financial statements or other Company SEC Documents.

(h)            The Company is in compliance in all material respects with (i) the provisions of the Sarbanes-Oxley Act and (ii) the rules and regulations of the OTC Markets, in each case, that are applicable to the Company.

(i)            No Subsidiary of the Company is required to file any form, report, schedule, statement or other document with the SEC.

Section 4.7     No Undisclosed Liabilities. Neither the Company nor any of its Subsidiaries has any liabilities or obligations of any nature, whether accrued, absolute, contingent or otherwise, known or unknown, whether due or to become due and whether or not required to be recorded or reflected on a balance sheet under GAAP, except (a) to the extent specifically accrued or reserved against in the unaudited consolidated balance sheet of the Company and its Subsidiaries as at December 31, 2018 included in the Annual Report on Form 10-K filed by the Company with the SEC on March 29, 2019 (without giving effect to any amendment thereto filed on or after the date hereof), (b) for liabilities and obligations incurred in the ordinary course of business consistent with past practice since December 31, 2018 that are not material to the Company and its Subsidiaries, taken as a whole, (c) are incurred in connection with the transactions contemplated by this Agreement or (d) which are not, in the aggregate, material to the Company and its Subsidiaries, taken as a whole.

Section 4.8     Certain Information. None of the information supplied or to be supplied by or on behalf of the Company specifically for inclusion or incorporation by reference in the Form S-4 will, at the time the Form S-4 is filed with the SEC, at the time of any amendment or supplement thereto and at the time it (or any post-effective amendment or supplement) becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading. The Joint Proxy Statement will not, at the time it is first mailed to the Company’s stockholders, at the time of any amendments or supplements thereto and at the time of the Company Stockholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they are made, not misleading. The Joint Proxy Statement will comply as to form in all material respects with the applicable provisions of the Exchange Act. Notwithstanding the foregoing, the Company makes no representation or warranty with respect to statements included or incorporated by reference in the Form S-4 or the Joint Proxy Statement based on information supplied in writing by or on behalf of Parent, Assertio or Merger Sub specifically for inclusion or incorporation by reference therein.

Section 4.9     Absence of Certain Changes or Events. Since December 31, 2018 through the date of this Agreement: (a) except in connection with the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby, the Company and its Subsidiaries have conducted their businesses only in the ordinary course consistent with past practice; (b) there has not been any change, event or development or prospective change, event or development that, individually or in the aggregate, has had or would reasonably be expected to have a Company Material Adverse Effect; and (c) none of the Company or any of its Subsidiaries has taken any action, that if taken after the date of this Agreement, would constitute a breach of any covenants set forth in Section 6.1(a)(i), (iii), (vi), or (xii).

Section 4.10     Litigation. There is no legal, administrative, arbitral, or other proceeding, suit, action, investigation, arbitration, examination, claim, audit, hearing, charge, complaint, indictment, litigation, or examination (each, an “Action”) pending or, to the knowledge of the Company, threatened against or affecting the Company or any of its Subsidiaries, or any of their respective properties or assets, other than any Action that (a) does not involve an amount in controversy in excess of $500,000 or (b) and does not seek material injunctive or other material non-monetary relief. Neither the Company nor any of its Subsidiaries nor any of their respective properties or assets is subject to any material outstanding Order. As of the date of this Agreement, there is no Action pending or, to the knowledge of the Company, threatened seeking to prevent, hinder, modify, delay or challenge the Merger or any of the other transactions contemplated by this Agreement. There are no internal investigations or internal inquiries that, since January 1, 2018, have been conducted or are being conducted by or at the direction of the Company Board (or any committee thereof) regarding any material accounting practices of the Company or any of its Subsidiaries. For the avoidance of doubt, this Section 4.10 shall not apply to Taxes or the Company Plans.

Section 4.11     Compliance with Laws. The Company and each of its Subsidiaries are and have been in compliance in all material respects with all Laws applicable to their businesses, operations, properties or assets. None of the Company or any of its Subsidiaries has received, since January 1, 2018, a notice or other written communication alleging or relating to a possible material violation of any Law applicable to their businesses, operations, properties or assets. The Company and each of its Subsidiaries have in effect all material permits, licenses, variances, exemptions, applications, approvals, authorizations, registrations, formulary listings, consents, operating certificates, franchises, orders and approvals (collectively, “Permits”) of all Governmental Entities necessary for them to own, lease or operate their properties and assets and to carry on their businesses and operations as now conducted, and there has occurred no violation of, default (with or without notice or lapse of time or both) under or event giving to others any right of revocation, non-renewal, adverse modification or cancellation of, with or without notice or lapse of time or both, any such Permit, nor would any such revocation, non-renewal, adverse modification or cancellation result from the consummation of the transactions contemplated hereby.

Section 4.12     Health Care Regulatory Matters.

(a)            The Company and its Subsidiaries, and to the knowledge of the Company, each of their directors, officers, management employees, agents (while acting in such capacity), contract manufacturers, suppliers, and distributors are, and at all times prior hereto were, in material compliance with all health care laws to the extent applicable to the Company or any of its products or activities, including, but not limited to the following: the FDCA; the Public Health Service Act (42 U.S.C. § 201 et seq.); the Federal Trade Commission Act (15 U.S.C. § 41 et seq.); the Controlled Substances Act (21 U.S.C. § 801 et seq.); the federal Anti-Kickback Statute (42 U.S.C. § 1320a-7b(b)); the civil False Claims Act (31 U.S.C. § 3729 et seq.); the criminal False Claims Law (42 U.S.C. § 1320a-7b(a)); the Physician Payment Sunshine Act (42 U.S.C. §§ 1320a-7h et seq.); the Health Insurance Portability and Accountability Act of 1996 (42 U.S.C. § 1320d et seq.) as amended by the Health Information Technology for Economic and Clinical Health Act (42 U.S.C. § 17921 et seq.); the exclusion laws (42 U.S.C. § 1320a-7); Medicare (Title XVIII of the Social Security Act); Medicaid (Title XIX of the Social Security Act); and the Patient Protection and Affordable Care Act of 2010, as amended by the Health Care and Education Reconciliation Act of 2010 (42 U.S.C. § 18001 et seq.); any regulations promulgated pursuant to such laws; and other applicable state, federal or ex-U.S. laws or regulations governing the manufacturing, development, testing, labeling, advertising, marketing, or distribution of prescription drugs or the hiring of employees who have been excluded from government health care programs to the extent applicable to the Company or its Subsidiaries (“Health Care Laws”). To the knowledge of the Company, there are no facts or circumstances that reasonably would be expected to give rise to any material liability under any Health Care Laws.

(b)            Neither the Company nor any of its Subsidiaries are party to any material corporate integrity agreements, monitoring agreements, consent decrees, settlement orders, or similar agreements with or imposed by any government entity.

(c)            All applications, notifications, submissions, information, claims, reports and statistical analyses, and other data and conclusions derived therefrom, utilized as the basis for or submitted in connection with any and all requests for a Permit from the U.S. Food and Drug Administration (“FDA”) or other Governmental Entity relating to products that are regulated as prescription drugs under Health Care Laws, including investigational drugs being researched, tested, stored, developed, labeled, manufactured, packed, marketed, sold and/or distributed by the Company or any of its Subsidiaries (“Products”), including, without limitation, investigational new drug applications, when submitted to the FDA or other Governmental Entity were true, complete and correct in all material respects as of the date of submission and any necessary or required updates, changes, corrections or modification to such applications, submissions, information and data have been submitted to the FDA or other Governmental Entity. Neither the Company nor any of its Subsidiaries have knowledge of any facts or circumstances that would be reasonably likely to lead the revocation, suspension, limitation, or cancellation of a Permit required under Health Care Laws or of any application for marketing approval currently pending before the FDA or such other Governmental Entity.

(d)            All preclinical studies and clinical trials conducted by or, to the knowledge of the Company, on behalf of the Company or any of its Subsidiaries have been, and if still pending are being, conducted in material compliance with research protocols and all applicable Health Care Laws, including, but not limited to, the FDCA and its applicable implementing regulations at 21 C.F.R. Parts 50, 54, 56, 58, 312, 314, 320. No clinical trial conducted by or on behalf of the Company or its Subsidiaries has been terminated or suspended prior to completion, and neither FDA or an institutional review board that has or has had jurisdiction over, a clinical trial conducted by or on behalf of the Company or its Subsidiaries has placed a clinical hold order on, or otherwise terminated, delayed or suspended, such a clinical trial at a clinical research site based on an actual or alleged lack of safety or efficacy of any Product or a failure to conduct such clinical trial in compliance with applicable Health Care Laws.

(e)            All manufacturing operations conducted by or, to the knowledge of the Company, for the benefit of the Company or its Subsidiaries have been and are being conducted in material compliance with all Permits under applicable Health Care Laws, all applicable provisions of the FDA’s current good manufacturing practice regulations at 21 C.F.R. Parts 210-211, and all comparable foreign regulatory requirements of any Governmental Entity.

(f)            Neither the Company nor any of its Subsidiaries have received any written or oral communication that relates to an alleged violation or non-compliance with any Health Care Laws, including any notification of any pending or threatened claim, suit, proceeding, hearing, enforcement, investigation, arbitration, import detention or refusal, inspection observations, FDA Warning Letter or Untitled Letter, or any other enforcement action by a Governmental Entity relating to any Health Care Laws. To the knowledge of the Company, all Warning Letters, Form-483 observations, or comparable findings from other Governmental Entities listed in Section 4.12(f) of the Company Disclosure Letter have been resolved to the satisfaction of the applicable government entity.

(g)            There have been no seizures, withdrawals, recalls, detentions, or suspensions of manufacturing or distribution relating to the Products required or requested by a Governmental Entity, or voluntary recalls, field notifications, field corrections, product removals, market withdrawals or replacements, “dear doctor” letters, safety alerts, or other notice of action relating to an alleged lack of safety, efficacy, or regulatory compliance of the Products (“Safety Notices”), and, to the knowledge of the Company, there are no facts or circumstances that reasonably would be expected to give rise to a Safety Notice. All Safety Notices listed in Section 4.12(g) of the Company Disclosure Letter have been resolved to the satisfaction of the applicable government entity.

(h)            Except as set forth in Section 4.12(g) of the Company Disclosure Letter, there are no unresolved Safety Notices, or material product complaints with respect to the Products, and to the knowledge of the Company, there are no facts that would be reasonably likely to result in a material Safety Notice or complaint with respect to the Products or a termination or suspension of developing and testing of any of the Products.

(i)            All reports, documents, claims, permits and notices required to be filed, maintained or furnished to the FDA or any Governmental Entity by the Company and its Subsidiaries have been so filed, maintained or furnished, except where failure to file, maintain or furnish such reports, documents, claims, permits or notices have not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. To the knowledge of the Company, all such reports, documents, claims, permits and notices were true and complete in all material respects on the date filed (or were corrected in or supplemented by a subsequent filing).

(j)            Neither the Company, nor its Subsidiaries, nor, to the knowledge of the Company and its Subsidiaries, any officer, employee, agent, or distributor of the Company or any of its Subsidiaries has committed any act, made any statement or failed to make any statement that violates the Federal Healthcare Program Anti-Kickback Statute, 28 U.S.C. § 1320a-7b, the Federal False Claims Act, 31 U.S.C. § 3729, other Health Care Laws, or any other similar federal, state, or ex-U.S. law applicable in the jurisdictions in which the Products are sold or intended to be sold.

(k)            Neither the Company nor its Subsidiaries, nor, to the knowledge of the Company, any officer, employee, agent, or distributor of the Company or its Subsidiaries has been convicted of any crime or engaged in any conduct that has resulted, or would reasonably be expected to result, in debarment or disqualification under applicable Law, including, without limitation, 21 U.S.C. § 335a, or exclusion under 42 U.S.C. § 1320a-7, or any other statutory provision or similar law applicable in other jurisdictions in which the Products are sold or intended to be sold. Neither the Company nor any of its Subsidiaries, nor, to the knowledge of the Company, any officer, employee, agent or distributor of the Company or any of its Subsidiaries, has been excluded from participation in any federal health care program or convicted of any crime or engaged in any conduct for which such Person could be excluded from participating in any federal health care program under Section 1128 of the Social Security Act of 1935, as amended, or any similar Health Care Law or program.

(l)            To the knowledge of the Company, there have not been any certification made pursuant to Section 505(j)(2)(A)(vii)(III) or 505(j)(2)(A)(vii)(IV) of the FDCA with respect to one of the Company Products.

Section 4.13     Benefit Plans.

(a)            Section 4.13(a) of the Company Disclosure Letter contains a true and complete list of each material Company Plan. For purposes of this Agreement, “Company Plan” means each “employee benefit plan” (within the meaning of section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), whether or not subject to ERISA), “multiemployer plans” (within the meaning of ERISA section 3(37)), and all stock purchase, stock option, phantom stock or other equity-based plan, severance, employment, collective bargaining, change-in-control, fringe benefit, bonus, incentive, deferred compensation, supplemental retirement, health, life, or disability insurance, dependent care and all other employee benefit and compensation plans, agreements, programs, policies or other arrangements, whether or not subject to ERISA, whether formal or informal, written or oral, legally binding or not, under which any current or former employee, director or consultant of the Company or its Subsidiaries (or any of their dependents) has any present or future right to compensation or benefits, in each case, that the Company or its Subsidiaries sponsors or maintains, is making contributions to or with respect to which has any present or future liability or obligation (contingent or otherwise). The Company has furnished or made available to Assertio a current, accurate and complete copy of each material Company Plan (including, without limitation, all Company Equity Plans and the forms of all award agreements evidencing outstanding Company Stock Awards), or if such Company Plan is not in written form, a written summary of all of the material terms of such Company Plan. With respect to each Company Plan, the Company has furnished or made available to Assertio a current, accurate and complete copy of, to the extent applicable: (i) any related trust agreement or other funding instrument, (ii) the most recent determination, opinion or advisory letter of the Internal Revenue Service (the “IRS”), (iii) the most recent summary plan description, summary of material modifications thereto, and other similar material written communications to the employees of the Company or its Subsidiaries concerning the extent of the benefits provided under a Company Plan, and (iv) for the three most recent years (A) the Form 5500 and attached schedules, (B) audited financial statements, (C) actuarial valuation reports and (D) attorney’s response to an auditor’s request for information.

(b)            Neither the Company, its Subsidiaries or any member of their Controlled Group (defined as any organization which is a member of a controlled, affiliated or otherwise related group of entities within the meaning of Code Sections 414(b), (c), (m) or (o))(nor any predecessor of any such entity) sponsors, maintains, contributes to or is required to contribute to, or has in the past six (6) years sponsored, maintained, contributed to or been required to contribute to, or has any liability (contingent or otherwise), with respect to: (i) a “multiemployer plan” (within the meaning of ERISA section 3(37)), (ii) an “employee pension benefit plan,” within the meaning of Section 3(2) of ERISA (“Pension Plan”) that is subject to Title IV of ERISA or Section 412 of the Code, (iii) a Pension Plan which is a “multiple employer plan” as defined in Section 413 of the Code, or (iv) a “funded welfare plan” within the meaning of Section 419 of the Code.

(c)            With respect to the Company Plans:

(i)            each Company Plan complies in all material respects with its terms and complies in all material respects in form and in operation with the applicable provisions of ERISA and the Code and all other applicable legal requirements;

(ii)            no reportable event (as defined in Section 4043 of ERISA), no prohibited transaction (as described in Section 406 of ERISA or Section 4975 of the Code) for which any liability remains outstanding, or no accumulated funding deficiency (as defined in Section 302 of ERISA and 412 of the Code), in each case, has occurred with respect to any Company Plan, and all material contributions required to be made under the terms of any Company Plan have been timely made;

(iii)            each Company Plan intended to be qualified under Section 401(a) of the Code has received a favorable determination, advisory and/or opinion letter, as applicable, from the IRS that it is so qualified and nothing has occurred since the date of such letter that would reasonably be expected to cause the loss of the sponsor’s ability to rely upon such letter, and nothing has occurred that would reasonably be expected to result in the loss of the qualified status of such Company Plan;

(iv)            there is no Action (including any investigation, audit or other administrative proceeding) by the Department of Labor, the Pension Benefit Guaranty Corporation (the “PBGC”), the IRS or any other Governmental Entity or by any plan participant or beneficiary pending, or to the knowledge of the Company, threatened, relating to the Company Plans, any fiduciaries thereof with respect to their duties to the Company Plans or the assets of any of the trusts under any of the Company Plans (other than routine claims for benefits);

(v)            none of the Company or any of its Subsidiaries has outstanding any liability under ERISA, the Code or other applicable Laws in connection with the termination of, or withdrawal from, any Company Plan;

(vi)            the Company and its Subsidiaries do not maintain any Company Plan that is a “group health plan” (as such term is defined in Section 5000(b)(1) of the Code) that has not been administered and operated in all material respects in compliance with the applicable requirements of Section 601, et seq. of ERISA and Section 4980B(b) of the Code;

(vii)            none of the Company Plans currently provides, or reflects or represents any liability to provide post-termination or retiree welfare benefits to any individual for any reason, except as may be required by Section 601, et seq. of ERISA and Section 4980B(b) of the Code or other applicable similar law regarding health care coverage continuation (collectively “COBRA”), and none of the Company, its Subsidiaries or any members of their Controlled Group has any liability to provide post-termination or retiree medical, dental, vision or prescription drug benefits to any individual, except to the extent required by statute or except with respect to a contractual obligation to reimburse any premiums such person may pay in order to obtain health coverage under COBRA;

(viii)            each Company Plan is subject exclusively to United States Law; and

(ix)            the execution and delivery of this Agreement and the consummation of the Merger will not, either alone or in combination with any other event, (A) entitle any current or former employee, officer, director or consultant of the Company or any Subsidiary to severance pay, unemployment compensation or any other similar termination payment, or (B) accelerate the time of payment or vesting, or increase the amount of or otherwise enhance any benefit due any such employee, officer, director or consultant.

(d)            There is no agreement, plan or other arrangement to which any of the Company or any Subsidiary is a party or by which any of them is otherwise bound to compensate any person in respect of taxes or other liabilities incurred with respect to Section 409A or 4999 of the Code.

(e)            Each Company Plan that constitutes in any part a “nonqualified deferred compensation plan” within the meaning of Section 409A(d)(1) of the Code (a “Nonqualified Deferred Compensation Plan”) subject to Section 409A of the Code has been operated and maintained since January 1, 2005 in compliance in all material respects with Section 409A of the Code and the regulations and other administrative guidance promulgated thereunder (the “409A Authorities”). No Company Plan that would be a Nonqualified Deferred Compensation Plan subject to Section 409A of the Code but for the effective date provisions that are applicable to Section 409A of the Code, as set forth in Section 885(d) of the American Jobs Creation Act of 2004, as amended (the “AJCA”), has been “materially modified” within the meaning of Section 885(d)(2)(B) of the AJCA after October 3, 2004, based upon a good faith reasonable interpretation of the AJCA and the 409A Authorities and has not been operated in compliance with the 409A Authorities after such material modification. No current or former director, officer, employee, contractor or consultant of the Company or any of its Subsidiaries is entitled to any gross-up, make-whole or other additional payment from the Company or any of its Subsidiaries in respect of any Tax (including Taxes imposed under Section 409A of the Code) or interest or penalty related thereto.

(f)            Each Company Option intended to qualify as an “incentive stock option” under Section 422 of the Code so qualifies and the exercise price of each other Company Option is no less than the fair market value of a share of Company Common Stock as determined on the date of grant of such Company Option.

Section 4.14     Labor Matters.

(a)            The Company and its Subsidiaries are and at all times during the past four (4) years have been in compliance in all material respects with all applicable Laws relating to labor and employment, including those relating to wages, hours, collective bargaining, unemployment compensation, workers compensation, equal employment opportunity, age and disability discrimination, immigration control, employee classification, information privacy and security, payment and withholding of taxes and continuation coverage with respect to group health plans. During the preceding three years, there has not been, and as of the date of this Agreement there is not pending or, to the knowledge of the Company, threatened, any labor dispute, work stoppage, labor strike or lockout against the Company or any of its Subsidiaries by employees.

(b)            Neither the Company nor any of its Subsidiaries is a party to or otherwise bound by an effective or pending collective bargaining agreement or similar labor agreement, and no employee of the Company or any of its Subsidiaries is covered by any such agreement. To the knowledge of the Company, there has not been any activity on behalf of any labor union, labor organization or similar employee group to organize any employees of the Company or any of its Subsidiaries. There are no (i) unfair labor practice charges or complaints against the Company or any of its Subsidiaries pending before the National Labor Relations Board or any other labor relations tribunal or authority, (ii) representation claims or petitions or demands for recognition pending before the National Labor Relations Board or any other labor relations tribunal or authority, or (iii) grievances or pending arbitration proceedings against the Company or any of its Subsidiaries that arose out of or under any collective bargaining agreement and to the knowledge of the Company, no such charges, complaints, claims, petitions, demands, arbitrations or grievances are threatened.

(c)            To the knowledge of the Company, no current employee or officer of the Company or any of its Subsidiaries intends, or is expected, to terminate his employment relationship with such entity following the consummation of the transactions contemplated hereby.

(d)            During the preceding four (4) years, (i) neither the Company nor any Subsidiary has effectuated a “plant closing” (as defined in the Worker Adjustment Retraining and Notification Act of 1988, as amended (the “WARN Act”)) affecting any site of employment or one or more facilities or operating units within any site of employment or facility, (ii) there has not occurred a “mass layoff” (as defined in the WARN Act) in connection with the Company or any Subsidiary affecting any site of employment or one or more facilities or operating units within any site of employment or facility and (iii) neither the Company nor any Subsidiary has engaged in layoffs or employment terminations sufficient in number to trigger application of any similar state, local or foreign law. Each person employed by the Company or any Subsidiary is properly classified as exempt or non-exempt in accordance with applicable overtime laws, and no person treated as an independent contractor or consultant by the Company or any Subsidiary should have been properly classified as an employee under applicable law.

(e)            Except as set forth on Section 4.14(e) of the Company Disclosure Letter, there are no Actions against the Company or any of its Subsidiaries pending, or to the Company’s knowledge, threatened to be brought or filed, in connection with the employment or engagement of any current or former employee, officer, consultant or other service provider of the Company, including, without limitation, any claim relating to employment discrimination, harassment, retaliation, equal pay, employment classification or any other employment related matter arising under applicable Laws, except where such action would not, individually or in the aggregate, result in the Company incurring a material liability.

(f)            Except as set forth on Section 4.14(f) of the Company Disclosure Letter or with respect to any Company Plan (which subject is addressed in Section 4.13 above), the execution of this Agreement and the consummation of the transactions set forth in or contemplated by this Agreement will not result in any breach or violation of, or cause any payment to be made under, any applicable Laws respecting labor and employment or any collective bargaining agreement to which the Company or any of its Subsidiaries is a party.

(g)            During the preceding four (4) years, (i) no allegations of workplace sexual harassment, discrimination or other misconduct have been made, initiated, filed or, to the knowledge of the Company, threatened against the Company, any of its Subsidiaries or any of their respective current or former directors, officers or senior level management employees, (ii) to the knowledge of the Company, no incidents of any workplace sexual harassment, discrimination or other misconduct have occurred, and (iii) neither the Company nor any of its Subsidiaries have entered into any settlement agreement related to allegations of sexual harassment, discrimination or other misconduct by any of their directors, officers or employees described in clause (i) hereof or any independent contractor.

Section 4.15     Environmental Matters.

(a)            Except as, individually or in the aggregate, has not had and would not reasonably be expected to have a Company Material Adverse Effect, (i) the Company and each of its Subsidiaries have conducted their respective businesses in compliance with all, and have not violated any, applicable Environmental Laws; (ii) the Company and its Subsidiaries have obtained all Permits of all Governmental Entities and any other Person that are required under any Environmental Law; (iii) there has been no release of any Hazardous Substance by the Company or any of its Subsidiaries or any other Person in any manner that has given or would reasonably be expected to give rise to any remedial or investigative obligation, corrective action requirement or liability of the Company or any of its Subsidiaries under applicable Environmental Laws; (iv) neither the Company nor any of its Subsidiaries has received any claims, notices, demand letters or requests for information (except for such claims, notices, demand letters or requests for information the subject matter of which has been resolved prior to the date of this Agreement) from any federal, state, local, foreign or provincial Governmental Entity or any other Person asserting that the Company or any of its Subsidiaries is in violation of, or liable under, any Environmental Law; (v) no Hazardous Substance has been disposed of, arranged to be disposed of, released or transported in violation of any applicable Environmental Law, or in a manner that has given rise to, or that would reasonably be expected to give rise to, any liability under any Environmental Law, in each case, on, at, under or from any current or former properties or facilities owned or operated by the Company or any of its Subsidiaries or as a result of any operations or activities of the Company or any of its Subsidiaries at any location and, to the knowledge of the Company, Hazardous Substances are not otherwise present at or about any such properties or facilities in amount or condition that has resulted in or would reasonably be expected to result in liability to the Company or any of its Subsidiaries under any Environmental Law; and (vi) neither the Company, its Subsidiaries nor any of their respective properties or facilities are subject to, or are threatened to become subject to, any liabilities relating to any suit, settlement, court order, administrative order, regulatory requirement, judgment or claim asserted or arising under any Environmental Law or any agreement relating to environmental liabilities.

(b)            As used in this Agreement, “Environmental Law” means any Law relating to (i) the protection, preservation or restoration of the environment (including air, surface water, groundwater, drinking water supply, surface and subsurface soils and strata, wetlands, plant and animal life or any other natural resource) or (ii) the exposure to, or the use, storage, recycling, treatment, generation, transportation, processing, handling, labeling, production, release or disposal of Hazardous Substances.

(c)            As used in this Agreement, “Hazardous Substance” means any substance listed, defined, designated, classified or regulated as a waste, pollutant or contaminant or as hazardous, toxic, radioactive or dangerous or any other term of similar import under any Environmental Law, including but not limited to petroleum.

Section 4.16     Taxes.

(a)            The Company and each of its Subsidiaries have timely (i) filed all material Tax Returns required to be filed by any of them and all material Tax Returns filed by, or on behalf of, the Company and its Subsidiaries are true, accurate and complete in all material respects; and (ii) paid in full (or caused to be timely paid in full) all material Taxes that are required to be paid by or with respect to them, whether or not such Taxes were shown as due on such Tax Returns.

(b)            All material Taxes not yet due and payable by the Company and its Subsidiaries as of the date of the latest Company SEC Documents have been, in all respects, properly accrued in accordance with GAAP on the most recent financial statements contained in the Company SEC Documents, and such financial statements reflect an adequate reserve (in accordance with GAAP) for all material Taxes accrued but unpaid by the Company and its Subsidiaries through the date of such financial statements. Since the date of such financial statements, the Company and each of its Subsidiaries have not incurred, individually or in the aggregate, any liability for material Taxes outside the ordinary course of business consistent with past practice.

(c)            Neither the Company nor any of its Subsidiaries has executed any waiver of any statute of limitations on, or extended the period for the assessment or collection of, any amount of Tax, in each case that has not since expired.

(d)            No audits or other investigations, proceedings, claims, assessments or examinations by any Governmental Entity (each, a “Tax Action”) with respect to material Taxes or any material Tax Return of the Company or any of its Subsidiaries are presently in progress or have been asserted, threatened or proposed in writing. No deficiencies or claims for material Taxes have been claimed, proposed, assessed or asserted in writing against the Company or any of its Subsidiaries by a Governmental Authority, other than any such claim, proposal, assessment or assertion that has been satisfied by payment in full, settled or withdrawn.

(e)            The Company and each of its Subsidiaries have timely withheld all material Taxes required to have been withheld from payments made (or deemed made) to its employees, independent contractors, creditors, shareholders and other third parties and, to the extent required, such Taxes have been timely paid to the relevant Governmental Entity.

(f)            Neither the Company nor any of its Subsidiaries has engaged in a “listed transaction” as set forth in Treasury Regulation § 1.6011-4(b)(2).

(g)            Neither the Company nor any of its Subsidiaries (i) is a party to or bound by, or currently has any liability pursuant to, any Tax sharing, allocation or indemnification agreement or obligation, other than any such agreement or obligation entered into in the ordinary course of business the primary purpose of which is unrelated to Taxes; (ii) is or has been a member of a group (other than a group the common parent of which is the Company or one of the Company’s Subsidiaries) filing a consolidated, combined, affiliated, unitary or similar income Tax Return; (iii) has any liability for the Taxes of any Person (other than the Company and its Subsidiaries) pursuant to Treasury Regulation § 1.1502-6 (or any similar provision of state, local or non-United States Law) as a transferee or successor, or otherwise by operation of Law; or (iv) is or has been treated as a resident for any income Tax purpose, or as subject to Tax by virtue of having a permanent establishment, an office or fixed place of business, in any country other than the country in which it was or is organized.

(h)            No private letter rulings, technical advice memoranda, or similar agreements or rulings have been requested, entered into or issued by any taxing authority with respect to the Company or any of its Subsidiaries which rulings remain in effect.

(i)            Neither the Company nor any of its Subsidiaries will be required to include any material item of income in, or exclude any material item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of (i) a change in, or use of improper, method of accounting requested or initiated on or prior to the Closing Date, (ii) a “closing agreement” as described in Section 7121 of the Code (or any similar provision of Law) executed on or prior to the Closing Date, (iii) an installment sale or open transaction disposition made on or prior to the Closing Date, (iv) any prepaid amount received or deferred revenue accrued on or prior to the Closing Date, (v) an election under Section 108(i) of the Code (or any similar provision of Law), or (vi) Section 965 of the Code.

(j)            There are no liens for Taxes upon any of the assets of the Company or any of its Subsidiaries other than Permitted Liens.

(k)            None of the Company or any of its Subsidiaries has distributed stock of another Person or has had its stock distributed by another Person in the two year period ending prior to the Closing, in a transaction that was purported or intended to be governed in whole or in part by Sections 355 or 361 of the Code.

(l)            The Company and each of its Subsidiaries have conducted all intercompany transactions, and maintained all related documentation, in compliance with Section 482 of the Code (or any similar provision of applicable Law).

(m)            No claim has been made in writing by any Governmental Entity in a jurisdiction where neither the Company nor any of its Subsidiaries currently files or has filed a Tax Return that the Company or any of its Subsidiaries is or may be subject to taxation by such jurisdiction.

(n)            The Company and its Subsidiaries have not filed any federal or state income tax returns for any tax year ending during (or including any day during) the 2019 calendar year that does not contain an election out of the provisions of Section 382(l)(5) of the Code (or comparable provisions of state, local, or foreign law) with respect to any ownership change that occurred during such year for purposes of Section 382 of the Code.

(o)            Neither the Company nor any of its Subsidiaries knows of any fact, agreement, plan or other circumstance that could reasonably be expected to cause the Assertio Reorganization (together with Assertio Merger LLC) and the Merger (together with the Company LLC Merger) to qualify as neither a “reorganization” within the meaning of Section 368(a) of the Code nor transactions governed by Section 351 of the Code.

For purposes of this Section 4.16, where the context permits, each reference to the Company and its Subsidiaries shall include a reference to any person for whose Taxes the Company or its Subsidiaries are liable under applicable Law.

Section 4.17     Contracts.

(a)            Except for the Company Plans and except as set forth in the Company SEC Documents publicly available prior to the date of this Agreement, neither the Company nor any of its Subsidiaries is a party to or is bound by any “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K under the Securities Act) (all such material contracts, “Material Contracts”).

(b)            (i) Each Material Contract is valid and binding on the Company and any of its Subsidiaries to the extent such Subsidiary is a party thereto, as applicable, and to the knowledge of the Company, each other party thereto, and is in full force and effect and enforceable in accordance with its terms; (ii) the Company and each of its Subsidiaries, and, to the knowledge of the Company, each other party thereto, has performed all material obligations required to be performed by it under each Material Contract; and (iii) there is no material default under any Material Contract by the Company or any of its Subsidiaries or, to the knowledge of the Company, any other party thereto, and no event or condition has occurred that constitutes, or, after notice or lapse of time or both, would constitute, a material default on the part of the Company or any of its Subsidiaries or, to the knowledge of the Company, any other party thereto under any such Material Contract, nor has the Company or any of its Subsidiaries received any notice of any such material default, event or condition. The Company has furnished or made available to Assertio true and complete copies of all Material Contracts, including all amendments thereto.

Section 4.18     Insurance. The Company and each of its Subsidiaries is covered by valid and currently effective insurance policies issued in favor of the Company or one or more of its Subsidiaries that are customary and adequate for companies of similar size in the industries and locations in which the Company operates. Section 4.18 of the Company Disclosure Letter sets forth, as of the date hereof, a true and complete list of all material insurance policies issued in favor of the Company or any of its Subsidiaries, or pursuant to which the Company or any of its Subsidiaries is a named insured or otherwise a beneficiary, as well as any historic incurrence-based policies still in force. With respect to each such insurance policy, (a) such policy is in full force and effect and all premiums due thereon have been paid, (b) neither the Company nor any of its Subsidiaries is in breach or default, and has not taken any action or failed to take any action which (with or without notice or lapse of time, or both) would constitute such a breach or default, or would permit termination or modification of, any such policy and (c) to the knowledge of the Company, no insurer issuing any such policy has been declared insolvent or placed in receivership, conservatorship or liquidation. No notice of cancellation or termination has been received with respect to any such policy, nor will any such cancellation or termination result from the consummation of the transactions contemplated hereby. This Section 4.18 shall not apply to insurance relative to any Company Plan.

Section 4.19     Properties.

(a)            The Company or one of its Subsidiaries has good and valid title to, or in the case of leased property and leased tangible assets, a valid leasehold interest in, all of its real properties and tangible assets that are necessary for the Company and its Subsidiaries to conduct their respective businesses as currently conducted, free and clear of all Liens other than Permitted Liens of the Company and its Subsidiaries. Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, the tangible personal property currently used in the operation of the business of the Company and its Subsidiaries is in good working order (reasonable wear and tear excepted).

(b)            Each of the Company and its Subsidiaries has complied with the terms of all real property leases to which it is a party, and all such leases are in full force and effect, except for any such noncompliance or failure to be in full force and effect that, individually or in the aggregate, has not had and would not reasonably be expected to have a Company Material Adverse Effect. Each of the Company and its Subsidiaries enjoys peaceful and undisturbed possession under all such leases, except for any such failure to do so that, individually or in the aggregate, has not had and would not reasonably be expected to have a Company Material Adverse Effect.

(c)            Section 4.19(c) of the Company Disclosure Letter sets forth a true and complete list of (i) all real property owned by the Company or any of its Subsidiaries and (ii) all real property leased for the benefit of the Company or any of its Subsidiaries pursuant to a Contract providing for annual aggregate rent in excess of $25,000.

This Section 4.19 does not relate to intellectual property, which is the subject of Section 4.20.

Section 4.20     Intellectual Property.

(a)            Section 4.20(a) of the Company Disclosure Letter sets forth a true and complete list of all (i) patents and patent applications; (ii) trademark registrations and applications; and (iii) copyright registrations and applications, in each case owned or purported to be owned by the Company or any of its Subsidiaries (collectively, “Company Registered IP”) and a true and complete list of all domain names owned or purported to be owned by the Company or any of its Subsidiaries. (i) All of the Company Registered IP is subsisting and, in the case of any Company Registered IP that is registered or issued and to the knowledge of the Company, valid and enforceable, (ii) no Company Registered IP is involved in any interference, reissue, derivation, reexamination, opposition, cancellation or similar proceeding and, to the knowledge of the Company, no such action is threatened with respect to any of the Company Registered IP and (iii) the Company or its Subsidiaries own exclusively, free and clear of any and all Liens (other than Permitted Liens of the Company and its Subsidiaries), all Company Owned IP, including all Intellectual Property created on behalf of the Company or its Subsidiaries by employees or independent contractors.

(b)            The Company and its Subsidiaries have taken commercially reasonable measures to maintain the confidentiality of all information that constitutes or constituted a material Trade Secret of the Company or its Subsidiaries, including requiring all Persons having access thereto to execute written non-disclosure agreements or other binding obligations to maintain confidentiality of such information.

(c)            (i) To the knowledge of the Company, the conduct of the businesses of the Company and its Subsidiaries has not infringed, misappropriated or diluted, and does not infringe, misappropriate or dilute, any Intellectual Property of any Person, (ii) in the prior three (3) years, neither the Company nor any of its Subsidiaries has received any written notice or claim asserting or suggesting that any such infringement, misappropriation, or dilution is or may be occurring or has or may have occurred and (iii) to the knowledge of the Company, no Person is infringing, misappropriating, or diluting in any material respect any Company Owned IP. Except as set forth on Section 4.20(c) of the Company Disclosure Letter, to the Company’s knowledge, no Abbreviated New Drug Application referencing any Product of Company or any of its Subsidiaries has been submitted to the FDA.

(d)            (i) The Company and its Subsidiaries have taken commercially reasonable steps to protect the confidentiality and security of the computer and information technology systems used by the Company and its Subsidiaries (the “IT Systems”) and the information and transactions stored or contained therein or transmitted thereby, (ii) to the knowledge of the Company, during the past two (2) years, there has been no unauthorized or improper use, loss, access, transmittal, modification or corruption of any such information or data and (iii) during the past two (2) years, there have been no material failures, crashes, viruses, security breaches (including any unauthorized access to any personally identifiable information), affecting the IT Systems.

(e)            (i) To the knowledge of the Company, the Company and its Subsidiaries have at all times complied in all material respects with all applicable Laws relating to privacy, data protection, and the collection, retention, protection, and use of information that alone or in combination with other information can be used to identify an individual (“Personal Information”) collected, used, or held for use by the Company or its Subsidiaries (collectively, “Privacy Laws”), (ii) during the past two (2) years, no claims have been asserted or, to the knowledge of the Company, threatened in writing against the Company alleging a violation of any Person’s privacy or Personal Information, (iii) neither this Agreement nor the consummation of the transactions contemplated hereby will breach or otherwise violate any Privacy Laws and (iv) the Company and its Subsidiaries have taken commercially reasonable steps to protect the Personal Information collected, used or held for use by the Company or its subsidiaries against loss and unauthorized access, use, modification, disclosure or other misuse.

(f)            To the knowledge of the Company, no government funding, facilities or resources of a university, college, other educational institution or research center or funding from third parties was used in the development of the Company Owned IP, or to the knowledge of the Company, exclusively licensed to the Company, and no Governmental Entity, university, college, other educational institution or research center has, to the knowledge of the Company, any claim or right in or to such Intellectual Property.

(g)            Except as set forth on Section 4.20(g) of the Company Disclosure Letter, the execution, delivery and performance by the Company of this Agreement, and the consummation of the transactions contemplated hereby, will not result in the loss of, or give rise to any right of any third party to terminate or modify any of the Company’s or any Subsidiaries’ rights or obligations under any agreement under which the Company or any of its Subsidiaries grants to any Person, or any Person grants to the Company or any of its Subsidiaries, a license or right under or with respect to any Intellectual Property that is material to any of the businesses of the Company or any of its Subsidiaries.

Section 4.21     State Takeover Statutes. Assuming the accuracy of the representations and warranties of Parent, Assertio and Merger Sub in Section 5.26, the Company Board has taken and will take all actions so that the restrictions applicable to business combinations contained in Section 203 of the DGCL with respect to the Company are, and will be, inapplicable to the execution, delivery and performance of this Agreement and the timely consummation of the Merger and the other transactions contemplated hereby and will not restrict, impair or delay the ability of Parent or Merger Sub, after the Effective Time, to vote or otherwise exercise all rights as a stockholder of the Company. No other “moratorium,” “fair price,” “business combination,” “control share acquisition” or similar provision of any state anti-takeover Law (collectively, “Takeover Laws”) or any similar anti-takeover provision in the Company Charter or Company Bylaws applicable to the Company is, or at the Effective Time will be, applicable to this Agreement, the Merger or any of the other transactions contemplated hereby.

Section 4.22     No Rights Plan; No Standstill Agreements. There is no stockholder rights plan, “poison pill” anti-takeover plan or other similar device in effect to which the Company is a party or is otherwise bound. The Company is not party to any standstill agreement (or other agreement containing standstill provisions) with any third Person.

Section 4.23     Related Party Transactions. Since January 1, 2017 through the date of this Agreement, except with respect to Company Plans, there have been no transactions, agreements, arrangements or understandings between the Company or any of its Subsidiaries, on the one hand, and the Affiliates of the Company, on the other hand (other than the Company’s Subsidiaries) that would be required to be disclosed under Item 404 of Regulation S-K under the Securities Act and that have not been so disclosed in the Company SEC Documents.

Section 4.24     Certain Payments. Neither the Company nor any of its Subsidiaries (nor, to the knowledge of the Company, any of their respective directors, executives, representatives, agents or employees) (a) has used or is using any corporate funds for any illegal contributions, gifts, entertainment or other unlawful expenses relating to political activity, (b) has used or is using any corporate funds for any direct or indirect unlawful payments to any foreign or domestic governmental officials or employees, (c) has violated or is violating any provision of the Foreign Corrupt Practices Act of 1977, (d) has established or maintained, or is maintaining, any unlawful fund of corporate monies or other properties or (e) has made any bribe, unlawful rebate, payoff, influence payment, kickback or other unlawful payment of any nature.

Section 4.25     Brokers. No broker, investment banker, financial advisor or other Person, other than MTS Securities, LLC, the fees and expenses of which will be paid by the Company or, following the Effective Time, Parent, is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Company or any of its Affiliates. The Company has furnished to Parent a true and complete copy of any Contract between the Company and MTS Securities, LLC pursuant to which MTS Securities, LLC could be entitled to any payment from the Company of any of its Subsidiaries relating to the transactions contemplated hereby. Section 4.25 of the Company Disclosure Letter sets forth the Company’s reasonable estimate, prepared in good faith as of the date of this Agreement, of all financial advisory, legal and accounting fees and expenses incurred or payable by the Company in connection with the transactions contemplated hereby.

Section 4.26     Opinion of Financial Advisor. The Company has received the opinion of MTS Securities, LLC, dated the date of this Agreement, to the effect that, as of such date and based upon and subject to the qualifications, limitations, assumptions and other matters set forth therein, the Exchange Ratio is fair, from a financial point of view, to the holders of shares of Company Common Stock, a signed true and complete copy of which opinion has been or will promptly be provided to Assertio.

Section 4.27     No Other Representations and Warranties. Except for the representations and warranties contained in Article V, the Company acknowledges and agrees that none of Parent, Assertio, Merger Sub or any other Person on behalf of Parent, Assertio or Merger Sub makes any other express or implied representation or warranty whatsoever, and specifically (but without limiting the generality of the foregoing) that none of Parent, its Subsidiaries or any other Person on behalf of Parent, Assertio or Merger Sub makes any representation or warranty with respect to any projections or forecasts delivered or made available to the Company or any of its Subsidiaries or Representatives of future revenues, results of operations (or any component thereof), cash flows or financial condition (or any component thereof) of Assertio and the Subsidiaries of Assertio (including any such projections or forecasts made available to the Company or its Subsidiaries and Representatives in certain “data rooms” or management presentations in expectation of the transactions contemplated by this Agreement), and the Company has not relied on any such information or any representation or warranty not set forth in Article V.

Article V
REPRESENTATIONS AND WARRANTIES OF PARENT, Assertio AND MERGER SUB

Except (a) as disclosed in the Assertio SEC Documents at least three (3) Business Days prior to the date of this Agreement and that is reasonably apparent on the face of such disclosure to be applicable to the representation and warranty set forth herein (other than any disclosures contained or referenced therein under the captions “Risk Factors,” “Forward-Looking Statements,” “Quantitative and Qualitative Disclosures About Market Risk,” and any other disclosures contained or referenced therein of information, factors, or risks that are predictive, cautionary, or forward-looking in nature); or (b) as set forth in the corresponding section or subsection of the disclosure letter delivered by Assertio to the Company immediately prior to the execution of this Agreement (the “Assertio Disclosure Letter”)(it being agreed that the disclosure of any information in a particular section or subsection of the Assertio Disclosure Letter shall be deemed disclosure of such information with respect to any other section or subsection of this Agreement to which the relevance of such information is readily apparent on its face), each of Parent, Assertio and the Merger Sub represent and warrant to the Company as follows:

Section 5.1     Organization, Standing and Power.

(a)            Each of Parent, Assertio and Merger Sub (i) is a corporation duly organized, validly existing and in good standing under the Laws of the jurisdiction of its incorporation, (ii) has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted and (iii) is duly qualified or licensed to do business and is in good standing (to the extent that the concept of “good standing” is applicable in the case of any jurisdiction outside the United States) in each jurisdiction in which the nature of its business or the ownership, leasing or operation of its properties makes such qualification or licensing necessary, except in the case of clause (iii), where the failure to be so qualified or licensed or in good standing, individually or in the aggregate, has not had and would not reasonably be expected to have an Assertio Material Adverse Effect. For purposes of this Agreement, “Assertio Material Adverse Effect” means (x) any event, change, circumstance, occurrence, effect or state of facts that (A) is or would reasonably be expected to be, individually or in the aggregate, materially adverse to the business, assets, condition (financial or otherwise), or results of operations of the Parent, Assertio, Merger Sub and their respective Subsidiaries, taken as a whole or (B) materially impairs the ability of Parent, Assertio or Merger Sub to consummate the Merger or any of the other transactions contemplated by this Agreement; provided, however, that in the case of clause (A) only, Assertio Material Adverse Effect shall not include any event, change, circumstance, occurrence, effect or state of facts to the extent resulting from (1) changes or conditions generally affecting the industries in which Assertio and its Subsidiaries operate, or the economy or the financial, debt, banking, capital, credit or securities markets, in the United States, including effects on such industries, economy or markets resulting from any regulatory and political conditions or developments in general, (2) the outbreak or escalation of war or acts of terrorism or any natural disasters, acts of God or comparable events, epidemic, pandemic or disease outbreak (including the COVID-19 virus), (3) changes in applicable Law or GAAP, or the interpretation or enforcement thereof after the date of this Agreement, (4) the public announcement of this Agreement or the pendency of this Agreement, (5) any failure, in and of itself, by Assertio to meet any internal or published projections, forecasts, estimates, or predictions in respect of revenues, earnings, or other financial or operating metrics for any period (it being understood that the facts or occurrences giving rise to or contributing to such failure may be deemed to constitute, or be taken into account in determining whether there has been or would reasonably be expected to become, an Assertio Material Adverse Effect, to the extent permitted by this definition and not otherwise excepted by a clause of this proviso); (6) any change, in and of itself, in the market price or trading volume of Assertio’s or Parent’s securities or in its credit ratings (it being understood that the facts or occurrences giving rise to or contributing to such change may be deemed to constitute, or be taken into account in determining whether there has been or would reasonably be expected to become, an Assertio Material Adverse Effect, to the extent permitted by this definition and not otherwise excepted by a clause of this proviso); or (7) any specific action taken (or omitted to be taken) by Parent, Assertio, Merger Sub and their respective Subsidiaries at or with the express written direction or written consent of the Company; provided, that, with respect to clauses (1), (2) and (3), the impact of such event, change, circumstance, occurrence, effect or state of facts is not disproportionately adverse to Parent, Assertio, Merger Sub and their respective Subsidiaries, taken as a whole, as compared to other participants in the industries in which Assertio and its Subsidiaries operate.

(b)            Assertio has previously made available to the Company true and complete copies of the Certificate of Incorporation and Bylaws of each of Parent, Assertio and Merger Sub, and the Certificate of Incorporation and Bylaws (or comparable organizational documents) of each other Subsidiary of Assertio, in each case, as amended to the date of this Agreement, and each as so delivered is in full force and effect. None of Parent, Assertio or Merger Sub is in violation of any provision of its respective Certificate of Incorporation or Bylaws.

Section 5.2     Capital Stock.

(a)            The authorized capital stock of Assertio consists of 200,000,000 shares of Assertio Common Stock and 5,000,000 shares of preferred stock, par value $0.0001 per share (the “Assertio Preferred Stock”). As of the close of business on the Measurement Date, (i) 81,297,406 shares of Assertio Common Stock (excluding treasury shares) were issued and outstanding, (ii) no shares of Assertio Common Stock were held by Assertio in its treasury, (iii) no shares of Assertio Preferred Stock were issued and outstanding and no shares of Assertio Preferred Stock were held by Parent in its treasury, (iv) 2,755,026 shares of Assertio Common Stock were reserved for issuance pursuant to Assertio’s 2014 Omnibus Incentive Plan (of which 1,171,257 shares were subject to outstanding options to purchase shares of Assertio Common Stock (the “Assertio Options”)) and pursuant to Assertio’s 2004 Equity Incentive Plan (of which 345,036 shares were subject to Assertio Options), (v) 2,209,371 shares of Assertio Common Stock were reserved for issuance upon conversion of Assertio’s Convertible Senior Notes due 2021 and 11,161,433.10 shares of Assertio Common Stock were reserved for issuance upon conversion of Assertio’s Convertible Senior Notes due 2024. Except as set forth above in this Section 5.2(a), neither Assertio nor any of its Subsidiaries has outstanding any bonds, debentures, notes or other obligations having the right to vote (or convertible into, or exchangeable or exercisable for, securities having the right to vote) with the stockholders of Assertio or such Subsidiary on any matter. Except as set forth above in this Section 5.2(a) and except for changes since the close of business on the Measurement Date resulting from the exercise of any options as described above, as of the Measurement Date, there are no outstanding (A) shares of capital stock or other voting securities or equity interests of Assertio, (B) securities of Assertio or any of its Subsidiaries convertible into or exchangeable or exercisable for shares of capital stock of Assertio or other voting securities or equity interests of Assertio or its Subsidiaries, (C) stock appreciation rights, “phantom” stock rights, performance units, interests in or rights to the ownership or earnings of Assertio or its Subsidiaries or other equity equivalent or equity-based awards or rights, (D) subscriptions, options, warrants, calls, commitments, Contracts or other rights to acquire from Assertio or any of its Subsidiaries, or obligations of Assertio or any of its Subsidiaries to issue, any shares of capital stock of Assertio or any of its Subsidiaries, voting securities, equity interests or securities convertible into or exchangeable or exercisable for capital stock or other voting securities or equity interests of Assertio or its Subsidiaries or rights or interests described in the preceding clause (C) or (E) obligations of Assertio or any of its Subsidiaries to repurchase, redeem or otherwise acquire any such securities or to issue, grant, deliver or sell, or cause to be issued, granted, delivered or sold, any such securities.

(b)            The authorized capital stock of Merger Sub consists of 10,000 shares of common stock, par value $0.0001 per share, of which 10,000 shares are issued and outstanding, all of which shares are beneficially owned by Parent.

(c)            The authorized capital stock of Parent consists of 200,000,000 shares of Parent Common Stock of which 10,000 shares are issued and outstanding, all of which shares are beneficially owned by Assertio. The shares of Parent Common Stock to be issued pursuant to the Merger will be duly authorized, validly issued, fully paid and nonassessable and not subject to any preemptive rights.

Section 5.3     Subsidiaries. Section 5.3 of the Assertio Disclosure Letter sets forth a true and complete list of each Subsidiary of Assertio, including its jurisdiction of incorporation or formation. Each of Assertio’s Subsidiaries (i) is an entity duly organized, validly existing and in good standing under the Laws of the jurisdiction of its organization, (ii) has all requisite corporate or similar power and authority to own, lease and operate its properties and to carry on its business as now being conducted and (iii) is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the nature of its business or the ownership, leasing or operation of its properties makes such qualification or licensing necessary, except in the case of clause (iii), where the failure to be so qualified or licensed or in good standing, individually or in the aggregate, has not had and would not reasonably be expected to have an Assertio Material Adverse Effect. All outstanding shares of capital stock and other voting securities or equity interests of each such Subsidiary are owned, directly or indirectly, by Assertio, free and clear of all Liens other than Permitted Liens of Assertio and its Subsidiaries. Except for the capital stock of, or other equity or voting interests in, its Subsidiaries, Assertio does not own, directly or indirectly, any equity, membership interest, partnership interest, joint venture interest, or other equity or voting interest in, or any interest convertible into, exercisable or exchangeable for any of the foregoing, nor is it under any current or prospective obligation to form or participate in, provide funds to, make any loan, capital contribution, guarantee, credit enhancement or other investment in, or assume any liability or obligation of, any Person.

Section 5.4     Authority.

(a)            Each of Parent, Assertio and Merger Sub has all necessary corporate power and authority to execute, deliver and perform its obligations under this Agreement and to consummate the Merger and the other transactions contemplated hereby, including the Parent Stock Issuance. The execution, delivery and performance of this Agreement by Parent, Assertio and Merger Sub and the consummation by Parent, Assertio and Merger Sub of the Merger and the other transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Parent, Assertio and Merger Sub and no other corporate proceedings on the part of Parent, Assertio or Merger Sub are necessary to approve this Agreement or to consummate the Merger and the other transactions contemplated hereby, subject, in the case of the consummation of the Merger, to (i) the approval of this Agreement and the other transactions contemplated thereby, including the Parent Stock Issuance, by the affirmative vote of the majority of the total votes cast to approve the issuance of the Merger Consideration (the “Assertio Stockholder Approval”) and (ii) the approval of this Agreement by Parent as the sole stockholder of Merger Sub. This Agreement has been duly executed and delivered by Parent, Assertio and Merger Sub and, assuming the due authorization, execution and delivery by the Company, constitutes a valid and binding obligation of each of Parent, Assertio and Merger Sub, enforceable against each of Parent, Assertio and Merger Sub in accordance with its terms (except to the extent that enforceability may be limited by applicable bankruptcy, insolvency, moratorium, reorganization or similar Laws affecting the enforcement of creditors’ rights generally or by general principles of equity).

(b)            The Assertio Board, at a meeting duly called and held at which all directors of Assertio were present, duly adopted resolutions (i) determining that the terms of this Agreement, the Merger and the other transactions contemplated hereby are fair to and in the best interests of Assertio and its stockholders, (ii) approving and declaring advisable this Agreement and the transactions contemplated hereby, including the Merger, (iii) directing that this Agreement be submitted to the stockholders of Assertio for adoption and (iv) resolving to recommend that the stockholders of Assertio vote in favor of the adoption of this Agreement and the transactions contemplated thereby, including the Merger and the Parent Stock Issuance, which resolutions have as of the date hereof not been subsequently rescinded, modified or withdrawn in any way.

(c)            The Board of Directors of Parent, at a meeting duly called and held at which all directors of Parent were present, duly adopted resolutions (i) determining that the terms of this Agreement, the Merger and the other transactions contemplated hereby are fair to and in the best interests of Parent and its stockholders and (ii) approving and declaring advisable this Agreement and the transactions contemplated hereby, including the Merger, which resolutions have as of the date hereof not been subsequently rescinded, modified or withdrawn in any way.

(d)            The Assertio Stockholder Approval is the only vote of the holders of any class or series of Assertio’s capital stock or other securities required in connection with the consummation of the Merger and the other transactions contemplated hereby, including the Parent Stock Issuance.

Section 5.5     No Conflict; Consents and Approvals.

(a)            The execution, delivery and performance of this Agreement by each of Parent, Assertio and Merger Sub does not, and the consummation of the Merger and the other transactions contemplated hereby and compliance by each of Parent, Assertio and Merger Sub with the provisions hereof will not, conflict with, or result in any violation or breach of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of, or result in, termination, cancellation, modification or acceleration of any obligation or to the loss of a benefit under, or result in the creation of any Lien in or upon any of the properties, assets or rights of Parent, Assertio or Merger Sub under, or give rise to any increased, additional, accelerated or guaranteed rights or entitlements under, or require any consent, waiver or approval of any Person pursuant to, any provision of (i) the Certificate of Incorporation or Bylaws of Parent, Assertio or Merger Sub, (ii) any material Contract to which Parent, Assertio or Merger Sub is a party by which Parent, Assertio, Merger Sub or any of their respective properties or assets may be bound or (iii) subject to the governmental filings and other matters referred to in Section 4.4, any material Law or any rule or regulation of Nasdaq applicable to Parent, Assertio or Merger Sub or by which Parent, Assertio, Merger Sub or any of their respective properties or assets may be bound, except as, in the case of clauses (ii) and (iii), as individually or in the aggregate, has not had and would not reasonably be expected to have an Assertio Material Adverse Effect.

(b)            No consent, approval, order or authorization of, or registration, declaration, filing with or notice to, any Governmental Entity is required by or with respect to Parent, Assertio or Merger Sub in connection with the execution, delivery and performance of this Agreement by Parent, Assertio, Merger Sub or the consummation by Parent, Assertio, Merger Sub of the Merger and the other transactions contemplated hereby or compliance with the provisions hereof, except for (i) the filing with the SEC of (x) a proxy statement relating to the Assertio Stockholders Meeting, (y) the registration statement on Form S-4 to be filed with the SEC by Parent in connection with the issuance of shares of Parent Common Stock in the Merger (the “Form S-4”) and (z) such reports under Section 13(a) or 15(d) of the Exchange Act, as may be required in connection with this Agreement and the transactions contemplated hereby, (ii) such other filings and reports as may be required pursuant to the applicable requirements of the Securities Act, the Exchange Act and any other applicable state or federal securities, takeover and “blue sky” laws, (iii) the filing of a Certificate of Merger in connection with the Assertio Reorganization with the Delaware Secretary of State as required by the DGCL, (iv) any filings and approvals required under the rules and regulations of Nasdaq to permit the shares of Parent Common Stock that are to be issued in the Merger to be listed on Nasdaq and (v) such other consents, approvals, orders, authorizations, registrations, declarations, filings or notices the failure of which to be obtained or made, individually or in the aggregate, have not had and would not reasonably be expected to have an Assertio Material Adverse Effect.

Section 5.6     SEC Reports; Financial Statements.

(a)            Assertio has filed with or furnished to the SEC on a timely basis true and complete copies of all forms, reports, schedules, statements and other documents required to be filed with or furnished to the SEC by Assertio since January 1, 2018 (all such documents, together with all exhibits and schedules to the foregoing materials and all information incorporated therein by reference, the “Assertio SEC Documents”). As of their respective filing dates (or, if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing), the Assertio SEC Documents complied in all material respects with the applicable requirements of the Securities Act, the Exchange Act and the Sarbanes-Oxley Act, as the case may be, including, in each case, the rules and regulations promulgated thereunder, and none of the Assertio SEC Documents at the time they were filed (or, if amended or superseded by a subsequent filing prior to the date of this Agreement, as of the date of the last such amendment or superseding filing) contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

(b)            The financial statements (including the related notes and schedules thereto) included (or incorporated by reference) in the Assertio SEC Documents (i) have been prepared in a manner consistent with the books and records of Assertio and its Subsidiaries, (ii) have been prepared in accordance with GAAP (except, in the case of unaudited statements, as permitted by Form 10-Q of the SEC) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto), (iii) comply as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto and (iv) fairly present in all material respects the consolidated financial position of Parent and its Subsidiaries as of the dates thereof and their respective consolidated results of operations and cash flows for the periods then ended (subject, in the case of unaudited statements, to normal and recurring year-end audit adjustments that were not, or are not expected to be, material in amount), all in accordance with GAAP and the applicable rules and regulations promulgated by the SEC. Since January 1, 2018, Assertio has not made any change in the accounting practices or policies applied in the preparation of its financial statements, except as required by GAAP, SEC rule or policy or applicable Law. The books and records of Assertio and its Subsidiaries have been, and are being, maintained in all material respects in accordance with GAAP (to the extent applicable) and any other applicable legal and accounting requirements and reflect only actual transactions.

(c)            Assertio has established and maintains disclosure controls and procedures (as defined in Rules 13a-15(e) and 15d-15(e) under the Exchange Act). Such disclosure controls and procedures are designed to ensure that information relating to Assertio, including its consolidated Subsidiaries, required to be disclosed in Assertio’s periodic and current reports under the Exchange Act, is made known to Assertio’s chief executive officer and its chief financial officer by others within those entities to allow timely decisions regarding required disclosures as required under the Exchange Act. The chief executive officer and chief financial officer of Assertio have evaluated the effectiveness of Assertio’s disclosure controls and procedures and, to the extent required by applicable Law, presented in any applicable Assertio SEC Document that is a report on Form 10-K or Form 10-Q, or any amendment thereto, its conclusions about the effectiveness of the disclosure controls and procedures as of the end of the period covered by such report or amendment based on such evaluation.

(d)            Assertio and its Subsidiaries have established and maintain a system of internal control over financial reporting (as defined in Rules 13a-15(f) and 15d-15(f) under the Exchange Act) which is sufficient to provide reasonable assurance regarding the reliability of Assertio’s financial reporting and the preparation of Assertio’s financial statements for external purposes in accordance with GAAP. Assertio has disclosed, based on its most recent evaluation of Assertio’s internal control over financial reporting prior to the date hereof, to Assertio’s auditors and audit committee (i) any significant deficiencies and material weaknesses in the design or operation of Assertio’s internal control over financial reporting which are reasonably likely to adversely affect Assertio’s ability to record, process, summarize and report financial information and (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in Assertio’s internal control over financial reporting. A true, correct and complete summary of any such disclosures made by management to Assertio’s auditors and audit committee is set forth as Section 5.5(d) of the Assertio Disclosure Letter.

(e)            Since January 1, 2018, (i) neither Assertio nor any of its Subsidiaries nor, to the knowledge of the Company, any director, officer, employee, auditor, accountant or representative of Assertio or any of its Subsidiaries has received or otherwise had or obtained knowledge of any material complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods of Assertio or any of its Subsidiaries or their respective internal accounting controls, including any material complaint, allegation, assertion or claim that Assertio or any of its Subsidiaries has engaged in questionable accounting or auditing practices and (ii) no attorney representing Assertio or any of its Subsidiaries, whether or not employed by Assertio or any of its Subsidiaries, has reported evidence of a material violation of securities Laws, breach of fiduciary duty or similar violation by Assertio or any of its Subsidiaries or any of their respective officers, directors, employees or agents to the Assertio Board or any committee thereof or to any director or officer of Assertio or any of its Subsidiaries.

(f)            As of the date of this Agreement, there are no outstanding or unresolved comments in the comment letters received from the SEC staff with respect to the Assertio SEC Documents. To the knowledge of Assertio, none of the Assertio SEC Documents is subject to ongoing review or outstanding SEC comment or investigation.

(g)            Neither Assertio nor any of its Subsidiaries is a party to, or has any commitment to become a party to, any joint venture, off balance sheet partnership or any similar Contract (including any Contract or arrangement relating to any transaction or relationship between or among Assertio and any of its Subsidiaries, on the one hand, and any unconsolidated Affiliate, including any structured finance, special purpose or limited purpose entity or Person, on the other hand, or any “off balance sheet arrangements” (as defined in Item 303(a) of Regulation S K under the Exchange Act)), where the result, purpose or intended effect of such Contract is to avoid disclosure of any material transaction involving, or material liabilities of, Assertio or any of its Subsidiaries in Assertio’s or such Subsidiary’s published financial statements or other Assertio SEC Documents.

(h)            Assertio is in compliance in all material respects with (i) the provisions of the Sarbanes-Oxley Act and (ii) the rules and regulations of Nasdaq, in each case, that are applicable to Assertio.

(i)            No Subsidiary of Assertio is required to file any form, report, schedule, statement or other document with the SEC.

Section 5.7      No Undisclosed Liabilities. Neither Assertio nor any of its Subsidiaries has any liabilities or obligations of any nature, whether accrued, absolute, contingent or otherwise, known or unknown, whether due or to become due and whether or not required to be recorded or reflected on a balance sheet under GAAP, except (a) to the extent specifically accrued or reserved against in the audited consolidated balance sheet of Assertio and its Subsidiaries as at December 31, 2019 included in the Annual Report on Form 10-K filed by Assertio with the SEC on March 10, 2020 (without giving effect to any amendment thereto filed on or after the date hereof), (b) for liabilities and obligations incurred in the ordinary course of business consistent with past practice since December 31, 2019 that are not material to Assertio and its Subsidiaries, taken as a whole, (c) are incurred in connection with the transactions contemplated by this Agreement or (d) which are not, in the aggregate, material to Assertio and its Subsidiaries, taken as a whole.

Section 5.8     Certain Information. The Joint Proxy Statement will not at the time it is first mailed to Assertio’s stockholders, at the time of any amendments or supplements thereto and at the time of the Assertio Stockholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they are made, not misleading. The Form S-4 will not, at the time the Form S-4 is filed with the SEC, at the time of any amendment or supplement thereto and at the time it (or any post-effective amendment or supplement) becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading. The Form S-4 will comply as to form in all material respects with the applicable provisions of the Securities Act and the Exchange Act. Notwithstanding the foregoing, none of Parent, Assertio or Merger Sub makes any representation or warranty with respect to statements included or incorporated by reference in the Form S-4 or the Joint Proxy Statement based on information supplied in writing by or on behalf of the Company specifically for inclusion or incorporation by reference therein.

Section 5.9     Absence of Certain Changes or Events. Since December 31, 2019 through the date of this Agreement: (a) except in connection with the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby, Assertio and its Subsidiaries have conducted their businesses only in the ordinary course consistent with past practice; (b) there has not been any change, event or development or prospective change, event or development that, individually or in the aggregate, has had or would reasonably be expected to have an Assertio Material Adverse Effect; and (c) none of Assertio or any of its Subsidiaries has taken any action, that if taken after the date of this Agreement, would constitute a breach of any covenants set forth in Section 6.1(b)(i), (iii), (vi), or (xii).

Section 5.10     Litigation. There is no Action pending or, to the knowledge of Assertio, threatened against Assertio or any of its Subsidiaries, or any of their respective properties or assets other than any Action that (a) does not involve an amount in controversy in excess of $500,000 and (b) seeks material injunctive or other material non-monetary relief. None of Assertio, Parent, any of their respective Subsidiaries or any of their respective properties or assets is subject to any material outstanding Order. As of the date of this Agreement, there is no Action pending or, to the knowledge of Assertio, threatened seeking to prevent, hinder, modify, delay or challenge the Merger or any of the other transactions contemplated by this Agreement. There are no internal investigations or internal inquiries that, since January 1, 2018, have been conducted or are being conducted by or at the direction of the Assertio Board (or any committee thereof) regarding any material accounting practices of Assertio or any of its Subsidiaries. For the avoidance of doubt, this Section 5.10 shall not apply to Taxes or the Assertio Plans.

Section 5.11     Compliance with Laws. Assertio and each of its Subsidiaries are and have been in compliance in all material respects with all Laws applicable to their businesses, operations, properties or assets. None of Assertio or any of its Subsidiaries has received, since January 1, 2018, a notice or other written communication alleging or relating to a possible material violation of any Law applicable to their businesses, operations, properties or assets. Assertio and each of its Subsidiaries have in effect all material Permits of all Governmental Entities necessary for them to own, lease or operate their properties and assets and to carry on their businesses and operations as now conducted, and there has occurred no violation of, default (with or without notice or lapse of time or both) under or event giving to others any right of revocation, non-renewal, adverse modification or cancellation of, with or without notice or lapse of time or both, any such Permit, nor would any such revocation, non-renewal, adverse modification or cancellation result from the consummation of the transactions contemplated hereby.

Section 5.12     Health Care Regulatory Matters.

(a)            Assertio and its Subsidiaries, and to the knowledge of Assertio, each of their directors, officers, management employees, agents (while acting in such capacity), contract manufacturers, suppliers, and distributors are, and at all times prior hereto were, in material compliance with all Health Care Laws to the extent applicable to Assertio or any of its products or activities. To the knowledge of Assertio, there are no facts or circumstances that reasonably would be expected to give rise to any material liability under any Health Care Laws.

(b)            Neither Assertio nor any of its Subsidiaries are party to any material corporate integrity agreements, monitoring agreements, consent decrees, settlement orders, or similar agreements with or imposed by any government entity.

(c)            All applications, notifications, submissions, information, claims, reports and statistical analyses, and other data and conclusions derived therefrom, utilized as the basis for or submitted in connection with any and all requests for a Permit from the FDA or other Governmental Entity relating to Products, including, without limitation, investigational new drug applications, when submitted to the FDA or other Governmental Entity were true, complete and correct in all material respects as of the date of submission and any necessary or required updates, changes, corrections or modification to such applications, submissions, information and data have been submitted to the FDA or other Governmental Entity. Neither Assertio nor any of its Subsidiaries have knowledge of any facts or circumstances that would be reasonably likely to lead the revocation, suspension, limitation, or cancellation of a Permit required under Health Care Laws or of any application for marketing approval currently pending before the FDA or such other Governmental Entity.

(d)            All preclinical studies and clinical trials conducted by or, to the knowledge of Assertio, on behalf of Assertio or any of its Subsidiaries have been, and if still pending are being, conducted in material compliance with research protocols and all applicable Health Care Laws, including, but not limited to, the FDCA and its applicable implementing regulations at 21 C.F.R. Parts 50, 54, 56, 58, 312, 314, 320. No clinical trial conducted by or on behalf of Assertio or its Subsidiaries has been terminated or suspended prior to completion, and neither FDA or an institutional review board that has or has had jurisdiction over, a clinical trial conducted by or on behalf of Assertio or its Subsidiaries has placed a clinical hold order on, or otherwise terminated, delayed or suspended, such a clinical trial at a clinical research site based on an actual or alleged lack of safety or efficacy of any Product or a failure to conduct such clinical trial in compliance with applicable Health Care Laws.

(e)            All manufacturing operations conducted by or, to the knowledge of Assertio, for the benefit of Assertio or its Subsidiaries have been and are being conducted in material compliance with all Permits under applicable Health Care Laws, all applicable provisions of the FDA’s current good manufacturing practice regulations at 21 C.F.R. Parts 210-211, and all comparable foreign regulatory requirements of any Governmental Entity.

(f)            Neither Assertio nor any of its Subsidiaries have received any written or oral communication that relates to an alleged violation or non-compliance with any Health Care Laws, including any notification of any pending or threatened claim, suit, proceeding, hearing, enforcement, investigation, arbitration, import detention or refusal, inspection observations, FDA Warning Letter or Untitled Letter, or any other enforcement action by a Governmental Entity relating to any Health Care Laws. To the knowledge of Assertio or its Subsidiaries, all Warning Letters, Form-483 observations, or comparable findings from other Governmental Entities listed in Section 5.12(f) of the Assertio Disclosure Letter have been resolved to the satisfaction of the applicable government entity.

(g)            There have been no seizures, withdrawals, recalls, detentions, or suspensions of manufacturing or distribution relating to the Products required or requested by a Governmental Entity, or Safety Notices, and, to the knowledge of Assertio, there are no facts or circumstances that reasonably would be expected to give rise to a Safety Notice. All Safety Notices listed in Section 5.12(g) of the Assertio Disclosure Letter have been resolved to the satisfaction of the applicable government entity.

(h)            Except as set forth in Section 5.12(g) of the Assertio Disclosure Letter, there are no unresolved Safety Notices, or material product complaints with respect to the Products, and to the knowledge of Assertio or its Subsidiaries, there are no facts that would be reasonably likely to result in a material Safety Notice or complaint with respect to the Products or a termination or suspension of developing and testing of any of the Products.

(i)            All reports, documents, claims, permits and notices required to be filed, maintained or furnished to the FDA or any Governmental Entity by Assertio and its Subsidiaries have been so filed, maintained or furnished, except where failure to file, maintain or furnish such reports, documents, claims, permits or notices have not had and would not reasonably be expected to have, individually or in the aggregate, an Assertio Material Adverse Effect. To the knowledge of Assertio, all such reports, documents, claims, permits and notices were true and complete in all material respects on the date filed (or were corrected in or supplemented by a subsequent filing).

(j)            Neither Assertio, nor its Subsidiaries, nor, to the knowledge of Assertio, any officer, employee, agent, or distributor of Assertio or any of its Subsidiaries has committed any act, made any statement or failed to make any statement that violates the Federal Healthcare Program Anti-Kickback Statute, 28 U.S.C. § 1320a-7b, the Federal False Claims Act, 31 U.S.C. § 3729, other Health Care Laws, or any other similar federal, state, or ex-U.S. law applicable in the jurisdictions in which the Products are sold or intended to be sold.

(k)            Neither Assertio nor its Subsidiaries, nor, to the knowledge of Assertio, any officer, employee, agent, or distributor of Assertio or its Subsidiaries has been convicted of any crime or engaged in any conduct that has resulted, or would reasonably be expected to result, in debarment or disqualification under applicable Law, including, without limitation, 21 U.S.C. § 335a, or exclusion under 42 U.S.C. § 1320a-7, or any other statutory provision or similar law applicable in other jurisdictions in which the Products are sold or intended to be sold. Neither Assertio nor any of its Subsidiaries, nor, to the knowledge of Assertio, any officer, employee, agent or distributor of Assertio or any of its Subsidiaries, has been excluded from participation in any federal health care program or convicted of any crime or engaged in any conduct for which such Person could be excluded from participating in any federal health care program under Section 1128 of the Social Security Act of 1935, as amended, or any similar Health Care Law or program.

(l)            To the knowledge of Assertio, there have not been any certification made pursuant to Section 505(j)(2)(A)(vii)(III) or 505(j)(2)(A)(vii)(IV) of the FDCA with respect to one of the Assertio Products.

Section 5.13     Benefit Plans.

(a)            Section 5.13(a) of the Assertio Disclosure Letter contains a true and complete list of each material Assertio Plan. For purposes of this Agreement, an “Assertio Plan” means each “employee benefit plan” (within the meaning of section 3(3) of ERISA, whether or not subject to ERISA), “multiemployer plans” (within the meaning of ERISA section 3(37)), and all stock purchase, stock option, phantom stock or other equity-based plan, severance, employment, collective bargaining, change-in-control, fringe benefit, bonus, incentive, deferred compensation, supplemental retirement, health, life, or disability insurance, dependent care and all other employee benefit and compensation plans, agreements, programs, policies or other arrangements, whether or not subject to ERISA, whether formal or informal, written or oral, legally binding or not, under which any current or former employee, director or consultant of Assertio or its Subsidiaries (or any of their dependents) has any present or future right to compensation or benefits, in each case, that Assertio or its Subsidiaries sponsors or maintains, is making contributions to or with respect to which has any present or future liability or obligation (contingent or otherwise). Assertio has furnished or made available to the Company a current, accurate and complete copy of each material Assertio Plan (including, without limitation, all Assertio equity plans and the forms of all award agreements evidencing outstanding Assertio equity or equity-based awards), or if such Assertio Plan is not in written form, a written summary of all of the material terms of such Assertio Plan. With respect to each material Assertio Plan, Assertio has furnished or made available to the Company a current, accurate and complete copy of, to the extent applicable: (i) any related trust agreement or other funding instrument, (ii) the most recent determination, opinion or advisory letter of the IRS, (iii) the most recent summary plan description, summary of material modifications, and other similar material written communications to the employees of Assertio or its Subsidiaries concerning the extent of the benefits provided under an Assertio Plan, and (iv) for the three most recent years (A) the Form 5500 and attached schedules, (B) audited financial statements, (C) actuarial valuation reports and (D) attorney’s response to an auditor’s request for information.

(b)            Neither Assertio, its Subsidiaries or any member of their Controlled Group (nor any predecessor of any such entity) sponsors, maintains, contributes to or is required to contribute to, or has in the past six (6) years sponsored, maintained, contributed to or been required to contribute to, or has any liability (contingent or otherwise) with respect to: (i) a “multiemployer plan” (within the meaning of ERISA section 3(37)), (ii) a Pension Plan that is subject to Title IV of ERISA or Section 412 of the Code, (iii) a Pension Plan which is a “multiple employer plan” as defined in Section 413 of the Code, or (iv) a “funded welfare plan” within the meaning of Section 419 of the Code.

(c)            With respect to the Assertio Plans:

(i)            each Assertio Plan complies in all material respects with its terms and complies in all material respects in form and in operation with the applicable provisions of ERISA and the Code and all other applicable legal requirements;

(ii)            no reportable event (as defined in Section 4043 of ERISA), no prohibited transaction (as described in Section 406 of ERISA or Section 4975 of the Code) for which any liability remains outstanding, or no accumulated funding deficiency (as defined in Section 302 of ERISA and 412 of the Code), in each case, has occurred with respect to any Assertio Plan, and all material contributions required to be made under the terms of any Assertio Plan have been timely made;

(iii)            each Assertio Plan intended to be qualified under Section 401(a) of the Code has received a favorable determination, advisory and/or opinion letter, as applicable, from the IRS that it is so qualified and nothing has occurred since the date of such letter that would reasonably be expected to cause the loss of the sponsor’s ability to rely upon such letter, and nothing has occurred that would reasonably be expected to result in the loss of the qualified status of such Assertio Plan;

(iv)           there is no Action (including any investigation, audit or other administrative proceeding) by the Department of Labor, the PBGC, the IRS or any other Governmental Entity or by any plan participant or beneficiary pending, or to the knowledge of Assertio, threatened, relating to the Assertio Plans, any fiduciaries thereof with respect to their duties to Assertio Plans or the assets of any of the trusts under any of Assertio Plans (other than routine claims for benefits);

(v)            none of Assertio or any of its Subsidiaries has outstanding any liability under ERISA, the Code or other applicable Laws in connection with the termination of, or withdrawal from, any Company Plan;

(vi)            Assertio and its Subsidiaries do not maintain any Assertio Plan that is a “group health plan” (as such term is defined in Section 5000(b)(1) of the Code) that has not been administered and operated in all material respects in compliance with the applicable requirements of Section 601, et seq. of ERISA and Section 4980B(b) of the Code;

(vii)            none of the Assertio Plans currently provides, or reflects or represents any liability to provide post-termination or retiree welfare benefits to any individual for any reason, except as may be required by COBRA, and none of Assertio, its Subsidiaries or any members of their Controlled Group has any liability to provide post-termination or retiree medical, dental, vision or prescription drug benefits to any individual, except to the extent required by statute or except with respect to a contractual obligation to reimburse any premiums such person may pay in order to obtain health coverage under COBRA;

(viii)         each Assertio Plan is subject exclusively to United States Law; and

(ix)            the execution and delivery of this Agreement and the consummation of the Merger will not, either alone or in combination with any other event, (A) entitle any current or former employee, officer, director or consultant of Assertio or any Subsidiary to severance pay, unemployment compensation or any other similar termination payment, or (B) accelerate the time of payment or vesting, or increase the amount of or otherwise enhance any benefit due any such employee, officer, director or consultant.

(d)            There is no agreement, plan or other arrangement to which any of Assertio or any Subsidiary is a party or by which any of them is otherwise bound to compensate any person in respect of taxes or other liabilities incurred with respect to Section 409A or 4999 of the Code.

(e)            Each Assertio Plan that constitutes in any part a Nonqualified Deferred Compensation Plan subject to Section 409A of the Code has been operated and maintained since January 1, 2005 in compliance in all material respects with the 409A Authorities. No Assertio Plan that would be a Nonqualified Deferred Compensation Plan subject to Section 409A of the Code but for the effective date provisions that are applicable to Section 409A of the Code, as set forth in Section 885(d) of the AJCA, has been “materially modified” within the meaning of Section 885(d)(2)(B) of the AJCA after October 3, 2004, based upon a good faith reasonable interpretation of the AJCA and the 409A Authorities and has not been operated in compliance with the 409A Authorities after such material modification. No current or former director, officer, employee, contractor or consultant of Assertio or any of its Subsidiaries is entitled to any gross-up, make-whole or other additional payment from Assertio or any of its Subsidiaries in respect of any Tax (including Taxes imposed under Section 409A of the Code) or interest or penalty related thereto.

(f)            Each Assertio option intended to qualify as an “incentive stock option” under Section 422 of the Code so qualifies and the exercise price of each other Assertio option is no less than the fair market value of a share of Assertio Common Stock as determined on the date of grant of such Assertio option.

Section 5.14            Labor Matters.

(a)            Assertio and its Subsidiaries are and at all times during the past four (4) years have been in compliance in all material respects with all applicable Laws relating to labor and employment, including those relating to wages, hours, collective bargaining, unemployment compensation, workers compensation, equal employment opportunity, age and disability discrimination, immigration control, employee classification, information privacy and security, payment and withholding of taxes and continuation coverage with respect to group health plans. During the preceding three years, there has not been, and as of the date of this Agreement there is not pending or, to the knowledge of Assertio, threatened, any labor dispute, work stoppage, labor strike or lockout against Assertio or any of its Subsidiaries by employees.

(b)            Neither Assertio nor any of its Subsidiaries is a party to or otherwise bound by an effective or pending collective bargaining agreement or similar labor agreement, and no employee of Assertio or any of its Subsidiaries is covered by any such agreement. To the knowledge of Assertio, there has not been any activity on behalf of any labor union, labor organization or similar employee group to organize any employees of Assertio or any of its Subsidiaries. There are no (i) unfair labor practice charges or complaints against Assertio or any of its Subsidiaries pending before the National Labor Relations Board or any other labor relations tribunal or authority, (ii) representation claims or petitions or demands for recognition pending before the National Labor Relations Board or any other labor relations tribunal or authority or (iii) grievances or pending arbitration proceedings against Assertio or any of its Subsidiaries that arose out of or under any collective bargaining agreement, and to the knowledge of Assertio no such charges, complaints, claims, petitions, demands, arbitrations or grievances are threatened.

(c)            To the knowledge of Assertio, no current key employee or officer of Assertio or any of its Subsidiaries intends, or is expected, to terminate his employment relationship with such entity following the consummation of the transactions contemplated hereby.

(d)            During the preceding four (4) years, (i) neither Assertio nor any Subsidiary has effectuated a “plant closing” (as defined in the WARN Act) affecting any site of employment or one or more facilities or operating units within any site of employment or facility, (ii) there has not occurred a “mass layoff” (as defined in the WARN Act) in connection with Assertio or any Subsidiary affecting any site of employment or one or more facilities or operating units within any site of employment or facility and (iii) neither Assertio nor any Subsidiary has engaged in layoffs or employment terminations sufficient in number to trigger application of any similar state, local or foreign law. Each person employed by Assertio or any Subsidiary is properly classified as exempt or non-exempt in accordance with applicable overtime laws, and no person treated as an independent contractor or consultant by Assertio or any Subsidiary should have been properly classified as an employee under applicable law.

(e)            Except as set forth on Section 5.14(e) of the Assertio Disclosure Letter, there are no Actions against Assertio or any of its Subsidiaries pending, or to Assertio’s knowledge, threatened to be brought or filed, in connection with the employment or engagement of any current or former employee, officer, consultant or other service provider of Assertio, including, without limitation, any claim relating to employment discrimination, harassment, retaliation, equal pay, employment classification or any other employment related matter arising under applicable Laws, except where such action would not, individually or in the aggregate, result in Assertio incurring a material liability.

(f)            Except as set forth on Section 5.14(f) of the Assertio Disclosure Letter or with respect to any Assertio Plan (which subject is addressed in Section 5.13 above), the execution of this Agreement and the consummation of the transactions set forth in or contemplated by this Agreement will not result in any breach or violation of, or cause any payment to be made under, any applicable Laws respecting labor and employment or any collective bargaining agreement to which Assertio or any of its Subsidiaries is a party.

(g)            During the preceding four (4) years, (i) no allegations of workplace sexual harassment, discrimination or other misconduct have been made, initiated, filed or, to the knowledge of Assertio, threatened against Assertio, any of its Subsidiaries or any of their respective current or former directors, officers or senior level management employees, (ii) to the knowledge of Assertio, no incidents of any workplace sexual harassment, discrimination or other misconduct have occurred, and (iii) neither Assertio nor any of its Subsidiaries have entered into any settlement agreement related to allegations of sexual harassment, discrimination or other misconduct by any of their directors, officers or employees described in clause (i) hereof or any independent contractor.

Section 5.15            Environmental Matters.

(a)            Except as, individually or in the aggregate, has not had and would not reasonably be expected to have an Assertio Material Adverse Effect, (i) Assertio and each of its Subsidiaries have conducted their respective businesses in compliance with all, and have not violated any, applicable Environmental Laws; (ii) Assertio and its Subsidiaries have obtained all Permits of all Governmental Entities and any other Person that are required under any Environmental Law; (iii) there has been no release of any Hazardous Substance by Assertio or any of its Subsidiaries or any other Person in any manner that has given or would reasonably be expected to give rise to any remedial or investigative obligation, corrective action requirement or liability of Assertio or any of its Subsidiaries under applicable Environmental Laws; (iv) neither Assertio nor any of its Subsidiaries has received any claims, notices, demand letters or requests for information (except for such claims, notices, demand letters or requests for information the subject matter of which has been resolved prior to the date of this Agreement) from any federal, state, local, foreign or provincial Governmental Entity or any other Person asserting that Assertio or any of its Subsidiaries is in violation of, or liable under, any Environmental Law; (v) no Hazardous Substance has been disposed of, arranged to be disposed of, released or transported in violation of any applicable Environmental Law, or in a manner that has given rise to, or that would reasonably be expected to give rise to, any liability under any Environmental Law, in each case, on, at, under or from any current or former properties or facilities owned or operated by Assertio or any of its Subsidiaries or as a result of any operations or activities of Assertio or any of its Subsidiaries at any location and, to the knowledge of Assertio, Hazardous Substances are not otherwise present at or about any such properties or facilities in amount or condition that has resulted in or would reasonably be expected to result in liability to Assertio or any of its Subsidiaries under any Environmental Law; and (vi) neither Assertio, its Subsidiaries nor any of their respective properties or facilities are subject to, or are threatened to become subject to, any liabilities relating to any suit, settlement, court order, administrative order, regulatory requirement, judgment or claim asserted or arising under any Environmental Law or any agreement relating to environmental liabilities.

Section 5.16             Taxes.

(a)            Assertio and each of its Subsidiaries have timely (i) filed all material Tax Returns required to be filed by any of them and all material Tax Returns filed by, or on behalf of, Assertio and its Subsidiaries are true, accurate and complete in all material respects; and (ii) paid in full (or caused to be timely paid in full) all material Taxes that are required to be paid by or with respect to them, whether or not such Taxes were shown as due on such Tax Returns.

(b)            All material Taxes not yet due and payable by Assertio and its Subsidiaries as of the date of the latest Assertio SEC Documents have been, in all respects, properly accrued in accordance with GAAP on the most recent financial statements contained in the Assertio SEC Documents, and such financial statements reflect an adequate reserve (in accordance with GAAP) for all material Taxes accrued but unpaid by Assertio and its Subsidiaries through the date of such financial statements. Since the date of such financial statements, Assertio and each of its Subsidiaries have not incurred, individually or in the aggregate, any liability for material Taxes outside the ordinary course of business consistent with past practice.

(c)            Neither Assertio nor any of its Subsidiaries has executed any waiver of any statute of limitations on, or extended the period for the assessment or collection of, any amount of Tax, in each case that has not since expired.

(d)            No Tax Action with respect to material Taxes or any material Tax Return of Assertio or any of its Subsidiaries are presently in progress or have been asserted, threatened or proposed in writing. No deficiencies or claims for material Taxes have been claimed, proposed, assessed or asserted in writing against Assertio or any of its Subsidiaries by a Governmental Authority, other than any such claim, proposal, assessment or assertion that has been satisfied by payment in full, settled or withdrawn.

(e)            Assertio and each of its Subsidiaries have timely withheld all material Taxes required to have been withheld from payments made (or deemed made) to its employees, independent contractors, creditors, shareholders and other third parties and, to the extent required, such Taxes have been timely paid to the relevant Governmental Entity.

(f)            Neither Assertio nor any of its Subsidiaries has engaged in a “listed transaction” as set forth in Treasury Regulation § 1.6011-4(b)(2).

(g)            Neither Assertio nor any of its Subsidiaries (i) is a party to or bound by, or currently has any liability pursuant to, any Tax sharing, allocation or indemnification agreement or obligation, other than any such agreement or obligation entered into in the ordinary course of business the primary purpose of which is unrelated to Taxes; (ii) is or has been a member of a group (other than a group the common parent of which is Assertio or one of the Assertio’s Subsidiaries) filing a consolidated, combined, affiliated, unitary or similar income Tax Return; (iii) has any liability for the Taxes of any Person (other than Assertio and its Subsidiaries) pursuant to Treasury Regulation § 1.1502-6 (or any similar provision of state, local or non-United States Law) as a transferee or successor, or otherwise by operation of Law; or (iv) is or has been treated as a resident for any income Tax purpose, or as subject to Tax by virtue of having a permanent establishment, an office or fixed place of business, in any country other than the country in which it was or is organized.

(h)            No private letter rulings, technical advice memoranda, or similar agreements or rulings have been requested, entered into or issued by any taxing authority with respect to Assertio or any of its Subsidiaries which rulings remain in effect.

(i)            Neither Assertio nor any of its Subsidiaries will be required to include any material item of income in, or exclude any material item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of (i) a change in, or use of improper, method of accounting requested or initiated on or prior to the Closing Date, (ii) a “closing agreement” as described in Section 7121 of the Code (or any similar provision of Law) executed on or prior to the Closing Date, (iii) an installment sale or open transaction disposition made on or prior to the Closing Date, (iv) any prepaid amount received or deferred revenue accrued on or prior to the Closing Date, (v) an election under Section 108(i) of the Code (or any similar provision of Law), or (vi) Section 965 of the Code.

(j)            There are no liens for Taxes upon any of the assets of Assertio or any of its Subsidiaries other than Permitted Liens.

(k)            None of Assertio or any of its Subsidiaries has distributed stock of another Person or has had its stock distributed by another Person in the two year period ending prior to Closing, in a transaction that was purported or intended to be governed in whole or in part by Sections 355 or 361 of the Code.

(l)            Assertio and each of its Subsidiaries have conducted all intercompany transactions, and maintained all related documentation, in compliance with Section 482 of the Code (or any similar provision of applicable Law).

(m)            No claim has been made in writing by any Governmental Entity in a jurisdiction where neither Assertio nor any of its Subsidiaries currently files or has filed a Tax Return that Assertio or any of its Subsidiaries is or may be subject to taxation by such jurisdiction.

(n)            Neither Assertio nor any of its Subsidiaries knows of any fact, agreement, plan or other circumstance that could reasonably be expected to cause each of the Assertio Reorganization (together with the Assertio LLC Merger) and the Merger (together with the Company LLC Merger) to qualify as neither a “reorganization” within the meaning of Section 368(a) of the Code nor transactions governed by Section 351 of the Code.

For purposes of this Section 5.16, where the context permits, each reference to Assertio and its Subsidiaries shall include a reference to any person for whose Taxes Assertio or its Subsidiaries are liable under applicable Law.

Section 5.17             Contracts.

(a)            Except as set forth in the Assertio SEC Documents publicly available prior to the date of this Agreement, neither Assertio nor any of its Subsidiaries is a party to or is bound by any “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K under the Securities Act) (all such material contracts, “Assertio Material Contracts”).

(b)            (i) Each Assertio Material Contract is valid and binding on Assertio and any of its Subsidiaries to the extent such Subsidiary is a party thereto, as applicable, and to the knowledge of Assertio, each other party thereto, and is in full force and effect and enforceable in accordance with its terms; (ii) Assertio and each of its Subsidiaries, and, to the knowledge of Assertio, each other party thereto, has performed all material obligations required to be performed by it under each Assertio Material Contract; and (iii) there is no default under any Assertio Material Contract by Assertio or any of its Subsidiaries or, to the knowledge of Assertio, any other party thereto, and no event or condition has occurred that constitutes, or, after notice or lapse of time or both, would constitute, a default on the part of Assertio or any of its Subsidiaries or, to the knowledge of Assertio, any other party thereto under any such Assertio Material Contract, nor has Assertio or any of its Subsidiaries received any written notice of any such material default, event or condition. Assertio has furnished or made available to the Company true and complete copies of all Assertio Material Contracts, including all amendments thereto.

Section 5.18            Insurance. Assertio and each of its Subsidiaries is covered by valid and currently effective insurance policies issued in favor of Assertio or one or more of its Subsidiaries that are customary and adequate for companies of similar size in the industries and locations in which Assertio operates. Section 5.18 of the Assertio Disclosure Letter sets forth, as of the date hereof, a true and complete list of all material insurance policies issued in favor of Assertio or any of its Subsidiaries, or pursuant to which Assertio or any of its Subsidiaries is a named insured or otherwise a beneficiary, as well as any historic incurrence-based policies still in force. With respect to each such insurance policy, (a) such policy is in full force and effect and all premiums due thereon have been paid, (b) neither Assertio nor any of its Subsidiaries is in breach or default, and has not taken any action or failed to take any action which (with or without notice or lapse of time, or both) would constitute such a breach or default, or would permit termination or modification of, any such policy and (c) to the knowledge of Assertio, no insurer issuing any such policy has been declared insolvent or placed in receivership, conservatorship or liquidation. No notice of cancellation or termination has been received with respect to any such policy, nor will any such cancellation or termination result from the consummation of the transactions contemplated hereby. This Section 5.18 shall not apply to insurance relative to any Assertio Plan.

Section 5.19            Properties.

(a)            Assertio or one of its Subsidiaries has good and valid title to, or in the case of leased property and leased tangible assets, a valid leasehold interest in, all of its real properties and tangible assets that are necessary for Assertio and its Subsidiaries to conduct their respective businesses as currently conducted, free and clear of all Liens other than Permitted Liens of Assertio and its Subsidiaries. Except as has not had and would not reasonably be expected to have, individually or in the aggregate, an Assertio Material Adverse Effect, the tangible personal property currently used in the operation of the business of Assertio and its Subsidiaries is in good working order (reasonable wear and tear excepted).

(b)            Each of Assertio and its Subsidiaries has complied with the terms of all leases to which it is a party, and all such leases are in full force and effect, except for any such noncompliance or failure to be in full force and effect that, individually or in the aggregate, has not had and would not reasonably be expected to have an Assertio Material Adverse Effect. Each of Assertio and its Subsidiaries enjoys peaceful and undisturbed possession under all such leases, except for any such failure to do so that, individually or in the aggregate, has not had and would not reasonably be expected to have an Assertio Material Adverse Effect.

(c)            Section 5.19(c) of the Assertio Disclosure Letter sets forth a true and complete list of (i) all real property owned by Assertio or any of its Subsidiaries and (ii) all real property leased for the benefit of Assertio or any of its Subsidiaries pursuant to a Contract providing for annual aggregate rent in excess of $25,000.

(d)            This Section 5.19 does not relate to intellectual property, which is the subject of Section 5.20.

Section 5.20            Intellectual Property.

(a)            Section 5.20(a) of the Assertio Disclosure Letter sets forth a true and complete list of all (i) patents and patent applications; (ii) trademark registrations and applications; and (iii) copyright registrations and applications, in each case owned or purported to be owned by Assertio or any of its Subsidiaries (collectively, “Assertio Registered IP”) and a true and complete list of all domain names owned or purported to be owned by Assertio or any of its Subsidiaries. (i) All of the Assertio Registered IP is subsisting and, in the case of any Assertio Registered IP that is registered or issued and to the knowledge of Assertio, valid and enforceable, (ii) no Assertio Registered IP is involved in any interference, reissue, derivation, reexamination, opposition, cancellation or similar proceeding and, to the knowledge of Assertio, no such action is threatened with respect to any of the Assertio Registered IP and (iii) Assertio or its Subsidiaries own exclusively, free and clear of any and all Liens (other than Permitted Liens of Assertio and its Subsidiaries), all Assertio Owned IP, including all Intellectual Property created on behalf of Assertio or its Subsidiaries by employees or independent contractors.

(b)            Assertio and its Subsidiaries have taken commercially reasonable measures to maintain the confidentiality of all information that constitutes or constituted a material Trade Secret of Assertio or its Subsidiaries, including requiring all Persons having access thereto to execute written non-disclosure agreements or other binding obligations to maintain confidentiality of such information.

(c)            (i) To the knowledge of Assertio, the conduct of the businesses of Assertio and its Subsidiaries has not infringed, misappropriated or diluted, and does not infringe, misappropriate or dilute, any Intellectual Property of any Person, (ii) in the prior three (3) years, neither Assertio nor any of its Subsidiaries has received any written notice or claim asserting or suggesting that any such infringement, misappropriation, or dilution is or may be occurring or has or may have occurred and (iii) to the knowledge of Assertio, no Person is infringing, misappropriating, or diluting in any material respect any Assertio Owned IP. Except as set forth on Section 5.20(c) of the Assertio Disclosure Letter, to Assertio’s knowledge, no Abbreviated New Drug Application referencing any Product of Assertio or any of its Subsidiaries has been submitted to the FDA.

(d)            (i) Assertio and its Subsidiaries have taken commercially reasonable steps to protect the confidentiality and security of the computer and information technology systems used by Assertio and its Subsidiaries (the “Assertio IT Systems”) and the information and transactions stored or contained therein or transmitted thereby, (ii) to the knowledge of Assertio, during the past two (2) years, there has been no unauthorized or improper use, loss, access, transmittal, modification or corruption of any such information or data and (iii) during the past two (2) years, there have been no material failures, crashes, viruses, security breaches (including any unauthorized access to any personally identifiable information), affecting the Assertio IT Systems.

(e)            (i) to the knowledge of Assertio, Assertio and its Subsidiaries have at all times complied in all material respects with all applicable Privacy Laws, (ii) during the past two (2) years, no claims have been asserted or, to the knowledge of Assertio, threatened in writing against Assertio alleging a violation of any Person’s privacy or Personal Information, (iii) neither this Agreement nor the consummation of the transactions contemplated hereby will breach or otherwise violate any Privacy Laws and (iv) Assertio and its Subsidiaries have taken commercially reasonable steps to protect the Personal Information collected, used or held for use by Assertio or its subsidiaries against loss and unauthorized access, use, modification, disclosure or other misuse.

(f)            To the knowledge of Assertio, no government funding, facilities or resources of a university, college, other educational institution or research center or funding from third parties was used in the development of the Assertio Owned IP, or to the knowledge of the Assertio, exclusively licensed to Assertio, and no Governmental Entity, university, college, other educational institution or research center has, to the knowledge of Assertio, any claim or right in or to such Intellectual Property.

(g)            Except as set forth on Section 5.20(g) of the Assertio Disclosure Letter, the execution, delivery and performance by Assertio of this Agreement, and the consummation of the transactions contemplated hereby, will not result in the loss of, or give rise to any right of any third party to terminate or modify any of Assertio’s or any Subsidiaries’ rights or obligations under any agreement under which Assertio or any of its Subsidiaries grants to any Person, or any Person grants to Assertio or any of its Subsidiaries, a license or right under or with respect to any Intellectual Property that is material to any of the businesses of Assertio or any of its Subsidiaries.

Section 5.21            Related Party Transactions. Since January 1, 2018 through the date of this Agreement, except with respect to any Assertio Plans, there have been no transactions, agreements, arrangements or understandings between Assertio or any of its Subsidiaries, on the one hand, and the Affiliates of Assertio, on the other hand (other than Assertio’s Subsidiaries) that would be required to be disclosed under Item 404 of Regulation S-K under the Securities Act and that have not been so disclosed in the Assertio SEC Documents.

Section 5.22            Certain Payments. Neither Assertio nor any of its Subsidiaries (nor, to the knowledge of the Company, any of their respective directors, executives, representatives, agents or employees) (a) has used or is using any corporate funds for any illegal contributions, gifts, entertainment or other unlawful expenses relating to political activity, (b) has used or is using any corporate funds for any direct or indirect unlawful payments to any foreign or domestic governmental officials or employees, (c) has violated or is violating any provision of the Foreign Corrupt Practices Act of 1977, (d) has established or maintained, or is maintaining, any unlawful fund of corporate monies or other properties or (e) has made any bribe, unlawful rebate, payoff, influence payment, kickback or other unlawful payment of any nature.

Section 5.23            Brokers. No broker, investment banker, financial advisor or other Person, other than Stifel, Nicolaus & Company, Incorporated, the fees and expenses of which will be paid by Assertio, or, following the Effective Time, Parent, is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Assertio.

Section 5.24            Opinion of Financial Advisor. Assertio Board has received the opinion of Stifel, Nicolaus & Company, Incorporated, dated the date of this Agreement, to the effect that, as of such date and based upon and subject to the qualifications, limitations, assumptions and other matters set forth therein, the Merger Consideration (which as used in such opinion means the aggregate number of shares of Parent Common Stock issuable in the Merger to holders of shares of Company Common Stock upon the conversion of shares of Company Common Stock), is fair, from a financial point of view, to Assertio, a signed true and complete copy of which opinion has been or will promptly be provided to the Company.

Section 5.25            Merger Sub. Merger Sub was formed solely for the purpose of engaging in the Merger and the other transactions contemplated hereby and has engaged in no business other than in connection with the transactions contemplated by this Agreement. Ownership of Company Common Stock. Except as contemplated by this Agreement, none of Assertio, Parent or any of their respective Affiliates directly or indirectly owns, and at all times for the past three (3) years, none of Assertio, Parent or any of their respective Affiliates has owned, beneficially or otherwise, any shares of Company Common Stock or any securities, contracts or obligations convertible into or exercisable or exchangeable for shares of Company Common Stock.

Section 5.26            State Takeover Statutes. No Takeover Laws or any similar anti-takeover provision in the Certificate of Incorporation or Bylaws of Parent or Assertio applicable to Parent or Assertio is, or at the Effective Time will be, applicable to this Agreement, the Merger, the Parent Stock Issuance, or any of the other transactions contemplated hereby.

Section 5.27            No Other Representations or Warranties Except for the representations and warranties contained in Article IV, each of Parent, Assertio and Merger Sub acknowledges and agrees that none of the Company, its Subsidiaries or any other Person on behalf of the Company or any of its Subsidiaries makes any other express or implied representation or warranty whatsoever, and specifically (but without limiting the generality of the foregoing) that none of the Company, its Subsidiaries or any other Person on behalf of the Company or any of its Subsidiaries makes any representation or warranty with respect to any projections or forecasts delivered or made available to Parent, Assertio, Merger Sub or any of their respective Subsidiaries or Representatives of future revenues, results of operations (or any component thereof), cash flows or financial condition (or any component thereof) of the Company and its Subsidiaries (including any such projections or forecasts made available to Parent, Assertio, Merger Sub or any of their respective Subsidiaries or Representatives in certain “data rooms” or management presentations in expectation of the transactions contemplated by this Agreement), and neither Parent, Assertio or Merger Sub has relied on any such information or any representation or warranty not set forth in Article IV.

Article VI
COVENANTS

Section 6.1              Conduct of Business.

(a)            Conduct of Business by the Company. During the period from the date of this Agreement to the Effective Time, except as consented to in writing in advance by Assertio, as otherwise specifically required by this Agreement (including Section 6.16) or as set forth in Section 6.1(a) of the Company Disclosure Letter, the Company shall, and shall cause each of its Subsidiaries to, carry on its business in the ordinary course consistent with past practice and use commercially reasonable efforts to preserve intact its business organization, preserve its material assets, rights and properties in good repair and condition, preserve its goodwill and maintain satisfactory relationships with customers, suppliers, licensors, licensees, distributors and others having business dealings with it. In addition to and without limiting the generality of the foregoing, during the period from the date of this Agreement to the Effective Time, except as set forth in Section 6.1(a) of the Company Disclosure Letter or as specifically required by this Agreement (including Section 6.16), the Company shall not, and shall not permit any of its Subsidiaries, without Assertio’s prior written consent (which (i) from and after June 30, 2020, shall not be unreasonably withheld, conditioned or delayed with respect to the matters in clauses (v), (vii), (viii), (ix) through (xix) and (xxi) or (ii) at any time, shall not be unreasonably withheld, conditioned or delayed with respect to the matters in clause (ix)(D)), to:

(i)            (A) declare, set aside or pay any dividends on, or make any other distributions (whether in cash, stock or property) in respect of, any of its capital stock or other equity interests, except for dividends by a wholly owned Subsidiary of the Company to its parent, (B) purchase, redeem or otherwise acquire shares of capital stock or other equity interests of the Company or its Subsidiaries or any options, warrants, or rights to acquire any such shares or other equity interests or (C) split, combine, reclassify or otherwise amend the terms of any of its capital stock or other equity interests or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock or other equity interests (other than the issuance of shares of Company Common Stock upon the exercise of Company Options or Company Warrants, or settlement of Company Restricted Stock Units or Company Performance Stock Units in accordance with their terms as in effect on the date of this Agreement), except for acquisitions of Company Common Stock in satisfaction by holders of Company Options, Company Restricted Stock Units, or Company Performance Stock Units of the applicable exercise price and/or withholding Taxes;

(ii)            issue, deliver, sell, grant, pledge or otherwise encumber or subject to any Lien any shares of its capital stock or other equity interests or any securities convertible into, or exchangeable for or exerciseable for any such shares or other equity interests, or any rights, warrants or options to acquire, any such shares or other equity interests, or any stock appreciation rights, “phantom” stock rights, performance units, rights to receive shares of capital stock of the Company on a deferred basis or other rights linked to the value of shares of Company Common Stock, including pursuant to Contracts as in effect on the date hereof (other than the issuance of shares of Company Common Stock upon the exercise of Company Options or Company Warrants, or settlement of Company Restricted Stock Units or Company Performance Stock Units in accordance with their terms as in effect on the date of this Agreement);

(iii)            amend or otherwise change, or authorize the amendment or change of, its certificate of incorporation or by-laws (or similar organizational documents) (whether by merger, consolidation or otherwise);

(iv)            directly or indirectly acquire or agree to acquire (A) by merging or consolidating with, purchasing a substantial equity interest in or a substantial portion of the assets of, making an investment in or loan or capital contribution to or in any other manner, any corporation, partnership, association or other business organization or division thereof or (B) any assets that are otherwise material to the Company and its Subsidiaries, other than inventory acquired in the ordinary course of business consistent with past practice;

(v)            directly or indirectly sell, lease, license, sell and leaseback, abandon, mortgage or otherwise encumber or subject to any Lien (other than a Permitted Lien) or otherwise dispose in whole or in part of any of its material properties, assets or rights or any interest therein (including any Company Owned IP), except (i) sales of inventory in the ordinary course of business consistent with past practice and (ii) the granting of non-exclusive licenses of Intellectual Property in the ordinary course of business consistent with past practice, the abandonment of Intellectual Property in the exercise of the good faith business judgment of the Company and the expiration of Intellectual Property in accordance with the applicable statutory term to the extent not extendable;

(vi)            adopt or enter into a plan of complete or partial liquidation, dissolution, restructuring, recapitalization or other reorganization;

(vii)            (A) incur, create, assume or otherwise become liable for, or repay or prepay, any Indebtedness, or amend, modify or refinance any Indebtedness or (B) make any loans, advances or capital contributions to, or investments in, any other Person, other than the Company or any direct or indirect wholly owned Subsidiary of the Company; provided, however, that the Company and its Subsidiaries shall be permitted to incur Indebtedness from time to time up to an aggregate principal amount of $5,000,000 under the Company Credit Agreement that the Company Board determines, in its sole discretion, is necessary to avoid a material adverse impact on the business of the Company and its Subsidiaries;

(viii)            incur or commit to incur any capital expenditure or authorization or commitment with respect thereto that in the aggregate are in excess of $1,000,000;

(ix)            (A) except as set forth in clause (D) below, pay, discharge, settle or satisfy any claims, liabilities or obligations (whether absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction in the ordinary course of business consistent with past practice or as required by their terms as in effect on the date of this Agreement of claims, liabilities or obligations reflected or reserved against in the most recent audited financial statements (or the notes thereto) of the Company included in the Company SEC Documents filed prior to the date hereof (for amounts not in excess of such reserves) or incurred since the date of such financial statements in the ordinary course of business consistent with past practice, (B) cancel any material Indebtedness owed to the Company or any of its Subsidiaries, (C) waive, release, grant or transfer any right of material value or (D) pay, discharge, settle or satisfy for money any claims, liabilities or obligations disclosed in the Company SEC Documents filed prior to the date hereof;

(x)            (A) materially modify, materially amend, terminate, cancel or extend any Material Contract or (B) other than in the ordinary course of business, consistent with past practice, enter into any Contract that if in effect on the date hereof would be a Material Contract;

(xi)            except with respect to an Action to enforce its rights under this Agreement, commence any Action (other than an Action as a result of an Action commenced against the Company or any of its Subsidiaries), or compromise, settle or agree to settle any Action (including any Action relating to this Agreement or the transactions contemplated hereby) other than compromises, settlements or agreements in the ordinary course of business consistent with past practice that involve only the payment of money damages not in excess of $1,000,000 individually or $3,000,000 in the aggregate, in any case without the imposition of any equitable relief on, or the admission of wrongdoing by, the Company; provided, however, that this clause (xi) shall not apply to any Action the defense of which is under the control of any insurer of the Company;

(xii)            change its financial or tax accounting methods, principles or practices, except insofar as may have been required by a change in GAAP or applicable Law, or revalue any of its material assets;

(xiii)            settle or compromise any liability for Taxes; file any amended Tax Return or claim for Tax refund; make, revoke or modify any Tax election; file any Tax Return other than on a basis consistent with past practice; file any federal or state income tax return for any tax year ending during (or including any day during) the 2019 calendar year that does not contain an election out of the provisions of Section 382(l)(5) of the Code (or comparable provisions of state, local, or foreign law) with respect to any ownership change that occurred during such year for purposes of Section 382 of the Code; consent to any extension or waiver of the limitation period applicable to any claim or assessment in respect of Taxes; grant any power of attorney with respect to Taxes; enter into any Tax allocation agreement, Tax sharing agreement, Tax indemnity agreement, Tax holiday or any closing or other similar agreement; or change any method of accounting for Tax purposes;

(xiv)            change its fiscal year;

(xv)            except as required by the terms of any Company Plan as in effect immediately prior to the date of this Agreement, as required by applicable Law or as required to maintain the tax qualified status of any Company Plan, (A) grant any current or former director, officer, employee or independent contractor any increase in base salary or hourly wage rate, bonus opportunity or other material benefits (other than base salary (and corresponding annual bonus opportunity) increases made in the ordinary course of business consistent with past practice for employees whose annual base salary immediately prior to such increase does not exceed $50,000), or pay any bonus of any kind to any current or former director, officer, employee or consultant, (B) grant or pay to any current or former director, officer, employee or consultant any severance, change in control or termination pay, or make any modifications thereto or increases therein (other than as the automatic and non-discretionary result of a permitted base salary or annual bonus opportunity increase under the immediately preceding clause (A)), (C) grant or amend any award of stock options, stock appreciation rights, performance units, restricted stock or other stock-based or stock-related awards, or remove or modify any restrictions in any Company Equity Plan or awards made thereunder, (D) adopt or enter into any collective bargaining agreement or other labor union contract, (E) take any action to accelerate the vesting, funding or payment of any compensation or benefit under any Company Plan or other Contract or (F) adopt any new Company Plan or amend, modify or terminate any existing Company Plan, in each case for the benefit of any current or former director, officer, employee or consultant;

(xvi)            (A) hire any employee at the executive level or higher or (B) other than in the ordinary course of business consistent with past practice, hire any other employee;

(xvii)            terminate any employee of the Company or its Subsidiaries or otherwise request that any employee of the Company or its Subsidiaries resign, in each case other than for cause or poor performance (in accordance with the Company’s past practices);

(xviii)            fail to keep in force material insurance policies or replacement or revise provisions in any material respect regarding insurance coverage with respect to the assets, operations and activities of the Company and its Subsidiaries as currently in effect;

(xix)            renew or enter into any non-compete, exclusivity, non-solicitation or similar agreement that would restrict or limit, in any material respect, the operations of the Company or any of its Subsidiaries;

(xx)            enter into any new line of business outside of its existing business;

(xxi)            enter into any new real property lease or materially amend the terms of any existing lease of real property that would require payments over the remaining term of such lease in excess of $25,000;

(xxii)            take any action (or fail to take any action) in breach of this Agreement, with the actual knowledge that such action or failure to act would alone, or in conjunction with one or more other events, changes, circumstances, occurrences, effects of state of facts, have a Company Material Adverse Effect; or

(xxiii)            authorize any of, or commit or agree in writing to take, any of, the foregoing actions.

(b)            Conduct of Business by Assertio. During the period from the date of this Agreement to the Effective Time, except as consented to in writing in advance by the Company, as otherwise specifically required by this Agreement (including Section 6.16) or as set forth in Section 6.1(b) of the Assertio Disclosure Letter, each of Parent and Assertio shall, and shall cause each of its Subsidiaries to, carry on its business in the ordinary course consistent with past practice and use commercially reasonable efforts to preserve intact its business organization, preserve its material assets, rights and properties in good repair and condition, and preserve its goodwill and its relationships with customers, suppliers, licensors, licensees, distributors and others having business dealings with it. In addition to and without limiting the generality of the foregoing, during the period from the date of this Agreement to the Effective Time, except as set forth in Section 6.1(b) of the Assertio Disclosure Letter or as specifically required by this Agreement (including Section 6.16), Assertio shall not, and shall not permit any of its Subsidiaries, without the Company’s prior written consent (which (i) from and after June 30, 2020, shall not be unreasonably withheld, conditioned or delayed with respect to the matters in clauses (v), (vii), (viii), (ix) through (xix) and (xxi) or (ii) at any time, shall not be unreasonably withheld, conditioned or delayed with respect to the matters in clause (ix)(D)), to:

(i)            (A) declare, set aside or pay any dividends on, or make any other distributions (whether in cash, stock or property) in respect of, any of its capital stock or other equity interests, except for dividends by a wholly owned Subsidiary of Assertio to its parent, (B) purchase, redeem or otherwise acquire shares of capital stock or other equity interests of the Assertio or its Subsidiaries or any options, warrants, or rights to acquire any such shares or other equity interests or (C) split, combine, reclassify or otherwise amend the terms of any of its capital stock or other equity interests or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock or other equity interests (other than the issuance of shares of Assertio Common Stock or Parent Common Stock upon the exercise of Assertio Options in accordance with their terms as in effect on the date of this Agreement), except for acquisitions of Assertio Common Stock or Parent Common Stock in satisfaction by holders of Assertio Options of the applicable exercise price and/or withholding Taxes;

(ii)            issue, deliver, sell, grant, pledge or otherwise encumber or subject to any Lien any shares of its capital stock or other equity interests or any securities convertible into, or exchangeable for or exerciseable for any such shares or other equity interests, or any rights, warrants or options to acquire, any such shares or other equity interests, or any stock appreciation rights, “phantom” stock rights, performance units, rights to receive shares of capital stock of the Company on a deferred basis or other rights linked to the value of shares of Assertio Common Stock or Parent Common Stock, including pursuant to Contracts as in effect on the date hereof (other than the issuance of shares of Assertio Common Stock or Parent Common Stock upon the exercise of Assertio Options in accordance with their terms as in effect on the date of this Agreement);

(iii)            amend or otherwise change, or authorize or propose to amend or otherwise change, its certificate of incorporation or by-laws (or similar organizational documents);

(iv)            directly or indirectly acquire or agree to acquire (A) by merging or consolidating with, purchasing a substantial equity interest in or a substantial portion of the assets of, making an investment in or loan or capital contribution to or in any other manner, any corporation, partnership, association or other business organization or division thereof or (B) any assets that are otherwise material to Assertio and its Subsidiaries, other than inventory acquired in the ordinary course of business consistent with past practice;

(v)            directly or indirectly sell, lease, license, sell and leaseback, abandon, mortgage or otherwise encumber or subject to any Lien (other than a Permitted Lien) or otherwise dispose in whole or in part of any of its material properties, assets or rights or any interest therein (including any Assertio Owned IP), except (i) sales of inventory in the ordinary course of business consistent with past practice and (ii) the granting of non-exclusive licenses of Intellectual Property in the ordinary course of business consistent with past practice, the abandonment of Intellectual Property in the exercise of the good faith business judgment of Assertio and the expiration of Intellectual Property in accordance with the applicable statutory term to the extent not extendable;

(vi)            adopt or enter into a plan of complete or partial liquidation, dissolution, restructuring, recapitalization or other reorganization;

(vii)            (A) incur, create, assume or otherwise become liable for, or repay or prepay, any Indebtedness, or amend, modify or refinance any Indebtedness or (B) make any loans, advances or capital contributions to, or investments in, any other Person, other than Assertio or any direct or indirect wholly owned Subsidiary of Assertio;

(viii)            incur or commit to incur any capital expenditure or authorization or commitment with respect thereto that in the aggregate are in excess of $1,000,000;

(ix)            (A) except as set forth in clause (D) below, pay, discharge, settle or satisfy any claims, liabilities or obligations (whether absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction in the ordinary course of business consistent with past practice or as required by their terms as in effect on the date of this Agreement of claims, liabilities or obligations reflected or reserved against in the most recent audited financial statements (or the notes thereto) of the Assertio included in the Assertio SEC Documents filed prior to the date hereof (for amounts not in excess of such reserves) or incurred since the date of such financial statements in the ordinary course of business consistent with past practice, (B) cancel any material Indebtedness owed to Assertio or any of its Subsidiaries, (C) waive, release, grant or transfer any right of material value or (D) pay, discharge, settle or satisfy for money any claims, liabilities or obligations disclosed in the Assertio SEC Documents filed prior to the date hereof;

(x)            (A) materially modify, materially amend, terminate, cancel or extend any Material Contract or (B) other than in the ordinary course of business, consistent with past practice, enter into any Contract that if in effect on the date hereof would be a Material Contract;

(xi)            except with respect to an Action to enforce its rights under this Agreement, commence any Action (other than an Action as a result of an Action commenced against Assertio or any of its Subsidiaries), or compromise, settle or agree to settle any Action (including any Action relating to this Agreement or the transactions contemplated hereby) other than compromises, settlements or agreements in the ordinary course of business consistent with past practice that involve only the payment of money damages not in excess of $3,000,000 individually or $10,000,000 in the aggregate, in any case without the imposition of any equitable relief on, or the admission of wrongdoing by, Assertio; provided, however, that this clause (xi) shall not apply to any Action the defense of which is under the control of any insurer of Assertio;

(xii)            change its financial or tax accounting methods, principles or practices, except insofar as may have been required by a change in GAAP or applicable Law, or revalue any of its material assets;

(xiii)            settle or compromise any liability for Taxes; file any amended Tax Return or claim for Tax refund; make, revoke or modify any Tax election; file any Tax Return other than on a basis consistent with past practice; consent to any extension or waiver of the limitation period applicable to any claim or assessment in respect of Taxes; grant any power of attorney with respect to Taxes; enter into any Tax allocation agreement, Tax sharing agreement, Tax indemnity agreement, Tax holiday or any closing or other similar agreement; or change any method of accounting for Tax purposes;

(xiv)            change its fiscal year;

(xv)            except as required by the terms of any Assertio Plan as in effect immediately prior to the date of this Agreement, as required by applicable Law or as required to maintain the tax qualified status of any Assertio Plan, (A) grant any current or former director, officer, employee or independent contractor any increase in base salary or hourly wage rate, bonus opportunity or other material benefits (other than base salary (and corresponding annual bonus opportunity) increases made in the ordinary course of business consistent with past practice for employees whose annual base salary immediately prior to such increase does not exceed $50,000), or pay any bonus of any kind to any current or former director, officer, employee or consultant, (B) grant or pay to any current or former director, officer, employee or consultant any severance, change in control or termination pay, or make any modifications thereto or increases therein (other than as the automatic and non-discretionary result of a permitted base salary or annual bonus opportunity increase under the immediately preceding clause (A)), (C) grant or amend any award of stock options, stock appreciation rights, performance units, restricted stock or other stock-based or stock-related awards, or remove or modify any restrictions in any Assertio Plan or awards made thereunder, (D) adopt or enter into any collective bargaining agreement or other labor union contract, (E) take any action to accelerate the vesting, funding or payment of any compensation or benefit under any Assertio Plan or other Contract or (F) adopt any new Assertio Plan or amend, modify or terminate any existing Assertio Plan, in each case for the benefit of any current or former director, officer, employee or consultant;

(xvi)            (A) hire any employee at the executive level or higher or (B) other than in the ordinary course of business consistent with past practice, hire any other employee;

(xvii)            terminate any employee of Assertio or its Subsidiaries or otherwise request that any employee of Assertio or its Subsidiaries resign, in each case other than for cause or poor performance (in accordance with Assertio’s past practices);

(xviii)            fail to keep in force insurance policies or replacement or revised provisions regarding insurance coverage with respect to the assets, operations and activities of Assertio and its Subsidiaries as currently in effect;

(xix)            renew or enter into any non-compete, exclusivity, non-solicitation or similar agreement that would restrict or limit, in any material respect, the operations of Assertio or any of its Subsidiaries;

(xx)            enter into any new line of business outside of its existing business;

(xxi)            enter into any new lease or amend the terms of any existing lease of real property that would require payments over the remaining term of such lease in excess of $25,000;

(xxii)            take any action (or fail to take any action) in breach of this Agreement, with the actual knowledge that such action or failure to act would alone, or in conjunction with one or more other events, changes, circumstances, occurrences, effects of state of facts, have an Assertio Material Adverse Effect; or

(xxiii)            authorize any of, or commit or agree in writing to take, any of, the foregoing actions.

Section 6.2              Company Non-Solicitation; Company Recommendation of the Merger.

(a)            The Company shall not, and shall not permit or authorize any of its Subsidiaries or any director, officer, employee, investment banker, financial advisor, attorney, accountant or other advisor, agent or representative (collectively, “Representatives”) of the Company or any of its Subsidiaries, directly or indirectly, to (i) solicit, initiate, endorse, encourage or knowingly facilitate any inquiry, proposal or offer with respect to, or the making or completion of, any Acquisition Proposal, or any inquiry, proposal or offer that is reasonably likely to lead to any Acquisition Proposal, (ii) enter into, continue or otherwise participate in any discussions or negotiations regarding, or furnish to any third Person any information or data with respect to, or otherwise cooperate in any way with, any Acquisition Proposal or (iii) agree in writing or publicly propose to do any of the foregoing. The Company shall, and shall cause each of its Subsidiaries and the respective Representatives of the Company and its Subsidiaries to, (A) immediately cease and cause to be terminated all existing discussions and negotiations with any third Person conducted heretofore with respect to any Acquisition Proposal or potential Acquisition Proposal and immediately terminate all physical and electronic data room access previously granted to any such third Person and (B) request the prompt return or destruction of all confidential information previously furnished with respect to any Acquisition Proposal or potential Acquisition Proposal. Notwithstanding the foregoing, if at any time following the date of this Agreement and prior to obtaining the Company Stockholder Approval, (1) the Company receives a written Acquisition Proposal that the Company Board believes in good faith to be bona fide, (2) such Acquisition Proposal was unsolicited and did not otherwise result from a breach of this Section 6.2, (3) the Company Board determines in good faith (after consultation with outside counsel and its financial advisor) that such Acquisition Proposal constitutes or would be reasonably likely to lead to a Superior Proposal, and (4) the Company Board determines in good faith (after consultation with outside counsel) that the failure to take the actions referred to in clause (x) or (y) below would reasonably be expected to result in a breach of its fiduciary duties to the stockholders of the Company under applicable Law, then the Company and its Representatives may (x) furnish information with respect to the Company and its Subsidiaries to the Person making such Acquisition Proposal pursuant to a confidentiality agreement containing terms no less restrictive in any material respect to the Company than, those set forth in the Confidentiality Agreement (an “Acceptable Confidentiality Agreement”) and in accordance with procedures consistent in all material respects with the Company’s practices in providing for the disclosures of such information to Assertio; provided, that (I) the Company shall provide Assertio a non-redacted copy of each confidentiality agreement the Company has executed in accordance with this Section 6.2(a) and (II) the Company shall furnish or make available to Assertio prior to or substantially concurrently with the time it is furnished or made available to such third Person any non-public information that was not previously provided to Assertio or its Representatives, and (y) participate in discussions or negotiations with the Person making such Acquisition Proposal regarding such Acquisition Proposal. The Company shall notify Assertio of any decision of the Company Board to enter into discussions or negotiations concerning such an Acquisition Proposal or to provide non-public information with respect to the Company and its Subsidiaries to any Person making such Acquisition Proposal, which notice shall be given as promptly as reasonably practicable after such determination was reached (and in any event no later than twenty-four (24) hours after such determination was reached). For the avoidance of doubt, it shall not be a violation of this Section 6.2 if the Company and its Representatives contact a third Person making any Acquisition Proposal solely to clarify the terms and conditions of such Acquisition Proposal and to determine whether it constitutes or could reasonably be expected to lead to a Superior Proposal.

(b)            Neither the Company Board nor any committee thereof shall:

(i)            make any Company Adverse Recommendation Change; or

(ii)            cause or permit the Company or any of its Subsidiaries to enter into any letter of intent, memorandum of understanding, agreement in principle, acquisition agreement, merger agreement, option agreement, joint venture agreement, partnership agreement or other Contract, except for an Acceptable Confidentiality Agreement (each, an “Alternative Acquisition Agreement”), in each case constituting or related to, or which is intended to or is reasonably likely to lead to, any Acquisition Proposal, or agree in writing or publicly propose to take any such actions.

Notwithstanding the foregoing, at any time prior to obtaining the Company Stockholder Approval, the Company Board may, if the Company Board determines in good faith (after consultation with outside counsel) that the failure to do so would reasonably be expected to result in a breach of its fiduciary duties to the stockholders of the Company under applicable Law, taking into account all adjustments to the terms of this Agreement that may be proposed by Assertio pursuant to this Section 6.2(b), make a Company Adverse Recommendation Change in response to either (x) a Superior Proposal or (y) an Intervening Event; provided, however, that the Company may not make a Company Adverse Recommendation Change in response to a Superior Proposal, unless:

(A)            the Company notifies Assertio in writing at least four (4) Business Days before taking that action of its intention to do so (the “Notice Period”), and specifies the reasons therefor, including the terms and conditions of, and the identity of the Person making, such Superior Proposal, and contemporaneously furnishes a copy (if any) of the proposed Alternative Acquisition Agreement and any other relevant transaction documents (it being understood and agreed that if there is any material amendment to the financial terms (including any such material amendment (it being understood that there may be multiple extensions)) or other terms of such Superior Proposal after the commencement of the Notice Period, the Notice Period shall be extended to ensure that at least two (2) Business Days remain in the Notice Period subsequent to the date the Company notifies Parent of the material amendment); and

(B)            if Assertio makes a proposal during such Notice Period to adjust the terms and conditions of this Agreement, the Company Board, after taking into consideration the adjusted terms and conditions of this Agreement as proposed by Assertio, continues to determine in good faith (after consultation with outside counsel and its financial advisor) that such Superior Proposal continues to be a Superior Proposal and that the failure to make a Company Adverse Recommendation Change would reasonably be expected to result in a breach of its fiduciary duties to the stockholders of the Company under applicable Law; provided further, that the Company Board may not make a Company Adverse Recommendation Change in response to an Intervening Event unless:

(1)            the Company provides Assertio with written information describing such Intervening Event in reasonable detail as soon as reasonably practicable after becoming aware of it;

(2)            the Company keeps Assertio reasonably informed of developments with respect to such Intervening Event;

(3)            the Company notifies Assertio in writing at least four (4) Business Days before making a Company Adverse Recommendation Change with respect to such Intervening Event of its intention to do so and specifies the reasons therefor; and

(4)            if Assertio makes a proposal during such four (4) Business Day period to adjust the terms and conditions of this Agreement, the Company Board, after taking into consideration the adjusted terms and conditions of this Agreement as proposed by Assertio, continues to determine in good faith (after consultation with outside counsel) that the failure to make such Company Adverse Recommendation Change would reasonably be expected to result in a breach of its fiduciary obligations to the stockholders of the Company under applicable Law.

During the Notice Period prior to its effecting a Company Adverse Recommendation Change, the Company shall, and shall cause its financial and legal advisors to, negotiate with Assertio in good faith (to the extent Assertio seeks to negotiate) regarding any revisions to the terms of the transactions contemplated by this Agreement proposed by Assertio. Notwithstanding anything to the contrary contained herein, neither the Company nor any of its Subsidiaries shall enter into any Alternative Acquisition Agreement unless this Agreement has been terminated in accordance with its terms (including the payment of the Termination Fee pursuant to Section 8.3(b), if applicable).

(c)            In addition to the obligations of the Company set forth in Section 6.2(a) and Section 6.2(b), the Company promptly shall advise Assertio in writing (and in any event within one (1) Business Day of the Company obtaining knowledge) of the receipt by the Company or Representatives of (i) any inquiry or request for information, discussion or negotiation that is reasonably likely to lead to or that contemplates an Acquisition Proposal, or (ii) any proposal or offer that is or is reasonably likely to lead to an Acquisition Proposal, in each case together with a description of the material terms and conditions of and facts surrounding any such inquiry, request, proposal or offer, the identity of the Person making any such inquiry, request, proposal or offer, and a copy of any written proposal, offer or draft agreement provided by such Person. The Company shall keep Assertio informed (orally and in writing) in all material respects on a prompt basis of the status and details, including furnishing copies of any written inquiries, correspondence and draft documentation, and written summaries of any material oral inquiries or discussions.

(d)            The Company agrees that any violation of the restrictions set forth in this Section 6.2 by any director or officer, financial advisor or investment banker of the Company, whether or not such Person is purporting to act on behalf of the Company or any of its Subsidiaries, shall be deemed to be a breach of this Agreement by the Company.

(e)            The Company shall not, and shall cause its Subsidiaries not to, enter into any confidentiality agreement with any Person subsequent to the date of this Agreement that would restrict the Company’s ability to comply with any of the terms of this Section 6.2, and represents that neither it nor any of its Subsidiaries is a party to any such agreement as of the date of this Agreement.

(f)            The Company shall not take any action to exempt any Person (other than Parent, Assertio, Merger Sub and their respective Affiliates) from the restrictions on “business combinations” contained in Section 203 of the DGCL (or any similar provision of any other Takeover Law) or otherwise cause such restrictions not to apply, or agree to do any of the foregoing, in each case unless such actions are taken following or substantially concurrently with a termination of this Agreement pursuant to Section 8.1(d)(ii).

(g)            Nothing contained in Section 6.2(a) shall prohibit the Company from taking and disclosing a position contemplated by Rule 14e-2(a), Rule 14d-9 or Item 1012(a) of Regulation M-A promulgated under the Exchange Act; provided, however, that the Company and the Company Board may not effect a Company Adverse Recommendation Change, except to the extent permitted by Section 6.2(b). It is understood and agreed that a “stop, look and listen” disclosure in compliance with Rule 14d-9(f) of the Exchange Act shall not constitute a Company Adverse Recommendation Change.

(h)            The parties hereto agree that the provisions of paragraph 8 of the Confidentiality Agreement shall terminate immediately and no longer be in force and effect from and after the date of this Agreement.

(i)             For purposes of this Agreement:

(i)            “Superior Proposal” means any unsolicited bona fide written Acquisition Proposal made by a third Person that is fully financed or has fully committed financing that the Company Board determines in good faith (after consultation with outside counsel and its financial advisor), taking into account all legal, financial (including the financing terms and the ability of such third Person to finance such Acquisition Proposal), regulatory and other aspects of the proposal, is (A) more favorable to the stockholders of the Company from a financial point of view than the Merger and the other transactions contemplated by this Agreement (including any adjustment to the terms and conditions proposed by Assertio in response to such proposal pursuant to and in accordance with Section 6.2(b)) and (B) reasonably likely of being completed on the terms proposed on a timely basis; provided, that, for purposes of this definition of “Superior Proposal,” references in the term “Acquisition Proposal” to “15%” shall be deemed to be references to “50%”; and

(ii)            “Intervening Event” means a material fact, event, change, development or circumstance directly related to the Company that was not known or reasonably foreseeable to the Company Board prior to the Company’s execution of this Agreement, which fact, event, change, development or circumstance, or any material consequence thereof, becomes known to the Company Board prior to the receipt of the Company Stockholder Approval that does not relate to (A) an Acquisition Proposal, (B) Assertio or its Subsidiaries, (C) the announcement, pendency or consummation of the Merger, (D) any changes in the price of Assertio Common Stock or (E) any changes in the price of Company Common Stock (it being acknowledged that any underlying cause of any change in the price of Company Common Stock may be taken into account for purposes of determining whether an Intervening Event has occurred for purposes of this clause (E)); provided that, any material fact, event, change, development or circumstance that was not known or reasonably foreseeable to the Company Board prior to the Company’s execution of this Agreement that would have an Assertio Material Adverse Effect shall constitute an Intervening Event.

Section 6.3     Assertio Non-Solicitation. Neither Assertio nor Parent shall, and shall not permit or authorize any of its Subsidiaries or any Representative of Assertio or Parent or any of their respective Subsidiaries, directly or indirectly, to (a) solicit, initiate, endorse, encourage or knowingly facilitate any inquiry, proposal or offer with respect to, or the making or completion of, any Acquisition Proposal, or any inquiry, proposal or offer that is reasonably likely to lead to any Acquisition Proposal or (b) enter into, continue or otherwise participate in any discussions or negotiations regarding, or furnish to any third Person any information or data with respect to, or otherwise cooperate in any way with, any Acquisition Proposal. Assertio and Parent shall, and shall cause each of their respective Subsidiaries and the respective Representatives of Assertio, Parent and their respective Subsidiaries to, (A) immediately cease and cause to be terminated all existing discussions and negotiations with any third Person conducted heretofore with respect to any Acquisition Proposal or potential Acquisition Proposal and immediately terminate all physical and electronic data room access previously granted to any such third Person and (B) request the prompt return or destruction of all confidential information previously furnished with respect to any Acquisition Proposal or potential Acquisition Proposal. Neither Assertio nor Parent shall cause or permit Assertio, Parent or any of their respective Subsidiaries to enter into any Alternative Acquisition Agreement, in each case constituting or related to, or which is intended to or is reasonably likely to lead to, any Acquisition Proposal. In addition, the Company promptly shall advise the Company in writing (and in any event within one (1) Business Day of Assertio obtaining knowledge) of the receipt by Assertio, Parent or any of their respective Representatives of (i) any inquiry or request for information, discussion or negotiation that is reasonably likely to lead to or that contemplates an Acquisition Proposal or (ii) any proposal or offer that is or is reasonably likely to lead to an Acquisition Proposal, in each case together with a description of the material terms and conditions of and facts surrounding any such inquiry, request, proposal or offer, the identity of the Person making any such inquiry, request, proposal or offer, and a copy of any written proposal, offer or draft agreement provided by such third Person. Assertio shall keep the Company informed (orally and in writing) in all material respects on a prompt basis of the status and details, including furnishing copies of any written inquiries, correspondence and draft documentation, and written summaries of any material oral inquiries or discussions.

Section 6.4     Preparation of Form S-4 and the Joint Proxy Statement; Stockholders’ Meeting.

(a)            As promptly as practicable after the date of this Agreement (and in any event within twenty-one (21) calendar days after the date hereof), Assertio and the Company shall prepare and file with the SEC the Joint Proxy Statement relating to (i) the special meeting of the Company’s stockholders (the “Company Stockholders Meeting”) to be held to consider the adoption of this Agreement and (ii) the stockholders of Assertio relating to the annual meeting of Assertio’s stockholders (the “Assertio Stockholders Meeting”), which meeting shall include a proposal for the requisite stockholder approval required by the rules of Nasdaq with respect to the Parent Stock Issuance. In consultation with Assertio, the Company shall set a preliminary record date for the Company Stockholders Meeting and commence a broker search pursuant to Section 14a-13 of the Exchange Act in connection therewith. In consultation with the Company, Assertio shall set a preliminary record date for the Assertio Stockholders Meeting and commence a broker search pursuant to Section 14a-13 of the Exchange Act in connection therewith.

(b)            As promptly as practicable following the date of this Agreement, Parent shall prepare (with the Company’s reasonable cooperation) and file with the SEC a registration statement on Form S-4 (as amended or supplemented from time to time, the “Form S-4”), in which the Joint Proxy Statement shall be included as a prospectus, in connection with the registration under the Securities Act of the Parent Common Stock to be issued in the Parent Stock Issuance. Each of the Company, Assertio and Parent shall use its reasonable best efforts (A) to have the Form S-4 declared effective under the Securities Act as promptly as practicable after such filing, (B) to keep the Form S-4 effective as long as is necessary to consummate the Merger and the other transactions contemplated hereby and (C) to ensure that the Form S-4 complies in all material respects with the applicable provisions of the Securities Act and Exchange Act. Parent shall also take any action (other than qualifying to do business in any jurisdiction in which it is not now so qualified or filing a general consent to service of process) required to be taken under any applicable state securities or “blue sky” laws in connection with the issuance of shares of Parent Common Stock in the Merger and the Company shall furnish all information concerning the Company and the holders of Company Common Stock as may be reasonably requested in connection with any such action. The Company shall use reasonable best efforts to cause the Joint Proxy Statement to be mailed to the Company’s stockholders as promptly as practicable after the Form S-4 is declared effective under the Securities Act. Except with respect to a Company Adverse Recommendation Change specifically permitted by Section 6.2(b), no filing of, or amendment or supplement to, the Form S-4 or the Joint Proxy Statement will be made by Parent, Assertio or the Company, as applicable, without providing the other a reasonable opportunity to review and comment thereon and without the other’s prior approval (which shall not be unreasonably withheld, conditioned or delayed). Parent or Assertio, on the one hand, or the Company, on the other hand, as applicable, will advise the other promptly after it receives oral or written notice thereof, of the time when the Form S-4 has become effective or any amendment or supplement thereto has been filed, the issuance of any stop order, the suspension of the qualification of the Parent Common Stock issuable in connection with the Merger for offering or sale in any jurisdiction or any oral or written request by the SEC for amendment of the Joint Proxy Statement or the Form S-4 or comments thereon and responses thereto or requests by the SEC for additional information in connection therewith, and will promptly provide the other with copies of any written communication from the SEC or any state securities commission and a reasonable opportunity to participate in the responses thereto in connection therewith. If at any time prior to the Effective Time any information relating to the Company, Assertio or Parent, or any of their respective Affiliates, officers or directors, should be discovered by the Company, Assertio or Parent that should be set forth in an amendment or supplement to any of the Form S-4 or the Joint Proxy Statement, so that any of such documents would not contain any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the party that discovers such information shall promptly notify the other parties hereto and an appropriate amendment or supplement describing such information shall promptly be filed with the SEC and, to the extent required under applicable Law, disseminated to stockholders of the Company or the stockholders of Assertio or Parent, as applicable; provided, that the delivery of such notice and the filing of any such amendment or supplement shall not affect or be deemed to modify any representation or warranty made by any party hereunder or otherwise affect the remedies available hereunder to any party.

(c)            As promptly as practicable after the Form S-4 is declared effective under the Securities Act, the Company shall duly call, give notice of, convene and hold the Company Stockholders Meeting solely for the purpose of obtaining the Company Stockholder Approval and, if applicable, the advisory vote required by Rule 14a-21(c) under the Exchange Act in connection therewith (and such Company Stockholders Meeting shall in any event be no later than 35 calendar days after (i) the 10th calendar day after the preliminary Joint Proxy Statement therefor has been filed with the SEC if by such date the SEC has not informed the Company that it intends to review the Joint Proxy Statement or (ii) if the SEC has, by the 10th calendar day after the preliminary Joint Proxy Statement therefor has been filed with the SEC, informed the Company that it intends to review the Joint Proxy Statement, the date on which the SEC confirms that it has no further comments on the Joint Proxy Statement). The Company may postpone or adjourn the Company Stockholders Meeting solely (i) with the written consent of Assertio; (ii) (A) due to the absence of a quorum or (B) if the Company has not received proxies representing a sufficient number of shares for the Company Stockholder Approval, whether or not a quorum is present, to solicit additional proxies; or (iii) to allow reasonable additional time for the filing and mailing of any supplemental or amended disclosure which the Company Board has determined in good faith after consultation with outside legal counsel is necessary under applicable Law and for such supplemental or amended disclosure to be disseminated and reviewed by the Company’s stockholders prior to the Company Stockholders Meeting; provided, that the Company may not postpone or adjourn the Company Stockholders Meeting more than a total of two times pursuant to clause (ii)(A) and/or clause (ii)(B) of this Section. Notwithstanding the foregoing, the Company shall, at the request of Parent, to the extent permitted by Law, adjourn the Company Stockholders Meeting to a date specified by Assertio for the absence of a quorum or if the Company has not received proxies representing a sufficient number of shares for the Company Stockholder Approval; provided, that the Company shall not be required to adjourn the Company Stockholders Meeting more than one time pursuant to this sentence, and no such adjournment pursuant to this sentence shall be required to be for a period exceeding 10 Business Days. Except in the case of a Company Adverse Recommendation Change specifically permitted by Section 6.2(b), the Company, through the Company Board, shall include such recommendation in the Joint Proxy Statement. Without limiting the generality of the foregoing, the Company agrees that (x) except in the event of a Company Adverse Recommendation Change specifically permitted by Section 6.2(b), the Company shall use its reasonable best efforts to solicit proxies to obtain the Company Stockholder Approval and (y) its obligations pursuant to this Section 6.4(c) shall not be affected by the commencement, public proposal, public disclosure or communication to the Company or any other Person of any Acquisition Proposal or the occurrence of any Company Adverse Recommendation Change.

(d)            As promptly as practicable after the Form S-4 is declared effective under the Securities Act, Assertio shall duly call, give notice of, convene and hold the Assertio Stockholders Meeting for the purpose of obtaining the Assertio Stockholder Approval (and such Assertio Stockholders Meeting shall in any event be no later than 35 calendar days after (i) the 10th calendar day after the preliminary Joint Proxy Statement therefor has been filed with the SEC if by such date the SEC has not informed Parent that it intends to review the Joint Proxy Statement or (ii) if the SEC has, by the 10th calendar day after the preliminary Joint Proxy Statement therefor has been filed with the SEC, informed Parent that it intends to review the Joint Proxy Statement, the date on which the SEC confirms that it has no further comments on the Joint Proxy Statement). Assertio shall use its reasonable best efforts to cooperate with Company to hold the Assertio Stockholders Meeting on the same day and at the same time as the Company Stockholders Meeting as soon as reasonably practicable after the date of this Agreement, and to set the same record date for each such meeting. Assertio may postpone or adjourn the Assertio Stockholders Meeting solely (i) with the written consent of the Company; (ii) (A) due to the absence of a quorum or (B) if Assertio has not received proxies representing a sufficient number of shares for the Assertio Stockholder Approval, whether or not a quorum is present, to solicit additional proxies; or (iii) to allow reasonable additional time for the filing and mailing of any supplemental or amended disclosure which the Assertio Board has determined in good faith after consultation with outside legal counsel is necessary under applicable Law and for such supplemental or amended disclosure to be disseminated and reviewed by the Company’s stockholders prior to the Assertio Stockholders Meeting; provided, that Parent may not postpone or adjourn the Assertio Stockholders Meeting more than a total of two times pursuant to clause (ii)(A) and/or clause (ii)(B) of this Section. Notwithstanding the foregoing, Assertio shall, at the request of the Company, to the extent permitted by Law, adjourn the Assertio Stockholders Meeting to a date specified by the Company for the absence of a quorum or if Assertio has not received proxies representing a sufficient number of shares for the Assertio Stockholder Approval; provided, that Parent shall not be required to adjourn the Assertio Stockholders Meeting more than one time pursuant to this sentence, and no such adjournment pursuant to this sentence shall be required to be for a period exceeding 10 Business Days. Without limiting the generality of the foregoing, Parent and Assertio agree that (x) Parent and Assertio shall use their respective reasonable best efforts to solicit proxies to obtain the Assertio Stockholder Approval and (y) their obligations pursuant to this Section 6.4(d) shall not be affected by the commencement, public proposal, public disclosure or communication to Parent, Assertio or any other Person of any Acquisition Proposal or the occurrence of any Assertio Adverse Approval Change.

(e)            Immediately following the execution and delivery of this Agreement, Assertio, as sole stockholder of Parent, shall approve this Agreement and transactions contemplated hereby, including the Parent Stock Issuance, in accordance with the DGCL and, promptly thereafter, deliver to the Company a copy of the written consent or the minutes of the stockholders meeting of Parent reflecting such adoption and approval.

(f)            Immediately following the execution and delivery of this Agreement, Parent, as sole stockholder of each of Assertio Merger Sub, shall adopt this Agreement and approve the Assertio Reorganization, in accordance with the DGCL and, promptly thereafter, deliver to the Company a copy of the written consent or the minutes of the stockholders meeting of Assertio Merger Sub reflecting such adoption and approval.

Section 6.5     Access to Information; Confidentiality.

(a)            The Company shall, and shall cause each of its Subsidiaries to, afford to Parent, Assertio and their respective Representatives reasonable access during normal business hours and upon reasonable advance notice, during the period prior to the earlier of the Closing or the termination of this Agreement in accordance with its terms, to all their respective properties, assets, books, contracts, commitments, personnel and records and, during such period, the Company shall, and shall cause each of its Subsidiaries to, furnish promptly to Assertio such other information concerning the Company’s business, properties and personnel as Parent, Assertio or Merger Sub may reasonably request (including Tax Returns filed and those in preparation and the work papers of its auditors).

(b)            Parent, Assertio and Merger Sub shall, and shall cause each of their respective Subsidiaries to, afford to the Company and its Representatives reasonable access during normal business hours and upon reasonable advance notice, during the period prior to the earlier of the Closing or the termination of this Agreement in accordance with its terms, to all their respective properties, assets, books, contracts, commitments, personnel and records and, during such period, Parent, Assertio and Merger Sub shall, and shall cause each of their respective Subsidiaries to, furnish promptly to the Company such other information concerning the business, properties and personnel of Parent, Assertio and Merger Sub or their respective Subsidiaries as the Company may reasonably request (including Tax Returns filed and those in preparation and the work papers of its auditors).

(c)            This Section 6.5 shall not require a party to permit any access, or to disclose any information, that in its reasonable, good faith judgment (after consultation with outside counsel) would reasonably be expected to result in (i) any violation of any Law to which such party is subject or cause any privilege (including attorney-client privilege) which the such party or any of its Subsidiaries would be entitled to assert to be undermined with respect to such information or (ii) if the Company and its Subsidiaries, on the one hand, and Parent, Assertio or any of their respective Subsidiaries, on the other hand, are adverse parties in an Action, such information being reasonably pertinent thereto; provided, that the parties shall use their reasonable best efforts to find a way to permit disclosure of such information.

(d)            All such information shall be held confidential in accordance with the terms of the Confidentiality Agreement between Assertio and the Company dated as of January 20, 2020 (the “Confidentiality Agreement”). No investigation pursuant to this Section 6.5 or information provided, made available or delivered to any party pursuant to this Agreement shall affect any of the representations, warranties, covenants, rights or remedies, or the conditions to the obligations of, the parties hereunder.

Section 6.6     Commercially Reasonable Efforts.

(a)            Upon the terms and subject to the conditions set forth in this Agreement, each of the parties agrees to use commercially reasonable efforts to take, or cause to be taken, all actions that are necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the Merger and the other transactions contemplated by this Agreement, including using commercially reasonable efforts to accomplish the following: (i) obtain all required consents, approvals or waivers from, or participation in other discussions or negotiations with, third parties, including as required under any Material Contract, (ii) obtain all necessary actions or non-actions, waivers, consents, approvals, orders and authorizations from Governmental Entities, make all necessary registrations, declarations and filings and make all commercially reasonable efforts to obtain an approval or waiver from, or to avoid any Action by, any Governmental Entity, (iii) vigorously resist and contest any Action, including administrative or judicial Action, and seek to have vacated, lifted, reversed or overturned any decree, judgment, injunction or other order (whether temporary, preliminary or permanent) that is in effect and that could restrict, prevent or prohibit consummation of the Merger and the other transactions contemplated hereby, including, without limitation, by vigorously pursuing all avenues of administrative and judicial appeal and (iv) execute and deliver any additional instruments necessary to consummate the transactions contemplated hereby and fully to carry out the purposes of this Agreement; provided, however, that neither the Company nor any of its Subsidiaries shall commit to the payment of any fee, penalty or other consideration or make any other concession, waiver or amendment under any Contract in connection with obtaining any consent without the prior written consent of Assertio. Each of the parties hereto shall furnish to each other party such necessary information and reasonable assistance as such other party may reasonably request in connection with the foregoing. Subject to applicable Law relating to the exchange of information, Assertio and the Company shall each have the right to review in advance, and to the extent practicable each shall consult with the other in connection with, all of the information relating to Assertio or the Company, as the case may be, and any of their respective Subsidiaries, that appears in any filing made with, or written materials submitted to, any third party and/or any Governmental Entity in connection with the Merger and the other transactions contemplated by this Agreement. In exercising the foregoing rights, each of Assertio and the Company shall act reasonably and as promptly as practicable. Subject to applicable Law and the instructions of any Governmental Entity, to the extent practicable under the circumstances, shall provide the other party and its counsel with the opportunity to participate in any meeting with any Governmental Entity in respect of any filing, investigation or other inquiry in connection with the transactions contemplated hereby.

(b)            Notwithstanding any other provision of this Agreement to the contrary, in no event shall Assertio or any of its Affiliates be required to (i) agree or proffer to divest or hold separate (in a trust or otherwise), or take any other action with respect to, any of the assets or businesses of Assertio or any of its Affiliates or, assuming the consummation of the Merger, the Surviving Corporation or any of its Affiliates, (ii) agree or proffer to limit in any manner whatsoever or not to exercise any rights of ownership of any securities (including the shares of Company Common Stock) or (iii) enter into any agreement that in any way limits the ownership or operation of any business of Parent, Assertio, the Company, the Surviving Corporation or any of their respective Affiliates.

Section 6.7     Takeover Laws. The Company and the Company Board shall (a) take no action to cause any Takeover Law to become applicable to this Agreement, the Merger or any of the other transactions contemplated hereby and (b) if any Takeover Law is or becomes applicable to this Agreement, the Merger or any of the other transactions contemplated hereby, take all action necessary to ensure that the Merger and the other transactions contemplated hereby may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise to minimize the effect of such Takeover Law with respect to this Agreement, the Merger and the other transactions contemplated hereby.

Section 6.8     Notification of Certain Matters. The Company and Assertio shall promptly notify each other of (a) any notice or other communication received by such party from (x) any Governmental Entity in connection with the Merger or the other transactions contemplated hereby or (y) from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated hereby, (b) any Action commenced or, to such party’s knowledge, threatened against, relating to or involving or otherwise affecting such party or any of its Subsidiaries which relate to the transactions contemplated hereby or (c) any change, condition or event between the date of this Agreement and the Effective Time which causes or is reasonably likely to cause the failure of the conditions set forth in Section 7.2(a), Section 7.2(b), or Section 7.2(d) of this Agreement (in the case of the Company) or Section 7.3(a), Section 7.3(b), or Section 7.3(d) of this Agreement (in the case of Parent), to be satisfied.; provided, however, that no such notification shall affect any of the representations, warranties, covenants, rights or remedies, or the conditions to the obligations of, the parties hereunder. This Section 6.8 shall not constitute an obligation for purposes of Section 7.2(b) or Section 7.3(b).

Section 6.9     Indemnification, Exculpation and Insurance.

(a)            Parent, Assertio and Merger Sub agree that all rights to exculpation and indemnification, including provisions relating to the advancement of expenses incurred in the defense of any Action, existing in favor of any individual who is now, or has been at any time prior to the date of this Agreement or who becomes prior to the Effective Time a director or officer of the Company or any of its Subsidiaries (each, an “Indemnified Party”) as provided in the respective governing documents of the Company or any of its Subsidiaries (or in any indemnification agreement as in effect on the date hereof and (x) which has previously been furnished or made available to Assertio or (y) is listed on Section 6.9(a) to the Company Disclosure Letter and disclosed in the Company SEC Documents) as in effect on the date of this Agreement for acts or omissions occurring prior to the Effective Time shall be assumed and performed by the Surviving Corporation and shall continue in full force and effect until the expiration of the applicable statute of limitations with respect to any claims against such individuals arising out of such acts or omissions, except as otherwise required by applicable Law. For a period of six (6) years from the Effective Time, the Surviving Corporation shall, and Parent and Assertio shall cause the Surviving Corporation to, maintain in effect the exculpation, indemnification, and advancement of expenses substantially equivalent to the provisions of the governing documents of the Company and its Subsidiaries as in effect immediately prior to the Effective Time with respect to acts or omissions by any such occurring prior to the Effective Time, and shall not amend, repeal, or otherwise modify any such provisions in any manner that would adversely affect the rights thereunder of any Indemnified Party; provided, that all rights to indemnification in respect of any claim made for indemnification within such period shall continue until the disposition of such action or resolution of such claim. During such period, Parent shall guarantee the obligations of the Surviving Corporation with respect to any and all amounts payable under this Section 6.9.

(b)            For a period of six (6) years after the Effective Time, Parent shall cause to be maintained in effect the Company’s current directors’ and officers’ liability insurance covering each Person currently covered by the Company’s directors’ and officers’ liability insurance policy for acts or omissions occurring prior to the Effective Time (the “Current Policy”); provided, that Parent may for such period (i) substitute therefor policies of an insurance company the terms of which, including coverage and amount, are no less favorable to such directors and officers than the Company’s existing policies as of the date hereof or (ii) request that the Company obtain such extended reporting period coverage under its existing insurance programs (to be effective as of the Effective Time); and provided further, that in no event shall Parent or the Company be required to pay annual premiums for insurance under this Section 6.9(b)(ii) in excess of 250% of the amount of the annual premiums paid by the Company for fiscal year 2019 for such purpose (which fiscal year 2019 premiums are hereby represented and warranted by the Company to be as set forth in Section 6.9(b) of the Company Disclosure Letter), it being understood that Parent shall nevertheless be obligated to provide as much coverage as may be obtained for such 250% amount. A correct and complete copy of the Current Policy has been heretofore furnished to Assertio.

(c)            In the event that Parent, the Surviving Corporation or any of its successors or assigns shall (i) consolidate with or merge into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfer all or substantially all its properties and assets to any Person, then, and in each such case, Parent shall cause proper provision to be made so that the successor and assign of Parent or the Surviving Corporation assumes the obligations set forth in this Section 6.9.

(d)            The provisions of this Section 6.9 shall survive consummation of the Merger and are intended to be for the benefit of, and will be enforceable by, each Indemnified Party, his or her heirs and his or her legal representatives.

Section 6.10     Stock Exchange Listing. Parent shall use its reasonable best efforts to cause the shares of Parent Common Stock to be issued in the Merger, and such other shares of Parent Common Stock to be reserved for issuance in connection with the Merger, to be approved for listing on Nasdaq, subject to official notice of issuance, prior to the Closing.

Section 6.11     Stockholder Litigation. Prior to the Effective Time:

(a)            the Company shall give Parent the opportunity to participate in the defense and settlement of any stockholder litigation against the Company and/or its officers or directors relating to the Merger or any of the other transactions contemplated by this Agreement in accordance with the terms of a mutually agreed upon joint defense agreement. The Company shall not enter into any settlement agreement in respect of any stockholder litigation against the Company and/or its directors or officers relating to the Merger or any of the other transactions contemplated hereby without Parent’s prior written consent (such consent not to be unreasonably withheld, conditioned or delayed).

(b)            Parent and Assertio shall consult with the Company and keep the Company reasonably apprised regarding the defense and settlement of any stockholder litigation against Parent, Assertio and/or any of their respective officers or directors relating to the Merger or any of the other transactions contemplated by this Agreement in accordance with the terms of a mutually agreed upon joint defense agreement.

Section 6.12     Public Announcements. Each of Parent, Assertio and Merger Sub, on the one hand, and the Company, on the other hand, shall, to the extent reasonably practicable, consult with each other before issuing, and give each other a reasonable opportunity to review and comment upon, any press release or other public statements with respect to this Agreement, the Merger and the other transactions contemplated hereby and shall not issue any such press release or make any public announcement prior to such consultation and review, except as may be required by applicable Law, court process or by obligations pursuant to any listing agreement with any national securities exchange or national securities quotation system. The initial press release of the parties announcing the execution of this Agreement shall be a joint press release of Assertio and the Company in a form that is mutually agreed. Notwithstanding the foregoing, the restrictions set forth in this Section 6.12 shall not apply to any release, announcement or statement made or proposed to be made in connection with and related to: (a) a Company Adverse Recommendation Change, (b) an Assertio Adverse Approval Change; or (c) any disclosures made in compliance with Section 6.2.

Section 6.13     Section 16 Matters. Prior to the Effective Time, each of Parent and the Company shall take all such steps as may be necessary or appropriate to cause the transactions contemplated by this Agreement, including any dispositions of Company Common Stock (including derivative securities with respect to such Company Common Stock) or acquisitions of Parent Common Stock (including derivative securities with respect to such Parent Common Stock) resulting from the transactions contemplated by this Agreement by each individual who is subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to the Company or will become subject to such reporting requirements with respect to Parent to be exempt under Rule 16b-3 promulgated under the Exchange Act.

Section 6.14     Employee Matters.

(a)            For a period of twelve (12) months following the Closing Date, but not beyond the date on which a Continuing Employee’s (as defined below) employment with the Company or any of its Subsidiaries terminates (the “Continuation Period”), Parent shall, or shall cause one of its Subsidiaries (including, after the Effective Time, the Surviving Corporation and its Subsidiaries) to, provide to each individual employed by the Company or any of its Subsidiaries immediately prior to the Effective Time (each, a “Continuing Employee”) (i) the base salary or hourly wages and cash bonus opportunities that are, in each case, no less favorable in the aggregate to those provided to the Continuing Employee immediately prior to the Effective Time and (ii) all other employee benefits (excluding equity, equity-based and change in control benefits and defined benefit pension plan benefits) that are substantially comparable in the aggregate to the employee benefits (excluding equity, equity-based and change in control benefits and defined benefit pension plan benefits) provided to the Continuing Employee immediately prior to the Effective Time. Nothing herein shall prevent Parent or any of its Subsidiaries (including, after the Effective Time, the Surviving Corporation or any of its Subsidiaries) from terminating the employment of any Continuing Employee during the Continuation Period in compliance with applicable Law.

(b)            Notwithstanding anything to the contrary in this Agreement, and without limiting the generality of Section 6.14(a), Parent shall, or shall cause its Subsidiaries (including, after the Effective Time, the Surviving Corporation and its Subsidiaries) to, provide severance pay to each Continuing Employee that is terminated on or prior to the first anniversary of the Closing Date that is no less than the severance pay provided by the Company or its Subsidiaries to such Continuing Employee under the Company Plans set forth on Section 6.14(b) of the Company Disclosure Letter as in effect on the date hereof.

(c)            With respect to any employee benefit plan, policy, program or arrangement of Parent or any of its Subsidiaries (including, after the Effective Time, the Surviving Corporation and its Subsidiaries) that is maintained for the benefit of any Continuing Employee (each, a “Parent Plan”), Parent shall, or shall cause one of its Subsidiaries to, credit each Continuing Employee with all service with the Company and its Subsidiaries (and their respective predecessors) for all purposes, including without limitation, for purposes of eligibility and vesting but not for benefit accruals (other than benefit accruals for vacation); provided, however, that such service shall not be credited to the extent that it would result in a duplication of benefits.

(d)            Without limiting the provisions of Section 6.14(a) or Section 6.14(c), with respect to each Parent Plan that provides medical, dental, vision, prescription drug, life insurance or disability benefits, Parent shall, or shall cause one of its Affiliates (including, after the Closing, the Company and its Subsidiaries) to, use its commercially reasonable efforts to (i) waive all pre-existing condition, actively at work, waiting period and similar requirements that apply to any Continuing Employee (and his or her eligible dependents) to the extent that such requirement was satisfied by, or did not apply to, such Continuing Employee under the corresponding Company Plan as of immediately prior to the Closing; and (ii) honor all expenses paid or incurred by the Continuing Employees and their eligible dependents under the corresponding Company Plan during the portion of the plan year in which such Continuing Employee or eligible dependent becomes eligible for coverage under such Parent Plan for purposes of satisfying applicable deductible, co-insurance and maximum out-of-pocket expenses.

(e)            Notwithstanding any other provision of this Agreement, nothing contained in this Section 6.14 shall (i) be deemed to be the adoption of, or an amendment to, any employee benefit plan, as that term is defined in Section 3(3) of ERISA, Company Plan or Assertio Plan (ii) limit the right of the Company, any of its Subsidiaries, Parent or any of their respective Affiliates, to amend, modify or terminate any employee benefit plan, program or arrangement (including any Company Plan and Assertio Plan) or (iii) give any Continuing Employee (or dependent or beneficiary thereof) or any other Person who is not a party to this Agreement any right to enforce the provisions of this Section 6.14.

Section 6.15     Obligations of Parent and Merger Sub. Assertio shall take all corporate action necessary as the sole stockholder of Parent prior to the Assertio Reorganization to enable Parent and Merger Sub to consummate the transactions contemplated by this Agreement on the terms and conditions set forth in this Agreement.

Section 6.16     Intercompany Agreements. During the period from the date of this Agreement until the Closing, Assertio shall and shall cause the entities listed on Schedule 6.16 of the Assertio Disclosure Letter (each such entity, an “Intercompany Entity”) to use their respective reasonable best efforts to negotiate with the Company intercompany agreements upon the terms set forth in the term sheet attached hereto as Exhibit D (each, an “Intercompany Agreement”).

Section 6.17     Tax Treatment. Each of Parent, Assertio, the Company and their respective Subsidiaries shall use reasonable best efforts to cause either (i) each of the Assertio Reorganization and the Merger to qualify as a “reorganization” within the meaning of Section 368(a) of the Code or (ii) such transactions taken together to qualify as a transaction governed by Section 351 of the Code. Such efforts shall include exercising reasonable best efforts to cause either the Assertio LLC Merger or the Company LLC Merger to occur immediately after the Assertio Reorganization and the Merger in the event that such LLC mergers are deemed necessary in order to preserve the treatment referred to in the preceding sentence. None of Assertio, the Company or any of their respective Subsidiaries shall take any action, or allow any affiliate to take any action, that could reasonably be expected to preclude any of the foregoing.

Section 6.18     Tax Returns. To the extent that the Company files any federal or state income tax returns for any tax year ending during the 2019 calendar year on or prior to the Closing Date, it shall elect to not have the provisions of Section 382(l)(5) (or comparable provisions of state or local) apply to any ownership change that occurred during such year.

Article VII
CONDITIONS PRECEDENT

Section 7.1     Conditions to Each Party’s Obligation to Effect the Merger. The obligation of each party to effect the Merger is subject to the satisfaction at or prior to the Effective Time of the following conditions:

(a)            Stockholder Approval. The Company Stockholder Approval and the Assertio Stockholder Approval shall each have been obtained.

(b)            No Injunctions or Legal Restraints; Illegality. No temporary restraining order, preliminary or permanent injunction or other judgment, order or decree issued by any court of competent jurisdiction or other legal restraint or prohibition shall be in effect, and no Law shall have been enacted, entered, promulgated, enforced or deemed applicable by any Governmental Entity that, in any such case, prohibits or makes illegal the consummation of the Merger.

(c)            Nasdaq Listing. The shares of Parent Common Stock issuable to the stockholders of the Company and to holders of Company Options, Company Restricted Stock Units and Company Performance Stock Units as provided for in Article III shall have been approved for listing on the Nasdaq, subject to official notice of issuance.

(d)            Form S-4. The Form S-4 shall have been declared effective by the SEC under the Securities Act and no stop order suspending the effectiveness of the Form S-4 shall have been issued and no proceedings for that purpose shall have been initiated or threatened.

(e)            Intercompany Agreements. Each of the Company, Assertio, Parent and the Intercompany Entities shall have duly executed and delivered to each other the Intercompany Agreements to which they are a party.

Section 7.2     Conditions to the Obligations of Parent and Merger Sub. The obligation of Parent and Merger Sub to effect the Merger is also subject to the satisfaction, or waiver by Parent, at or prior to the Effective Time of the following conditions:

(a)            Representations and Warranties. (i) Each of the representations and warranties of the Company set forth in Section 4.1(a), Section 4.2(a) (other than de minimis inaccuracies with respect to Sections 4.2(a)(iii) and 4.2(a)(iv) or, with respect to Section 4.2(a)(i), an inaccuracy of less than 5,000 additional shares of Company Common Stock), Section 4.4, Section 4.5(a)(i)and Section 4.24 shall be true and correct as of the date of this Agreement and as of the Closing Date as if made as of the Closing Date (except to the extent such representations and warranties expressly relate to an earlier date, in which case as of such earlier date); and (ii) the remaining representations and warranties of the Company set forth in this Agreement shall be true and correct as of the date of this Agreement and as of the Closing Date as though made as of the Closing Date (except to the extent such representations and warranties expressly relate to an earlier date, in which case as of such earlier date), except for inaccuracies of representations or warranties the circumstances giving rise to which, individually or in the aggregate, have not had and would not reasonably be expected to have a Company Material Adverse Effect (it being understood that, for purposes of determining the accuracy of such representations and warranties, all knowledge, materiality and “Material Adverse Effect” qualifications and exceptions contained in such representations and warranties shall be disregarded).

(b)            Performance of Obligations of the Company. The Company shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Effective Time.

(c)            Officers’ Certificate. Parent shall have received a certificate signed by an executive officer of the Company certifying as to the matters set forth in Section 7.2(a), Section 7.2(b) and Section 7.2(d).

(d)            Absence of Material Adverse Effect. Since the date of this Agreement there shall not have occurred any event, change, circumstance, occurrence, effect or state of facts that, individually on in the aggregate, has had or would reasonably be expected to have a Company Material Adverse Effect.

(e)            Amendment to Indenture. The Company shall have executed the first supplemental indenture to the Indenture, dated as of January 31, 2019, by and among the Company, the Guarantors from time to time party thereto and U.S. Bank National Association, as trustee and collateral agent, in substantially the form attached hereto as Exhibit C.

Section 7.3     Conditions to the Obligations of the Company. The obligation of the Company to effect the Merger is also subject to the satisfaction, or waiver by the Company, at or prior to the Effective Time of the following conditions:

(a)            Representations and Warranties. (i) Each of the representations and warranties of Parent, Assertio and Merger Sub set forth in Section 5.1(a), Section 5.2 (other than de minimis inaccuracies or, with respect to Section 5.2(a)(i), an inaccuracy of less than 5,000 additional shares of Assertio Common Stock), Section 5.4, Section 5.5(a)(i) and Section 5.25 shall be true and correct as of the date of this Agreement and as of the Closing Date as if made as of the Closing Date (except to the extent such representations and warranties expressly relate to an earlier date, in which case as of such earlier date); and (ii) each of the remaining representations and warranties of Parent, Assertio and Merger Sub set forth in this Agreement that are qualified as to materiality or Assertio Material Adverse Effect shall be true and correct (as so qualified) and each of the representations and warranties of Parent, Assertio and Merger Sub set forth in this Agreement that are not so qualified shall be true and correct in all material respects, in each case as of the date of this Agreement and as of the Closing Date as if made as of the Closing Date (except to the extent such representations and warranties expressly relate to an earlier date, in which case as of such earlier date).

(b)            Performance of Obligations of Parent and Merger Sub. Parent, Assertio and Merger Sub shall have performed in all material respects all obligations required to be performed by them under this Agreement at or prior to the Effective Time.

(c)            Officers’ Certificate. The Company shall have received a certificate signed by an executive officer of Assertio certifying as to the set forth in Section 7.3(a), Section 7.3(b) and Section 7.3(d).

(d)            Absence of Assertio Material Adverse Effect. Since the date of this Agreement there shall not have occurred any event, change, circumstance, occurrence, effect or state of facts that, individually on in the aggregate, has had or would reasonably be expected to have an Assertio Material Adverse Effect.

(e)            Minimum Cash. Parent, Assertio and their respective Subsidiaries shall have the Minimum Cash available to them.

Section 7.4     Frustration of Closing Conditions. (a) None of Parent, Assertio or Merger Sub may rely on the failure of any condition set forth in Section 7.2 to be satisfied if such failure was proximately caused by any action or failure to act of Parent, Assertio or Merger Sub that constitutes a breach of this Agreement by Parent, Assertio or Merger Sub and (b) the Company may not rely on the failure of any condition set forth in Section 7.3 to be satisfied if such failure was proximately caused by any action or failure to act of the Company that constitutes a breach of this Agreement by the Company.

Article VIII
TERMINATION, AMENDMENT AND WAIVER

Section 8.1     Termination. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, whether before or after the Company Stockholder Approval or the Assertio Stockholder Approval has been obtained (with any termination by Assertio also being an effective termination by Merger Sub and Parent):

(a)            by mutual written consent of Assertio and the Company;

(b)            by either Assertio or the Company:

(i)            if the Merger shall not have been consummated on or before September 12, 2020 (the “Outside Date”); provided, that the right to terminate this Agreement pursuant to this Section 8.1(b)(i) shall not be available to any party whose failure to fulfill in any material respect any of its obligations under this Agreement has been the primary cause of, or the primary factor that resulted in, the failure of the Merger to be consummated by the Outside Date; provided further, that if as of the Outside Date, all of the conditions precedent to Closing other than the condition set forth in Section 7.1(a) (and other than those conditions that by their terms are to be satisfied at the Closing or on the Closing Date) shall have been satisfied as of the Outside Date, and either the Company Stockholders Meeting or the Assertio Stockholders Meeting has not been held, then either Assertio or the Company may unilaterally extend the Outside Date until October 17, 2020 upon written notice to the other;

(ii)            if any court of competent jurisdiction or other Governmental Entity shall have issued a judgment, order, injunction, rule or decree, or taken any other action restraining, enjoining or otherwise prohibiting any of the transactions contemplated by this Agreement and such judgment, order, injunction, rule, decree or other action shall have become final and nonappealable; provided, that the right to terminate this Agreement pursuant to this Section 8.1(b)(ii) shall not be available to any party whose failure to fulfill in any material respect any of its obligations under this Agreement has been the primary cause of, or the primary factor that resulted in, such judgment, order, injunction, rule, decree, ruling or other action;

(iii)            if the Company Stockholder Approval shall not have been obtained at the Company Stockholders Meeting duly convened therefor or, if the Company Stockholders Meeting has been postponed or adjourned, at the final adjournment or postponement thereof, at which a vote on the adoption of this Agreement was taken; provided that the Company shall not be permitted to terminate this Agreement pursuant to this Section 8.1(b)(iii) if the failure to obtain such Company Stockholder Approval is proximately caused by any action or failure to act of the Company that constitutes a breach of this Agreement; or

(iv)            if the Assertio Stockholder Approval shall not have been obtained at the Assertio Stockholders Meeting duly convened therefor or, if the Assertio Stockholders Meeting has been postponed or adjourned, at the final adjournment or postponement thereof, at which a vote on the adoption of this Agreement was taken; provided that Assertio shall not be permitted to terminate this Agreement pursuant to this Section 8.1(b)(iv) if the failure to obtain such Assertio Stockholder Approval is proximately caused by any action or failure to act of Assertio that constitutes a breach of this Agreement;

(c)            by Assertio:

(i)            if the Company shall have breached or failed to perform any of its representations, warranties, covenants or agreements set forth in this Agreement (other than with respect to a breach of Section 6.2), or if any representation or warranty of the Company shall have become untrue, which breach or failure to perform or to be true, either individually or in the aggregate, if occurring or continuing at the Effective Time (A) would result in the failure of any of the conditions set forth in Section 7.1 or Section 7.2 and (B) cannot be or, if curable, has not been cured by the earlier of (1) the Outside Date and (2) thirty (30) days after the giving of written notice to the Company of such breach or failure; provided, that Assertio shall not have the right to terminate this Agreement pursuant to this Section 8.1(c)(i) if Parent, Assertio or Merger Sub is then in material breach of any of its representations, warranties, covenants or agreements set forth in this Agreement; or

(ii)            prior to the receipt of the Company Stockholder Approval, if: (A) a Company Adverse Recommendation Change shall have occurred, (B) the Company shall have materially breached or failed to perform any of its obligations set forth in Section 6.2, or (C) the Company or the Company Board (or any committee thereof) shall have publicly authorized or publicly proposed to take any of the foregoing actions;

(iii)            if the condition set forth in Section 7.2(e) has not and will not be timely satisfied in order for the Merger to be consummated on or before the Outside Date.

(d)            by the Company:

(i)            if Parent, Assertio or Merger Sub shall have breached or failed to perform any of its representations, warranties, covenants or agreements set forth in this Agreement (other than with respect to a breach of Section 6.3), or if any representation or warranty of Parent, Assertio or Merger Sub shall have become untrue, which breach or failure to perform or to be true, either individually or in the aggregate, if occurring or continuing at the Effective Time (i) would result in the failure of any of the conditions set forth in Section 7.1 or Section 7.3 and (ii) cannot be or, if curable, has not been cured by the earlier of (A) the Outside Date and (B) 30 days after the giving of written notice to Assertio of such breach or failure; provided, that the Company shall not have the right to terminate this Agreement pursuant to this Section 8.1(d) if it is then in material breach of any of its representations, warranties, covenants or agreements set forth in this Agreement;

(ii)            prior to receipt of the Assertio Stockholder Approval, if: (A) an Assertio Adverse Approval Change shall have occurred or (B) Parent or Assertio shall have materially breached or failed to perform any of its obligations set forth in Section 6.3, or (C) Assertio or the Assertio Board (or any committee thereof) shall have formally resolved or publicly authorized or publicly proposed to take any of the foregoing actions.

The party desiring to terminate this Agreement pursuant to this Section 8.1 (other than pursuant to Section 8.1(a)) shall give written notice of such termination to the other party.

Section 8.2     Effect of Termination. In the event of termination of the Agreement, this Agreement shall immediately become void and have no effect, without any liability or obligation on the part of Parent, Assertio, Merger Sub or the Company, provided, that:

(a)            the Confidentiality Agreement (as amended hereby) and the provisions of Section 6.13 (Public Announcements), this Section 8.2, Section 8.3 (Fees and Expenses), Section 9.2 (Notices), Section 9.5 (Entire Agreement), Section 9.6 (No Third Party Beneficiaries), Section 9.7 (Governing Law), Section 9.8 (Submission to Jurisdiction), Section 9.9 (Assignment; Successors), Section 9.10 (Specific Performance), Section 9.12 (Severability), Section 9.13 (Waiver of Jury Trial) and Section 9.16 (No Presumption Against Drafting Party) shall survive the termination hereof;

(b)            the Company may have liability as provided in Section 8.3; and

(c)            subject to the limitation of liability in Section 8.3(b), no such termination shall relieve any party from any liability or damages resulting from a Willful and Material Breach of any of its representations, warranties, covenants or agreements set forth in this Agreement, in which case the non-breaching party shall be entitled to all rights and remedies available at law or in equity.

Section 8.3     Fees and Expenses.

(a)            Except as otherwise provided in this Section 8.3, all fees and expenses incurred in connection with this Agreement, the Merger and the other transactions contemplated hereby shall be paid by the party incurring such fees or expenses, whether or not the Merger is consummated, except that at the Effective Time, all Transaction Expenses shall be payable by Parent.

(b)            In the event that:

(i)            (A) this Agreement is terminated by the Company or Assertio pursuant to Section 8.1(b)(i) or Section 8.1(b)(iii) or by Assertio pursuant to Section 8.1(c)(i), (B) prior to such termination, an Acquisition Proposal (whether or not conditional) is publicly made and not withdrawn, and (C) within twelve (12) months after the date of such termination, (1) the Company enters into a written definitive agreement providing for the consummation of any Acquisition Proposal (which is subsequently consummated, which consummation need not occur within such twelve (12) month period), or (2) any Acquisition Proposal is consummated, which, in each case, need not be the same Acquisition Proposal that was made, disclosed or communicated prior to termination hereof, then, in any such event, the Company shall pay to Parent, on the date of consummation of such Acquisition Proposal, by wire transfer of immediately available funds, to an account designated in writing by Parent, a fee of $3,400,000 (the “Termination Fee”) (provided, that for purposes of this clause (C), each reference to “15%” in the definition of “Acquisition Proposal” shall be deemed to be a reference to “50%”); or

(ii)            this Agreement is terminated by Assertio pursuant to Section 8.1(c)(ii) or Section 8.1(c)(iii), the Company shall pay to Parent the Termination Fee, as promptly as reasonably practicable after termination (and, in any event, within two (2) Business Days thereof), by wire transfer of immediately available funds, to an account designated in writing by Parent.

It being understood that in no event shall the Company be required to pay the Termination Fee on more than one occasion; provided, that the payment by the Company of the Termination Fee shall not relieve the Company from any liability or damage resulting from a Willful and Material Breach of any of its representations, warranties, covenants or agreements set forth in this Agreement. Notwithstanding anything in this Agreement to the contrary, to the extent any Parent Expenses are paid or payable by the Company, the aggregate amount of such Parent Expenses shall be credited against the Termination Fee payable.

(c)            In the event that this Agreement is terminated by the Company or Parent pursuant to Section 8.1(b)(iii) or by Parent pursuant to (x) Section 8.1(c)(i) under circumstances in which the Termination Fee is not then payable pursuant to Section 8.3(b)(i) or (y) Section 8.1(c)(ii) or Section 8.1(c)(iii), then the Company shall reimburse Assertio, Parent and their respective Subsidiaries for all of their reasonable, documented out-of-pocket fees and expenses (including all reasonable fees and expenses of counsel, accountants, investment bankers, experts and consultants to Parent, Assertio and their respective Subsidiaries) incurred by Assertio, Parent and their respective Subsidiaries prior to such termination in connection with the authorization, preparation, investigation, negotiation, execution and performance of this Agreement and the transactions contemplated hereby (the “Parent Expenses”), up to a maximum amount of $1,750,000; provided, that the payment by the Company of the Parent Expenses pursuant to this Section 8.3(c), (i) shall not relieve the Company of any subsequent obligation to pay the Termination Fee pursuant to Section 8.3(b) except to the extent indicated in such Section and (ii) shall not relieve the Company from any liability or damage resulting from a Willful and Material Breach of any of its representations, warranties, covenants or agreements set forth in this Agreement. It being understood that in no event shall the Company be required to pay the Parent Expenses on more than one occasion. The Company shall pay the Parent Expenses within two (2) Business Days of the Company’s receipt of a written statement from Assertio setting forth the Parent Expenses in reasonable detail.

(d)            In the event that this Agreement is terminated by the Company or Parent pursuant to (x) Section 8.1(d)(i) or (y) Section 8.1(b)(iv), then Assertio shall reimburse the Company and its Subsidiaries for all of their reasonable, documented out-of-pocket fees and expenses (including all reasonable fees and expenses of counsel, accountants, investment bankers, experts and consultants to the Company and its Subsidiaries) incurred by the Company and its Subsidiaries prior to such termination in connection with the authorization, preparation, investigation, negotiation, execution and performance of this Agreement and the transactions contemplated hereby (the “Company Expenses”), up to a maximum amount of $1,750,000; provided, that the payment by the Company of the Company Expenses pursuant to this Section 8.3(d), (i) shall not relieve Assertio, Parent or any of their respective Subsidiaries from any liability or damage resulting from a Willful and Material Breach of any of its representations, warranties, covenants or agreements set forth in this Agreement. It being understood that in no event shall Assertio be required to pay the Company Expenses on more than one occasion. Assertio shall pay the Company Expenses within two (2) Business Days of Assertio’s receipt of a written statement from the Company setting forth the Company Expenses in reasonable detail.

(e)            The parties hereto acknowledge that the agreements contained in this Section 8.3 are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, the parties would not enter into this Agreement. Accordingly, if either the Company, on the one hand, or Assertio, on the other hand, fails promptly to pay any amounts due pursuant to this Section 8.3, and, in order to obtain such payment, the other party commences a suit that results in a judgment against the first party for the amounts set forth in this Section 8.3, the first party shall pay to other party its costs and expenses (including reasonable attorneys’ fees and expenses) in connection with such suit, together with interest on the amounts due pursuant to this Section 8.3 from the date such payment was required to be made until the date of payment at the prime lending rate as published in The Wall Street Journal in effect on the date such payment was required to be made.

Section 8.4     Amendment or Supplement. This Agreement may be amended, modified or supplemented by the parties by action taken or authorized by their respective Boards of Directors at any time prior to the Effective Time, whether before or after Company Stockholder Approval or the Assertio Stockholder Approval has been obtained; provided, however, that after the Company Stockholder Approval has been obtained, no amendment shall be made that pursuant to applicable Law requires further approval or adoption by the stockholders of the Company without such further approval or adoption; provided further, however, that after the Assertio Stockholder Approval has been obtained, no amendment shall be made that pursuant to applicable Law requires further approval or adoption by the stockholders of Assertio or Parent without such further approval or adoption. This Agreement may not be amended, modified or supplemented in any manner, whether by course of conduct or otherwise, except by an instrument in writing specifically designated as an amendment hereto, signed on behalf of each of the parties in interest at the time of the amendment.

Section 8.5     Extension of Time; Waiver. At any time prior to the Effective Time, the parties may, by action taken or authorized by their respective Boards of Directors, to the extent permitted by applicable Law, (a) extend the time for the performance of any of the obligations or acts of the other parties, (b) waive any inaccuracies in the representations and warranties of the other parties set forth in this Agreement or any document delivered pursuant hereto or (c) subject to applicable Law, waive compliance with any of the agreements or conditions of the other parties contained herein; provided, however, that after the Company Stockholder Approval has been obtained, no waiver may be made that pursuant to applicable Law requires further approval or adoption by the stockholders of the Company without such further approval or adoption. Any agreement on the part of a party to any such waiver shall be valid only if set forth in a written instrument executed and delivered by a duly authorized officer on behalf of such party. No failure or delay of any party in exercising any right or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such right or power, or any course of conduct, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the parties hereunder are cumulative and are not exclusive of any rights or remedies which they would otherwise have hereunder.

Article IX
GENERAL PROVISIONS

Section 9.1      Non-survival of Representations and Warranties . None of the representations, warranties, covenants or agreements in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time, other than those covenants or agreements of the parties which by their terms apply, or are to be performed in whole or in part, after the Effective Time.

Section 9.2      Notices. All notices and other communications hereunder shall be in writing and shall be deemed duly given (a) on the date of delivery if delivered personally, or if by e-mail, upon written confirmation of receipt by e-mail or otherwise, (b) on the first Business Day following the date of dispatch if delivered utilizing a next-day service by a recognized next-day courier or (c) on the earlier of confirmed receipt or the fifth Business Day following the date of mailing if delivered by registered or certified mail, return receipt requested, postage prepaid. All notices hereunder shall be delivered to the addresses set forth below, or pursuant to such other instructions as may be designated in writing by the party to receive such notice:

(i)            if to Parent, Assertio, Merger Sub or the Surviving Corporation, to:

Assertio Therapeutics, Inc.

100 South Saunders Rd., Suite 300

Lake Forest, IL 60045
Attention:     Legal Department
E-mail:         Legal@assertiotx.com

with a copy (which shall not constitute notice) to:

Gibson, Dunn & Crutcher LLP
555 Mission St.

San Francisco, CA 94105
Attention:      Ryan A. Murr
E-mail:          rmurr@gibsondunn.com

(ii)           if to Company, to:

Zyla Life Sciences

600 Lee Road, Suite 100

Wayne, PA 19087
Attention:      Todd N. Smith

Megan C. Timmins

E-mail:          tsmith@zyla.com

MTimmins@zyla.com

with a copy (which shall not constitute notice) to:

Dechert LLP
1095 Avenue of the Americas

New York, New York 10036

Attention: David Rosenthal

E-mail: david.rosenthal@dechert.com

Section 9.3      Certain Definitions. For purposes of this Agreement:

(a)            “Acquisition Proposal” means, with respect to either the Company or Assertio, any proposal or offer with respect to any direct or indirect acquisition or purchase or license, in one transaction or a series of transactions, and whether through any merger, reorganization, consolidation, tender offer, self-tender, exchange offer, stock acquisition, asset acquisition, binding share exchange, business combination, recapitalization, liquidation, dissolution, joint venture, licensing or similar transaction, or otherwise, of (A) assets or businesses of such Person and its Subsidiaries that generate more than 15% of the consolidated net revenues or net income (for the twelve (12) month period ended on the last day of such Person’s most recently completed fiscal quarter) or that represent more than 15% of the total assets (based on fair market value) of such Person and its Subsidiaries, taken as a whole, immediately prior to such transaction, in each case other than in the ordinary course of business of such Person and its Subsidiaries, or (B) more than 15% of any class of capital stock, other equity securities or voting power of such Person, any of its Subsidiaries or any resulting parent company of such Person, in each case other than the Merger and other transactions contemplated by this Agreement.

(b)            “Affiliate” of any Person means any other Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such first Person;

(c)            “Assertio Adverse Approval Change” means the Assertio Board or the Parent Board or a committee thereof (A) withdrawing (or modify or materially qualifying in any manner adverse to the Company) the approval or declaration of advisability by the Assertio Board, the Parent Board or any such committee of this Agreement, the Merger or any of the other transactions contemplated hereby or the recommendation of the Parent Stock Issuance, (B) within ten (10) Business Days of a tender or exchange offer for shares of Assertio Common Stock or Parent Common Stock having been commenced that would have the effect of precluding the Merger, failing to publicly recommend against such tender or exchange offer, (C) failing to include in the Joint Proxy Statement that is mailed to Assertio’s stockholders the approval or declaration of advisability by the Assertio Board, the Parent Board or any such committee of this Agreement, the Merger or any of the other transactions contemplated hereby or the recommendation of the Parent Stock Issuance, (D) approving, or recommending or otherwise declaring advisable the approval by the Assertio stockholders of, any Acquisition Proposal, (E) other than in the context of a tender or exchange offer for shares of Assertio Common Stock or Parent Common Stock, failing to publicly reaffirm its approval of the Merger or its recommendation of the Parent Stock Issuance after the date any Acquisition Proposal or any material modification thereto (which request shall only be made once per Acquisition Proposal or material modification) is first publicly announced, within one (1) Business Day after a request to do so by the Company.

(d)            “Assertio Owned IP” means all Intellectual Property owned by Assertio or any of its Subsidiaries in whole or in part.

(e)            “Assertio Product” means CAMBIA® (diclofenac potassium) and ZIPSOR® (diclofenac potassium).

(f)            “Business Day” means any day other than a Saturday, a Sunday or a day on which banks in New York, New York are authorized or required by applicable Law to be closed;

(g)            “Company Adverse Recommendation Change” means the Company Board or a committee thereof (A) withdrawing (or modifying or materially qualifying in any manner adverse to Parent, Assertio or Merger Sub) the recommendation or declaration of advisability by the Company Board or any such committee of this Agreement, the Merger or any of the other transactions contemplated hereby, (B) failing to include the Company Board Recommendation in the Joint Proxy Statement that is mailed to the Company’s stockholders, (C)  recommending or otherwise declaring advisable the approval by the Company stockholders of any Acquisition Proposal, (D) within ten (10) Business Days of a tender or exchange offer for shares of Company Common Stock having been commenced that would have the effect of precluding the Merger, failing to publicly recommend against such tender or exchange offer, or (E) other than in the context of a tender or exchange offer for shares of Company Common Stock, failing to publicly reaffirm its recommendation of the Merger after the date any Acquisition Proposal or any material modification thereto (which request shall only be made once per Acquisition Proposal or material modification) is first publicly announced, within one (1) Business Day after a request to do so by Assertio.

(h)            “Company Credit Agreement” means the Credit Agreement, dated as of March 20, 2019, among the Company, Cantor Fitzgerald Securities, as administrative agent and collateral agent, and the lenders party thereto.

(i)            “Company Debt Documents” means, collectively, (i) the Indenture, dated as of January 31, 2019, among the Company, the guarantors from time to time party thereto and U.S. Bank National Association, as trustee and collateral and (ii) the Company Credit Agreement.

(j)            “Company Owned IP” means all Intellectual Property owned by the Company or any of its Subsidiaries in whole or in part.

(k)            “Company Product” means SPRIX® (ketorolac tromethamine), OXAYDO® (oxycodone HCI, USP), ZORVOLEX® (diclofenac) and INDOCIN® (indomethacin).

(l)            “control” (including the terms “controlled,” “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise;

(m)            “FDCA” means the Federal Food, Drug & Cosmetic Act.

(n)            “Indebtedness” means, with respect to any Person, (i) all obligations of such Person for borrowed money, or with respect to unearned advances of any kind to such Person, (ii) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, (iii) all capitalized lease obligations of such Person, (iv) all obligations of such Person under installment sale contracts, (v) all guarantees and arrangements having the economic effect of a guarantee of such Person of any Indebtedness of any other Person, and (vi) all obligations or undertakings of such Person to maintain or cause to be maintained the financial position of others or to purchase the obligations of others;

(o)            “Intellectual Property” means all intellectual property rights of any kind or nature in any jurisdiction throughout the world, including all of the following to the extent protected by applicable law: (i) trademarks or service marks (whether registered or unregistered), trade names, domain names, social media user names, social media addresses, logos, slogans, and trade dress, including applications to register any of the foregoing, together with the goodwill symbolized by any of the foregoing; (ii) patents, utility models and any similar or equivalent statutory rights with respect to the protection of inventions, and all applications for any of the foregoing, together with all re-issuances, continuations, continuations-in-part, divisionals, revisions, extensions and reexaminations thereof; (iii) copyrights (registered and unregistered) and applications for registration; (iv) trade secrets and customer lists, in each case to the extent any of the foregoing derives economic value (actual or potential) from not being generally known to other Persons who can obtain economic value from its disclosure or use, and other confidential information (“Trade Secrets”); and (v) any other proprietary or intellectual property rights of any kind or nature.

(p)            “knowledge” of any party means (i) with respect to the Company, the actual knowledge of each of the individuals listed in Section 9.3 of the Company Disclosure Letter; and (ii) with respect to Assertio or Parent, the actual knowledge of each of the individuals listed in Section 9.3 of the Assertio Disclosure Letter; in each case, after reasonable inquiry.

(q)            “Minimum Cash” shall mean cash and cash equivalents of Parent, Assertio and their respective Subsidiaries equal to $25,000,000, in U.S. currency in bank or investment accounts of the Parent, Assertio or any of their respective Subsidiaries; provided, however, that, in each case, any cash equivalents or amounts held in investment accounts shall be counted toward Minimum Cash at the liquidation value thereof and only to the extent such amounts are readily convertible into cash; provided, further, however that for purposes of calculating Minimum Cash, the aggregate amount of any such cash and cash equivalents shall be reduced by the aggregate amount outstanding under Assertio’s Convertible Senior Notes due 2021 or Assertio’s Convertible Senior Notes due 2024.

(r)            “Order” means any judgment, ruling, order, writ, injunction, award or decree of any Governmental Entity.

(s)            “Permitted Liens” means as to any Person: (i) statutory Liens for current taxes and assessments not yet past due or the amount or validity of which is being contested in good faith by appropriate proceedings, (ii) mechanics’, workmen’s, repairmen’s, warehousemen’s and carriers’ and similar statutory Liens arising in the ordinary course of business of such Person consistent with past practice, (iii) zoning, entitlement, building, and other land use regulations imposed by Governmental Entities having jurisdiction over such Person’s owned or leased real property, which are not violated by the current use and operation of such real property, (iv) covenants, conditions, restrictions, easements, and other similar non-monetary matters of record affecting title to such Person’s owned or leased real property, which do not materially detract from the value of or materially impair the occupancy or use of such real property for the purposes for which it is currently used in connection with such Person’s businesses; (v) any right of way or easement related to public roads and highways, which do not materially detract from the value of or materially impair the occupancy or use of such real property for the purposes for which it is currently used in connection with such Person’s businesses; (vi) Liens arising under workers’ compensation, unemployment insurance, social security, retirement, and similar legislation; (vii) statutory and contractual Liens to secure obligations to landlords under real property leases; (viii) unrecorded easements, restrictions and similar agreements that do not materially detract from the value of or materially impair the occupancy or use of the affected real property for the purposes for which it is currently used in connection with such Person’s businesses; and (ix) Liens arising under or in connection with the respective Company Debt Documents.

(t)            “Person” means an individual, corporation, partnership, limited liability company, association, trust or other entity or organization, including any Governmental Entity;

(u)            “Subsidiary” means, with respect to any Person, any other Person of which stock or other equity interests having ordinary voting power to elect more than 50% of the board of directors or other governing body are owned, directly or indirectly, by such first Person;

(v)            “Tax Return” means any return, declaration, report, certificate, bill, election, claim for refund, information return, statement or other written information and any other document filed or supplied or required to be filed or supplied to any Governmental Entity or any other Person with respect to Taxes, including any schedule, attachment or supplement thereto, and including any amendment thereof; and

(w)            “Taxes” means (w) all federal, state, local, foreign and other net income, gross income, gross receipts, sales, use, stock, ad valorem, transfer, transaction, franchise, profits, gains, registration, license, wages, lease, service, service use, employee and other withholding, social security, unemployment, welfare, disability, payroll, employment, excise, severance, stamp, environmental, occupation, workers’ compensation, premium, real property, personal property, escheat or unclaimed property, windfall profits, net worth, capital, value-added, alternative or add-on minimum, customs duties, estimated and other taxes, fees, assessments, charges or levies of any kind whatsoever (whether imposed directly or through withholding and including taxes of any third party in respect of which a Person may have a duty to collect or withhold and remit and any amounts resulting from the failure to file any Tax Return), whether disputed or not, together with any interest and any penalties, additions to tax or additional amounts with respect thereto; (ii) any liability for payment of amounts described in clause (i) whether as a result of transferee liability, of being a member of an affiliated, consolidated, combined or unitary group for any period or otherwise through operation of Law; and (iii) any liability for the payment of amounts described in clauses (i) or (ii) as a result of any tax sharing, tax indemnity or tax allocation agreement or any other express or implied agreement to indemnify any other Person.

(x)            “Transaction Expenses” with respect to the Company, on the one hand, and Parent and Assertio, on the other hand, means: (a) all of the fees, costs and expenses that are (x) incurred by such Person and its Subsidiaries in connection with the negotiation, preparation or execution of this Agreement or the performance or consummation of the transaction contemplated hereby and (y) payable to attorneys, investment bankers, financial advisors or accountants, in each case, to the extent unpaid by such Person and its Subsidiaries as of immediately prior to the Effective Time and (b) any other expenses expressly set forth on Section 9.3(v) of the Company Disclosure Letter.

(y)            “Willful and Material Breach” means a deliberate act or failure to act, which act or failure to act constitutes in and of itself a material breach of this Agreement, with the actual knowledge that the taking of such action or failure to take such action would constitute or cause a material breach of this Agreement.

Section 9.4      Interpretation. When a reference is made in this Agreement to a Section, Article, Exhibit or Schedule such reference shall be to a Section, Article, Exhibit or Schedule of this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement or in any Exhibit or Schedule are for convenience of reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. All words used in this Agreement will be construed to be of such gender or number as the circumstances require. Any capitalized terms used in any Exhibit or Schedule but not otherwise defined therein shall have the meaning as defined in this Agreement. All Exhibits and Schedules annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth herein. The word “including” and words of similar import when used in this Agreement will mean “including, without limitation,” unless otherwise specified. The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to the Agreement as a whole and not to any particular provision in this Agreement. The term “or” is not exclusive. The word “will” shall be construed to have the same meaning and effect as the word “shall.” References to days mean calendar days unless otherwise specified. The parties hereto agree and acknowledge that for a document to be “made available” to a party hereunder with respect to the representations and warranties in Article IV and Article V means (i) with respect to the Company, that Assertio or its agents have posted such information or documentation to the Project Zebra – 2020 and (ii) with respect to Parent, Assertio or Merger Sub, that the Company or its agents have posted such information or documentation to the ASRT 2020 Dataroom, in each case by 11:59 p.m., Eastern Time, on March 13, 2020.

Section 9.5      Entire Agreement. This Agreement (including the Exhibits hereto), the Company Disclosure Letter, the Assertio Disclosure Letter and the Confidentiality Agreement constitute the entire agreement, and supersede all prior written agreements, arrangements, communications and understandings and all prior and contemporaneous oral agreements, arrangements, communications and understandings among the parties with respect to the subject matter hereof and thereof.

Section 9.6      No Third Party Beneficiaries.

(a)            Nothing in this Agreement, express or implied, is intended to or shall confer upon any Person other than the parties and their respective successors and permitted assigns any legal or equitable right, benefit or remedy of any nature under or by reason of this Agreement, except as provided in Section 6.9.

(b)            The representations and warranties in this Agreement are the product of negotiations among the parties hereto and are for the sole benefit of the parties hereto. Any inaccuracies in such representations and warranties are subject to waiver by the parties hereto in accordance with Section 8.5 without notice or liability to any other Person. In some instances, the representations and warranties in this Agreement may represent an allocation among the parties hereto of risks associated with particular matters regardless of the knowledge of any of the parties hereto. Consequently, Persons other than the parties hereto may not rely upon the representations and warranties in this Agreement as characterizations of actual facts or circumstances as of the date of this Agreement or as of any other date.

Section 9.7      Governing Law. This Agreement and all disputes or controversies arising out of or relating to this Agreement or the transactions contemplated hereby shall be governed by, and construed in accordance with, the internal laws of the State of Delaware, without regard to the laws of any other jurisdiction that might be applied because of the conflicts of laws principles of the State of Delaware.

Section 9.8      Submission to Jurisdiction. Each of the parties irrevocably agrees that any legal action or proceeding arising out of or relating to this Agreement brought by any party or its Affiliates against any other party or its Affiliates shall be brought and determined in the Court of Chancery of the State of Delaware; provided, that if jurisdiction is not then available in the Court of Chancery of the State of Delaware, then any such legal action or proceeding may be brought in any federal court located in the State of Delaware or any other Delaware state court. Each of the parties hereby irrevocably submits to the jurisdiction of the aforesaid courts for itself and with respect to its property, generally and unconditionally, with regard to any such action or proceeding arising out of or relating to this Agreement and the transactions contemplated hereby. Each of the parties agrees not to commence any action, suit or proceeding relating thereto except in the courts described above in Delaware, other than actions in any court of competent jurisdiction to enforce any judgment, decree or award rendered by any such court in Delaware as described herein. Each of the parties further agrees that notice as provided herein shall constitute sufficient service of process and the parties further waive any argument that such service is insufficient. Each of the parties hereby irrevocably and unconditionally waives, and agrees not to assert, by way of motion or as a defense, counterclaim or otherwise, in any action or proceeding arising out of or relating to this Agreement or the transactions contemplated hereby, (a) any claim that it is not personally subject to the jurisdiction of the courts in Delaware as described herein for any reason, (b) that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (c) that (i) the suit, action or proceeding in any such court is brought in an inconvenient forum, (ii) the venue of such suit, action or proceeding is improper or (iii) this Agreement, or the subject matter hereof, may not be enforced in or by such courts.

Section 9.9      Assignment; Successors. Neither this Agreement nor any of the rights, interests or obligations under this Agreement may be assigned or delegated, in whole or in part, by operation of law or otherwise, by any party without the prior written consent of the other parties, and any such assignment without such prior written consent shall be null and void. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the parties and their respective successors and permitted assigns.

Section 9.10      Specific Performance. The parties agree that irreparable damage would occur in the event that the parties hereto do not perform the provisions of this Agreement in accordance with its terms or otherwise breach such provisions. Accordingly, prior to any termination of this Agreement pursuant to Section 8.1, the parties acknowledge and agree that each party shall be entitled to an injunction, specific performance and other equitable relief to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in the Court of Chancery of the State of Delaware, provided, that if jurisdiction is not then available in the Court of Chancery of the State of Delaware, then in any federal court located in the State of Delaware or any other Delaware state court, this being in addition to any other remedy to which such party is entitled at law or in equity. Each of the parties hereby further waives (a) any defense in any action for specific performance that a remedy at law would be adequate and (b) any requirement under any law to post security as a prerequisite to obtaining equitable relief.

Section 9.11      Currency. All references to “dollars” or “$” or “US$” in this Agreement refer to United States dollars, which is the currency used for all purposes in this Agreement.

Section 9.12      Severability. Whenever possible, each provision or portion of any provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable Law, but if any provision or portion of any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable Law or rule in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision or portion of any provision in such jurisdiction, and this Agreement shall be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision or portion of any provision had never been contained herein.

Section 9.13      Waiver of Jury Trial. EACH OF THE PARTIES TO THIS AGREEMENT HEREBY IRREVOCABLY WAIVES ALL RIGHT TO A TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

Section 9.14      Counterparts. This Agreement may be executed in two or more counterparts, all of which shall be considered one and the same instrument and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party.

Section 9.15      Facsimile or .pdf Signature. This Agreement may be executed by facsimile or .pdf signature and a facsimile or .pdf signature shall constitute an original for all purposes.

Section 9.16      No Presumption Against Drafting Party. Each of Parent, Assertio, Merger Sub and the Company acknowledges that each party to this Agreement has been represented by counsel in connection with this Agreement and the transactions contemplated by this Agreement. Accordingly, any rule of law or any legal decision that would require interpretation of any claimed ambiguities in this Agreement against the drafting party has no application and is expressly waived.

[The remainder of this page is intentionally left blank.]

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

ALLIGATOR ZEBRA HOLDINGS, INC.

By:	/s/ Dan Peisert
Name: Dan Peisert
Title: Chief Financial Officer

ASSERTIO THERAPEUTICS, INC.

By:	/s/ Dan Peisert
Name: Dan Peisert
Title: Chief Financial Officer

ZEBRA MERGER SUB, INC.

By:	/s/ Dan Peisert
Name: Dan Peisert
Title: Chief Financial Officer

ALLIGATOR MERGER SUB, INC.

By:	/s/ Dan Peisert
Name: Dan Peisert
Title: Chief Financial Officer

ZYLA LIFE SCIENCES

By:	/s/ Todd N. Smith
Name: Todd N. Smith
Title: Preside and Chief Executive Officer

[Signature Page to Agreement and Plan of Merger]

96